                                                      424(b)(5)
                                                   re 333-3890 and
                                                      333-3890-01




          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 15, 1996


                                  $210,000,000



(logo)               HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                 $100,000,000 6 3/4% NOTES DUE DECEMBER 1, 2003
                   $110,000,000 7% NOTES DUE DECEMBER 1, 2006


     Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership, will issue 6 3/4% Notes due December 1, 2003 and 7% Notes due December 1, 2006 offered hereby in aggregate principal amounts of $100,000,000 and $110,000,000, respectively. Interest on the Notes is payable on June 1 and December 1 of each year, commencing June 1, 1997. The 2003 Notes and the 2006 Notes mature on December 1, 2003 and December 1, 2006, respectively. The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption." The Notes are not subject to any mandatory sinking fund. The Notes are unsecured obligations of the Operating Partnership and will rank PARI PASSU with each other and with all unsecured and unsubordinated indebtedness of the Operating Partnership and will be effectively subordinated to all secured indebtedness of the Operating Partnership. As of September 30, 1996, the Operating Partnership had outstanding $250.0 million of unsecured, unsubordinated indebtedness and $347.7 million of secured indebtedness. On a pro forma basis, after giving effect to the completion of the Offering and application of the net proceeds from the Offering as described herein, as of September 30, 1996, the Operating Partnership would have had outstanding $318.5 million of unsecured, unsubordinated indebtedness, $287.9 million of secured indebtedness and $780.0 million in unencumbered assets.



     Each series of the Notes will be represented by a single Global Security registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in "Description of Notes -- Book-Entry System," Notes in definitive form will not be issued. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Notes -- Same-Day Settlement and Payment." The 2003 Notes and the 2006 Notes have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbols "HIW 03" and "HIW 06," respectively.


     SEE "RISK FACTORS" ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                        INITIAL PUBLIC            UNDERWRITING         PROCEEDS TO OPERATING
                                                      OFFERING PRICE (1)          DISCOUNT (2)          PARTNERSHIP (1)(3)
Per 2003 Note.....................................          99.735%                  0.650%                   99.085%
Total.............................................        $99,735,000               $650,000                $99,085,000
Per 2006 Note.....................................          99.730%                  0.675%                   99.055%
Total.............................................       $109,703,000               $742,500               $108,960,500



(1) Plus accrued interest from December 1, 1996.
(2) The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(3) Before deducting estimated expenses of $350,000 payable by the Operating Partnership.


     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about December 2, 1996, against payment therefor in immediately available funds.


GOLDMAN, SACHS & CO.
                                     MERRILL LYNCH & CO.
                                               NATIONSBANC CAPITAL MARKETS, INC.

          The date of this Prospectus Supplement is November 26, 1996.

(Highwoods Properties Logo appears here)


                       (Map appears here)



RESEARCH TRIANGLE
Raleigh-Durham, NC
  OFFICE:      4,130,232 S.F.      RICHMOND, VA
  INDUSTRIAL:     277,626 S.F.     OFFICE:     735,238 S.F.
                                   INDUSTRIAL:   18,400 S.F.
PIEDMONT TRIAD
Winston-Salem/Greensboro, NC       GREENVILLE, SC
  OFFICE:      1,200,959 S.F.      OFFICE:     568,348 S.F.
  INDUSTRIAL:   3,223,204 S.F.     INDUSTRIAL:  118,802 S.F.     BIRMINGHAM, AL
NASHVILLE, TN                      MEMPHIS, TN                   OFFICE:     111,905 S.F.
  OFFICE:      1,050,617 S.F.      OFFICE:     382,131 S.F.
  INDUSTRIAL:     335,994 S.F.                                   NORFOLK, VA
                                   ATLANTA, GA                   OFFICE:      81,373 S.F.
TAMPA, FL                          OFFICE:     293,793 S.F.      INDUSTRIAL:   97,633 S.F.
  OFFICE:      1,155,483 S.F.      INDUSTRIAL:  412,952 S.F.
                                                                  ASHEVILLE, NC
CHARLOTTE, NC                       COLUMBIA, SC                  OFFICE:      63,500 S.F.
OFFICE:        870,188 S.F.         OFFICE:     318,713 S.F.      INDUSTRIAL:   60,677 S.F.
INDUSTRIAL:     469,652 S.F.        ORLANDO, FL                   JACKSONVILLE, FL
BOCA RATON, FL                      OFFICE:     200,796 S.F.      OFFICE:      50,513 S.F.
OFFICE:        506,834 S.F.


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT SUMMARY HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THE OFFERING OF THE 6 3/4% NOTES DUE DECEMBER 1, 2003 (THE "2003 NOTES") AND 7% NOTES DUE DECEMBER 1, 2006 (THE "2006 NOTES" AND, TOGETHER WITH THE 2003 NOTES, THE "NOTES") IS HEREIN REFERRED TO AS THE "OFFERING." ALL REFERENCES TO THE "OPERATING PARTNERSHIP" INCLUDE HIGHWOODS/FORSYTH LIMITED PARTNERSHIP AND THOSE ENTITIES OWNED OR CONTROLLED BY HIGHWOODS/FORSYTH LIMITED PARTNERSHIP, UNLESS THE CONTEXT INDICATES OTHERWISE.


                           THE OPERATING PARTNERSHIP

GENERAL

     Highwoods/Forsyth Limited Partnership (the "Operating Partnership") is managed by its general partner, Highwoods Properties, Inc. (the "Company"), a self-administered and self-managed equity real estate investment trust ("REIT") that began operations through a predecessor in 1978. The Operating Partnership is one of the largest owners and operators of suburban office and industrial properties in the Southeast. As of September 30, 1996, the Operating Partnership owned 280 properties (the "Properties") encompassing approximately 16.7 million square feet located in 16 markets in North Carolina, Florida, Tennessee, Virginia, South Carolina, Georgia and Alabama. The Properties consist of 170 suburban office properties and 110 industrial (including 74 service center) properties and are leased to approximately 1,700 tenants. As of September 30, 1996, the Properties were 91% leased.

     In addition, as of September 30, 1996, the Operating Partnership had 17 properties (14 suburban office properties and three industrial properties) under development in North Carolina, Virginia, Tennessee and South Carolina, which will encompass approximately 1.3 million square feet. The Operating Partnership also owns approximately 250 acres of land for future development (the "Development Land"). All of the Development Land is zoned and available for office and industrial development, 235 acres of which have utility infrastructure already in place. In addition to owning the Properties and the Development Land, the Operating Partnership provides leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties.

     The Operating Partnership holds substantially all of the Company's interests in the Properties and conducts substantially all of the Company's operations. The Operating Partnership is controlled by the Company as its sole general partner and, as of September 30, 1996, the Company owned approximately 87.9% of the partnership interests (the "Units") in the Operating Partnership.

OPERATING STRATEGY

     The Operating Partnership believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since the initial public offering (the "IPO") of the Company, the Operating Partnership has significantly reduced its dependence on any particular market, property type or tenant. At the time of the IPO, the Operating Partnership's portfolio consisted almost exclusively of office properties in the Raleigh-Durham, North Carolina area (the "Research Triangle"). Based on September 1996 results, approximately 31% of the Operating Partnership's rental revenue is derived from properties in the Research Triangle and 14% of its rental revenue is derived from industrial (including service center) properties. The Operating Partnership's 1,700 tenants represent a diverse cross-section of the economy. As of September 30, 1996, the 20 largest tenants of the Operating Partnership represented approximately 22% of its rental revenue and the largest single tenant accounted for less than 3.2% of its rental revenue.

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Operating Partnership believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Operating Partnership has the flexibility to fund acquisitions and development projects from numerous sources, including the public capital markets, its $280 million unsecured revolving loan, other bank and institutional borrowings and the issuance of Units, which may provide tax advantages to certain sellers. In addition, its 250 acres of Development Land offer significant development opportunities. The Operating Partnership's development and acquisition activities should also continue to benefit from its relationships with tenants and property owners and management's extensive local knowledge of the Operating Partnership's markets.

     MANAGED GROWTH STRATEGY. The Operating Partnership's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Operating Partnership has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Operating Partnership has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, resulting in approximately 87% of the portfolio currently being managed on a day-to-day basis by personnel that has had previous experience managing, leasing and/or developing those properties for which they are responsible.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED REGIONAL ORGANIZATION. The Operating Partnership provides a complete line of real estate services to its tenants and third parties. The Operating Partnership believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. The Operating Partnership believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Operating Partnership and the Company are committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities, (ii) provides access to the capital markets on favorable terms and (iii) promotes future earnings growth. Since the IPO, the Company has completed three public offerings of its common stock, raising total net proceeds of $521.1 million. The net proceeds were contributed to the Operating Partnership in exchange for additional Units as required under the Operating Partnership's limited partnership agreement (the "Operating Partnership Agreement"). In addition, the Operating Partnership recently replaced a $140 million credit facility with a $280 million unsecured revolving line of credit (the "Revolving Loan") from a syndicate of lenders.


     Assuming completion of the Offering and application of the net proceeds therefrom as described in "Use of Proceeds," the Operating Partnership's pro forma debt as of September 30, 1996 would have totaled $606.4 million and would have represented approximately 35% of total market capitalization (based on a price of $30 3/8 per share for the Company's common stock).


THE PROPERTIES

     As of September 30, 1996, the Properties consisted of 280 suburban office and industrial properties located in the following 16 markets in the Southeast:

                                                                              PERCENT OF
                                                                                 TOTAL                              PERCENT OF
                           OFFICE     INDUSTRIAL     TOTAL       RENTABLE      RENTABLE         ANNUALIZED       TOTAL ANNUALIZED
                         PROPERTIES   PROPERTIES   PROPERTIES   SQUARE FEET   SQUARE FEET   RENTAL REVENUE (1)    RENTAL REVENUE
Research Triangle, NC..       64            4           68        4,407,858       26.3%        $ 56,447,295             30.9%
Piedmont Triad, NC.....       23           79          102        4,424,163       26.4           28,810,486             15.7
Nashville, TN..........       10            3           13        1,386,611        8.3           18,520,928             10.1
Tampa, FL..............       20           --           20        1,155,483        6.9           15,042,271              8.2
Charlotte, NC..........       13           16           29        1,339,840        8.0           12,688,676              6.9
Boca Raton, FL.........        3           --            3          506,834        3.0            9,964,198              5.4
Richmond, VA...........       14            1           15          753,638        4.5            9,336,066              5.1
Greenville, SC.........        5            2            7          687,150        4.1            7,956,828              4.4
Memphis, TN............        5           --            5          382,131        2.3            7,402,586              4.1
Atlanta, GA............        2            3            5          706,745        4.2            5,102,835              2.8
Columbia, SC...........        5           --            5          318,713        1.9            4,216,595              2.3
Orlando, FL............        2           --            2          200,796        1.2            2,141,984              1.2
Birmingham, AL.........        1           --            1          111,905        0.7            1,664,494              0.9
Norfolk, VA............        1            1            2          179,006        1.1            1,515,830              0.8
Asheville, NC..........        1            1            2          124,177        0.8            1,119,509              0.6
Jacksonville, FL.......        1           --            1           50,513        0.3            1,082,448              0.6
      Total............      170          110          280       16,735,563      100.0%        $183,013,029            100.0%

(1) Annualized Rental Revenue is September 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

                                  THE OFFERING

     FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE NOTES SPECIFIED IN THE FOLLOWING SUMMARY, INCLUDING DEFINITIONS OF CAPITALIZED TERMS NOT OTHERWISE FOUND, SEE "DESCRIPTION OF NOTES" IN THIS PROSPECTUS SUPPLEMENT AND "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS.


SECURITIES OFFERED....................................  $100,000,000 aggregate principal amount of 2003 Notes.
                                                        $110,000,000 aggregate principal amount of 2006 Notes.

MATURITY..............................................  The 2003 Notes mature on December 1, 2003.
                                                        The 2006 Notes mature on December 1, 2006.

INTEREST PAYMENT DATES................................  Interest on the Notes is payable semi-annually on June 1 and December
                                                        1 of each year, commencing June 1, 1997.

OPTIONAL REDEMPTION...................................  The 2003 Notes and the 2006 Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the
                                                        Notes being redeemed plus accrued interest to the redemption date and
                                                        (ii) the Make-Whole Amount, if any. See "Description of
                                                        Notes -- Optional Redemption."

RANKING...............................................  The Notes are unsecured obligations of the Operating Partnership and will rank PARI PASSU with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership and will be effectively subordinated to all secured indebtedness of the Operating
                                                        Partnership. As of September 30, 1996, the Operating Partnership had
                                                        outstanding $250.0 million of unsecured, unsubordinated indebtedness and $347.7 million of secured indebtedness. On a pro forma basis as of September 30, 1996, after giving effect to the completion of the
                                                        Offering and application of the net proceeds from the Offering as described in "Use of Proceeds," the Operating Partnership would have had outstanding $318.5 million of unsecured, unsubordinated indebtedness, $287.9 million of secured indebtedness and $780.0 million in unencumbered assets.

USE OF PROCEEDS.......................................  The net proceeds to the Operating Partnership from the Offering will be used to reduce amounts outstanding on its Revolving Loan, to repay mortgage debt and to settle an interest rate swap agreement. See "Use of Proceeds."

LIMITATIONS ON INCURRENCE OF
  INDEBTEDNESS........................................  The Notes contain various covenants, including the following:

                                                        (1) The Operating Partnership will not incur any Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership is greater than 60% of the sum of (i) Total Assets as of the end of the Operating
                                                        Partnership's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the increase in Total Assets since the end of such quarter, including any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total
                                                        Assets"). On a pro

                                                        forma basis, after giving effect to the application of the net proceeds from the Offering as described in "Use of Proceeds," such percentage would have been 44% of Adjusted Total Assets as of
                                                        September 30, 1996.

                                                        (2) The Operating Partnership will not incur any Secured Debt if, after giving effect thereto, the aggregate amount of all outstanding
                                                        Secured Debt is greater than 40% of Adjusted Total Assets. On a pro forma basis, after giving effect to the application of the net proceeds from the Offering as described in "Use of Proceeds," such percentage would have been 21% of Adjusted Total Assets as of
                                                        September 30, 1996.

                                                        (3) The Operating Partnership will not incur any Debt if the
                                                        Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such Debt, on a pro forma basis, would be less than
                                                        1.5 times the Annual Service Charge on all Debt outstanding immediately after the incurrence of such additional Debt. On a pro forma basis, after giving effect to the application of the net proceeds from the Offering as described in "Use of Proceeds," the
                                                        Consolidated Income Available for Debt Service would have been 3.01 times the Annual Service Charge on all Debt.

                                                        (4) The Operating Partnership will maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of Unsecured Debt. On a pro forma basis, after giving effect to the application of the net proceeds from the Offering as described in
                                                        "Use of Proceeds," Total Unencumbered Assets would have been 245% of the aggregate outstanding principal amount of Unsecured Debt as of
                                                        September 30, 1996.

                                                        For certain defined terms and additional covenants, see "Description of Debt Securities -- Certain Covenants" in the accompanying
                                                        Prospectus.

NYSE LISTING..........................................  The 2003 Notes and the 2006 Notes have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbols "HIW 03" and "HIW 06," respectively. See "Underwriting."

                           THE OPERATING PARTNERSHIP

GENERAL

     The Operating Partnership is managed by its general partner, the Company, a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. With its recent acquisition of Crocker Realty Trust, Inc. ("Crocker"), the Operating Partnership has established itself as one of the largest owners and operators of suburban office and industrial properties in the Southeast. As of September 30, 1996, the Operating Partnership owned 280 Properties located in 16 markets in North Carolina, Florida, Tennessee, Virginia, South Carolina, Georgia and Alabama.

     The Properties consist of 170 suburban office properties and 110 industrial (including 74 service center) properties, contain an aggregate of approximately
16.7 million rentable square feet and are leased to approximately 1,700 tenants. At September 30, 1996, the Properties were 91% leased. The Operating Partnership also owns approximately 250 acres of Development Land. All of the Development Land is zoned and available for office and industrial development, 235 acres of which have utility infrastructure already in place.

     The Operating Partnership holds substantially all of the Company's interests in the Properties and conducts substantially all of the Company's operations. The Operating Partnership is controlled by the Company as its sole general partner and, as of September 30, 1996, the Company owned approximately 87.9% of the Units in the Operating Partnership. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for the cash value of one share of the Company's common stock, or, at the Company's option, one share (subject to certain adjustments) of its common stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     In addition to owning the Properties and the Development Land, the Operating Partnership provides leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Operating Partnership conducts its third-party fee-based services through Highwoods Services, Inc. and Forsyth Properties Services, Inc., which are subsidiaries of the Operating Partnership, and Forsyth-Carter Brokerage, L.L.C., a joint venture with Carter Oncor International.

     The Operating Partnership was formed in North Carolina in 1994. The Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Operating Partnership also maintains regional offices in Winston-Salem, Greensboro and Charlotte, North Carolina; Richmond, Virginia; Nashville and Memphis, Tennessee; and Tampa and Boca Raton, Florida.

OPERATING STRATEGY

     The Operating Partnership believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since the Company's IPO in 1994, the Operating Partnership has significantly reduced its dependence on any particular market, property type or tenant. The Operating Partnership's portfolio has expanded from 41 North Carolina properties (40 of which were in the Research Triangle area) to 280 properties in 16 southeastern markets. Based on September 1996 results, approximately 31% of the Operating Partnership's rental revenue is derived from properties in the Research Triangle. The Operating Partnership entered 11 new markets through the Company's recent merger with Crocker (the "Crocker Merger"). See "Recent Developments." Prior to the Crocker Merger, the Operating Partnership expanded into Winston-Salem/Greensboro, North Carolina (the "Piedmont Triad") and Charlotte, North Carolina through a merger with Forsyth Properties, Inc. ("Forsyth") and also completed significant business combinations in Richmond, Virginia and Nashville, Tennessee. The Operating Partnership has focused on markets that, like the Research Triangle, have strong demographic and economic characteristics. The Operating Partnership believes that its southeastern markets have the potential over the long term to provide investment returns that exceed national averages. The Operating Partnership's markets have experienced strong employment, population and household formation growth over the past five years and are expected to continue to demonstrate strong growth over the next five years.

     The Operating Partnership's strategy has been to assemble a portfolio of properties that enables it to offer buildings with a variety of cost, tenant finish and amenity choices that satisfy the facility needs of a wide range of tenants seeking commercial space. This strategy led, in part, to the Operating Partnership's combination with Forsyth in February 1995, which added industrial and service center properties (as well as additional office properties) to its suburban office portfolio. Today, approximately 86% of the Operating Partnership's rental revenue is derived from suburban office properties and 14% is derived from industrial properties.

     The Operating Partnership has also reduced its dependence on any particular tenant or tenants in any particular industry. Its 1,700 tenants represent a diverse cross-section of the economy. As of September 30, 1996, the 20 largest tenants of the Operating Partnership represented approximately 22% of its rental revenue and the largest single tenant accounted for less than 3.2% of its rental revenue.

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Operating Partnership seeks to acquire suburban office and industrial properties at prices below replacement cost that offer attractive returns, including acquisitions of underperforming, high quality assets in situations offering opportunities for the Operating Partnership to improve such assets' operating performance. The Operating Partnership will also continue to engage in the selective development of suburban office and industrial projects, primarily in suburban business parks, and intends to focus on build-to-suit projects and projects where the Operating Partnership has identified sufficient demand. In build-to-suit development, the building is significantly pre-leased to one or more tenants prior to construction. Build-to-suit projects often foster strong long-term relationships between the Operating Partnership and the tenant, creating future development opportunities as the facility needs of the tenant increase.

     The Operating Partnership believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Operating Partnership has the flexibility to fund acquisitions and development projects from numerous sources, including the public capital markets, its $280 million unsecured Revolving Loan, other bank and institutional borrowings and private equity issuances. Frequently, the Operating Partnership acquires properties through the exchange of Units for the property owner's equity in the acquired properties. As discussed above, each Unit received by these property owners is redeemable for cash from the Operating Partnership or, at the Company's option, shares of its common stock. In connection with these transactions, the Operating Partnership may also assume outstanding indebtedness associated with the acquired properties. The Operating Partnership believes that this acquisition method may enable it to acquire properties at attractive prices from property owners wishing to enter into tax-deferred transactions. Since the Operating Partnership's inception, it has acquired 94 properties, comprising 5.8 million rentable square feet, by issuing 3.2 million Units. To date, only 1,200 Units have been redeemed for cash, totaling $35,000.

     Another advantage is the Operating Partnership's commercially zoned and unencumbered Development Land in existing business parks. The Operating Partnership owns approximately 250 acres of Development Land, 235 acres of which have utility infrastructure already in place. In addition, the Operating Partnership has entered into an agreement to acquire 275 acres in Weston, one of the Research Triangle's premier master-planned office developments. See "Recent Developments -- Other Acquisition Activity."

     The Operating Partnership's development and acquisition activities also benefit from its local market presence and knowledge. The Operating Partnership's property-level officers have on average over 14 years of real estate experience in their respective markets. Because of this experience, the Operating Partnership is in a better position to evaluate acquisition and development opportunities. In addition, the Operating Partnership's relationships with its approximately 1,700 tenants and those tenants at properties for which it conducts third-party fee based services lead to development projects when these tenants or their affiliates seek new space. Also, its relationships with other property owners for whom it provides third-party management services generate acquisition opportunities.

     MANAGED GROWTH STRATEGY. The Operating Partnership's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Operating Partnership has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Operating Partnership has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, resulting in 87% of the portfolio currently being managed on a day-to-day basis by personnel that has had previous experience managing, leasing and/or developing those properties for which they are responsible.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED ORGANIZATION. The Operating Partnership provides a complete line of real estate services to its tenants and third parties. The Operating Partnership believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Operating Partnership's capabilities and resources, particularly its in-house leasing and third-party brokerage services, provides it with market information not generally available. The Operating Partnership believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Operating Partnership and the Company are committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities, (ii) provides access to the capital markets on favorable terms and (iii) promotes future earnings growth.

     The Company has demonstrated a strong and consistent ability to access the public equity markets. Since the IPO, the Company has completed three public offerings of its common stock, raising total net proceeds of $521.1 million, which were contributed to the Operating Partnership in exchange for additional Units as required by the Operating Partnership Agreement.


     Following the Crocker Merger, the Operating Partnership replaced a $140 million credit facility with the $280 million unsecured Revolving Loan. The Revolving Loan expires on October 31, 1999. Interest on the outstanding balance is currently payable monthly at a rate of 6.9%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations For the Nine Months Ended September 30, 1996" for a discussion of certain interest rate protection arrangements entered into by the Operating Partnership.



     Assuming completion of the Offering and application of the net proceeds therefrom as described under "Use of Proceeds," the Operating Partnership's pro forma debt as of September 30, 1996 would have totaled $606.4 million and would have represented approximately 35% of total market capitalization (based on a price of $30 3/8 per share for the Company's common stock).


                                 THE PROPERTIES

GENERAL

     The Operating Partnership owns 170 suburban office properties and 110 industrial Properties, which are located in 16 markets in the Southeast. Two hundred and fifty-six of the Properties are located in business parks. The office properties are mid-rise and single-story suburban office buildings. The industrial properties include 36 warehouse and bulk distribution facilities and 74 service center properties. The service centers have varying amounts of office finish (usually at least 33%) and their rents vary accordingly. The service center properties are suitable for office, retail, light industrial and warehouse uses. In the aggregate, management developed 147 of the Properties. The Operating Partnership provides management and leasing services for 259 of its 280 Properties.

     The following table sets forth certain information about the Properties at September 30, 1996:

                                                                   OFFICE           INDUSTRIAL            TOTAL OR
                                                                 PROPERTIES       PROPERTIES (1)      WEIGHTED AVERAGE
Total Annualized Rental Revenue (2)........................     $157,348,134       $  25,664,895        $183,013,029
Total rentable square feet.................................       11,720,623           5,014,940          16,735,563
Percent leased.............................................               93%(3)              89%(4)              91%
Weighted average age (years) (5)...........................              9.4                 9.6(6)              9.4

(1) Includes 74 service center properties.

(2) Annualized Rental Revenue is September 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

(3) Includes 38 single-tenant properties comprising 4.0 million rentable square feet and 156,512 rentable square feet leased but not occupied.

(4) Includes 26 single-tenant properties comprising 1.5 million rentable square feet and 10,194 rentable square feet leased but not occupied.

(5) Weighted according to Annualized Rental Revenue.

(6) Excludes Ivy Distribution Center. Ivy is a 400,000-rentable square foot warehouse, which was constructed in stages. A portion of the building was built in 1930; major expansions took place in the mid-1940s, mid-1950s and 1981. In 1989, the entire property was renovated to convert it from a manufacturing facility to a warehouse.

PROPERTY LOCATIONS

     As of September 30, 1996, the Properties consisted of 280 suburban office and industrial properties located in the following 16 markets in the Southeast:

                                                                              PERCENT OF
                                                                                 TOTAL                              PERCENT OF
                           OFFICE     INDUSTRIAL     TOTAL       RENTABLE      RENTABLE         ANNUALIZED       TOTAL ANNUALIZED
                         PROPERTIES   PROPERTIES   PROPERTIES   SQUARE FEET   SQUARE FEET   RENTAL REVENUE (1)    RENTAL REVENUE
Research Triangle,
  NC...................       64            4           68        4,407,858       26.3%        $ 56,447,295             30.9%
Piedmont Triad, NC.....       23           79          102        4,424,163       26.4           28,810,486             15.7
Nashville, TN..........       10            3           13        1,386,611        8.3           18,520,928             10.1
Tampa, FL..............       20           --           20        1,155,483        6.9           15,042,271              8.2
Charlotte, NC..........       13           16           29        1,339,840        8.0           12,688,676              6.9
Boca Raton, FL.........        3           --            3          506,834        3.0            9,964,198              5.4
Richmond, VA...........       14            1           15          753,638        4.5            9,336,066              5.1
Greenville, SC.........        5            2            7          687,150        4.1            7,956,828              4.4
Memphis, TN............        5           --            5          382,131        2.3            7,402,586              4.1
Atlanta, GA............        2            3            5          706,745        4.2            5,102,835              2.8
Columbia, SC...........        5           --            5          318,713        1.9            4,216,595              2.3
Orlando, Fl............        2           --            2          200,796        1.2            2,141,984              1.2
Birmingham, AL.........        1           --            1          111,905        0.7            1,664,494              0.9
Norfolk, VA............        1            1            2          179,006        1.1            1,515,830              0.8
Asheville, NC..........        1            1            2          124,177        0.8            1,119,509              0.6
Jacksonville, FL.......        1           --            1           50,513        0.3            1,082,448              0.6
       Total...........      170          110          280       16,735,563      100.0%        $183,013,029            100.0%

(1) Annualized Rental Revenue is September 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

TABLE OF PROPERTIES

     The following table and the notes thereto set forth information regarding the Properties at September 30, 1996:

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996

  RESEARCH TRIANGLE, NC

  HIGHWOODS OFFICE CENTER
    Amica                               O        1983       20,708          87%             87%
    Arrowood                            O        1979       58,743         100             100
    Aspen                               O        1980       36,666          90              90
    Birchwood                           O        1983       12,748         100             100
    Cedar East                          O        1981       39,904         100             100
    Cedar West                          O        1981       39,903          95              95
    Cottonwood                          O        1983       40,150         100             100
    Cypress                             O        1980       39,004         100             100
    Dogwood                             O        1983       40,613         100             100
    Global Software                     O        1996       92,720          83              83
    Hawthorn                            O        1987       63,797         100             100
    Highwoods Tower                     O        1991      185,222         100             100
    Holly                               O        1984       20,186         100             100
    Ironwood                            O        1978       35,695          97              97
    Kaiser                              O        1988       56,915         100             100
    Laurel                              O        1982       39,382         100             100
    Leatherwood                         O        1979       36,581          93              93
    Smoketree Tower                     O        1984      151,703          89              89
  REXWOODS OFFICE CENTER
    2500 Blue Ridge                     O        1982       61,864         100             100
    Blue Ridge II                       O        1988       20,673          84              84
    Rexwoods Center                     O        1990       41,686         100             100
    Rexwoods II                         O        1993       20,845         100              82
    Rexwoods III                        O        1992       42,484         100             100
    Rexwoods IV                         O        1995       42,031         100             100
  TRIANGLE BUSINESS CENTER
    Bldg. 2A                            O        1984      102,400          61              61
    Bldg. 2B                            S        1984       32,000         100             100
    Bldg. 3                             O        1988      135,360         100             100
    Bldg. 7                             O        1986      126,728          78              78
  PROGRESS CENTER
    Cape Fear                           O        1979       40,058          85              85
    Catawba                             O        1980       37,456         100             100
    CompuChem                           O        1980      105,540           0               0
  NORTH PARK
    4800 North Park                     O        1985      168,016         100             100
    4900 North Park                     O        1984       32,002          91              91
    5000 North Park                     O        1980       75,395          90              90
  CREEKSTONE PARK
    Creekstone Crossing                 O        1990       59,299          92              87
    Riverbirch                          O        1987       59,971         100             100
    Willow Oak                          O        1995       88,783         100             100
  RESEARCH COMMONS
    EPA Administration                  O        1966       46,718         100             100
    EPA Annex                           O        1966      145,875         100             100
    4501 Bldg.                          O        1985       56,566         100             100
    4401 Bldg.                          O        1987      115,526          88              60
    4301 Bldg.                          O        1989       90,894         100             100
    4201 Bldg.                          O        1991       83,731         100             100

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  RESEARCH TRIANGLE, NC
  HIGHWOODS OFFICE CENTER
    Amica                            Amica Mutual Insurance Company
    Arrowood                         First Citizens Bank & Trust
    Aspen                            N/A
    Birchwood                        USAA, Southlight, Inc.
    Cedar East                       Amerimark Building Products
    Cedar West                       N/A
    Cottonwood                       First Citizens Bank & Trust
    Cypress                          GSA-Army Recruiters
    Dogwood                          First Citizens Bank & Trust
    Global Software                  Global Software Inc.
    Hawthorn                         Carolina Telephone
    Highwoods Tower                  Maupin, Taylor, Ellis & Adams
    Holly                            Capital Associated Industries
    Ironwood                         First Citizens Bank & Trust
    Kaiser                           Kaiser Foundation
    Laurel                           Microspace Communications, First
                                     Citizens Bank & Trust
    Leatherwood                      GAB Robins North America, Inc.
    Smoketree Tower                  N/A
  REXWOODS OFFICE CENTER
    2500 Blue Ridge                  Rex Hospital, Inc.
    Blue Ridge II                    McGladrey & Pullen
    Rexwoods Center                  N/A
    Rexwoods II                      Raleigh Neurology Clinic (2),
                                     Miller Building Corporation
    Rexwoods III                     Piedmont Olsen Hensley, Inc.
    Rexwoods IV                      N/A
  TRIANGLE BUSINESS CENTER
    Bldg. 2A                         Harris Corporation,
    Bldg. 2B                         International Paper
    Bldg. 3                          N/A
    Bldg. 7                          Broadband Technologies, Inc.
  PROGRESS CENTER
    Cape Fear                        N/A
    Catawba                          GSA -- EPA
    CompuChem                        N/A
  NORTH PARK
    4800 North Park                  IBM-PC Division
    4900 North Park                  N/A
    5000 North Park                  N/A
  CREEKSTONE PARK
    Creekstone Crossing              N/A
    Riverbirch                       Digital Equipment Corporation,
                                     Quintiles, Inc.
    Willow Oak                       AT&T Corporation
  RESEARCH COMMONS
    EPA Administration               Environmental Protection Agency
    EPA Annex                        Environmental Protection Agency
    4501 Bldg.                       Martin Marietta
    4401 Bldg.                       Ericsson
    4301 Bldg.                       Glaxo Wellcome Inc. (3)
    4201 Bldg.                       Environmental Protection Agency

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  HOCK PORTFOLIO
    Fairfield I                         O        1987       50,540          92%             90%
    Fairfield II                        O        1989       61,064          90              90
    Qualex                              O        1985       67,000         100             100
    4101 Roxboro                        O        1984       56,000         100             100
    4020 Roxboro                        O        1989       40,000         100             100
  SIX FORKS CENTER
    Six Forks Center I                  O        1982       33,867         100             100
    Six Forks Center II                 O        1983       55,603          94              94
    Six Forks Center III                O        1987       60,662          98              98
  ONCC
    Phase I                             S        1981      101,127          89              85
    "W" Building                        O        1983       91,335         100             100
    3645 Trust Drive                    O        1984       50,652          58              58
    5220 Green's Dairy Road             O        1984       29,869         100             100
    5200 Green's Dairy Road             O        1984       18,317          82              82
  OTHER RESEARCH TRIANGLE
  PROPERTIES
    Colony Corporate Center             O        1985       53,324         100             100
    Concourse                           O        1986      131,645          92              92
    Cotton Building                     O        1972       40,035         100             100
    5301 Departure Drive                S        1984       84,899         100             100
    Expressway One Warehouse            I        1990       59,600          44              44
    Healthsource                        O        1996      180,000         100             100
    Holiday Inn                         O        1984       30,000         100             100
    Lake Plaza East                     O        1984       71,254          94              78
    Phoenix                             O        1990       26,449          88              88
    Situs I                             O        1996       56,881          58              58
    South Square I                      O        1988       56,401          86              86
    South Square II                     O        1989       58,793         100             100
  TOTAL OR WEIGHTED AVERAGE                              4,407,858          91%             90%
  PIEDMONT TRIAD, NC
  AIRPARK EAST
    Highland Industries                 S        1990       12,500         100             100
    Service Center 1                    S        1985       18,575         100             100
    Service Center 2                    S        1985       18,672          99              99
    Service Center 3                    S        1985       16,498         100             100
    Service Center 4                    S        1985       16,500         100             100
    Copier Consultants                  S        1990       20,000         100             100
    Service Court                       S        1990       12,600          80              80
    Bldg. 01                            O        1990       24,423         100             100
    Bldg. 02                            O        1986       23,827         100             100
    Bldg. 03                            O        1986       23,182          96              96
    Bldg. A                             O        1986       56,272          95              73
    Bldg. B                             O        1988       54,088          93              93
    Bldg. C                             O        1990      134,893          72              66
    Sears Cenfact                       O        1989       49,504         100             100
    Hewlett Packard                     O        1996       15,000          95              95
    Warehouse 1                         I        1985       64,000         100             100
    Warehouse 2                         I        1985       64,000          88              88
    Warehouse 3                         I        1986       57,600          99              81
    Warehouse 4                         I        1988       54,000         100             100

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  HOCK PORTFOLIO
    Fairfield I                      Reliance
    Fairfield II                     Qualex
    Qualex                           Qualex
    4101 Roxboro                     Duke -- Cardiology
    4020 Roxboro                     Duke -- Pediatrics
                                     Duke -- Cardiology
  SIX FORKS CENTER
    Six Forks Center I               Centura Bank, NY Life Ins. Co.
    Six Forks Center II              N/A
    Six Forks Center III             EDS
  ONCC
    Phase I                          Monolith Corporation
    "W" Building                     International Business Machines
                                     Corp.
    3645 Trust Drive                 Customer Access Resources, Inc.
    5220 Green's Dairy Road          N/A
    5200 Green's Dairy Road          Carolina Power & Light Company
  OTHER RESEARCH TRIANGLE
  PROPERTIES
    Colony Corporate Center          Rust Environmental &
                                     Infrastructure, Fujitsu
    Concourse                        Clintrials
    Cotton Building                  Cotton Inc., Associated Insurances
                                     Inc.
    5301 Departure Drive             ABB Power T&D Co., Inc.,
                                     Cardiovascular Diagnostics, Inc.
    Expressway One Warehouse         N/A
    Healthsource                     Healthsource N.C.
    Holiday Inn                      Holiday Inns, Inc.
    Lake Plaza East                  N/A
    Phoenix                          Computer Intelligence, Inc.
    Situs I                          BellSouth
    South Square I                   Blue Cross and Blue Shield
    South Square II                  Coastal Healthcare Group, Inc.
  TOTAL OR WEIGHTED AVERAGE
  PIEDMONT TRIAD, NC
  AIRPARK EAST
    Highland Industries              Highland Industries, Inc. (4)
    Service Center 1                 Genetic Design
    Service Center 2                 Genetic Design
    Service Center 3                 ECPI
    Service Center 4                 Genetic Design
    Copier Consultants               Copier Consultants
    Service Court                    Genetic Design
    Bldg. 01                         Health & Hygiene
    Bldg. 02                         United States Postal Service
    Bldg. 03                         Time Warner, Martin Marietta
    Bldg. A                          N/A
    Bldg. B                          United States Postal Service
    Bldg. C                          John Hancock
    Sears Cenfact                    Sears Roebuck & Company
    Hewlett Packard                  Hewlett Packard Co.
    Warehouse 1                      Guilford Business Forms, Inc.,
                                     Safelite Glass Corp.
    Warehouse 2                      Volvo GM Heavy Truck Corp., State
                                     Street Bank Realty
    Warehouse 3                      US Air Inc., Garlock, Inc.
    Warehouse 4                      First Data Resources, Inc.,
                                     Microdyne

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  AIRPARK NORTH
    DC-1                                I        1986      112,000         100%            100%
    DC-2                                I        1987      111,905         100             100
    DC-3                                I        1988       75,000          33              33
    DC-4                                I        1988       60,000         100             100
  AIRPARK WEST
    Airpark I                           O        1984       60,000         100             100
    Airpark II                          O        1985       45,680         100               0
    Airpark IV                          O        1985       22,612          99              99
    Airpark V                           O        1985       21,923          60              60
    Airpark VI                          O        1985       22,097          94              94
  WEST POINT BUSINESS PARK
    BMF Warehouse                       I        1986      240,000         100             100
    WP-11                               I        1988       89,600          66             100
    WP-12                               I        1988       89,600         100             100
    WP-13                               I        1988       89,600         100             100
    WP-3 & 4                            S        1988       18,059         100             100
    WP-5                                S        1995       25,200          78              78
    Fairchild Bldg.                     I        1990       89,000         100              66
    LUWA Bahnson Bldg.                  O        1990       27,000         100             100
  UNIVERSITY COMMERCIAL CENTER
    W-1                                 I        1983       44,400         100             100
    W-2                                 I        1983       46,500         100             100
    SR-1                                S        1983       23,112          83              83
    SR-2 01/02                          S        1983       17,282         100             100
    SR-3                                S        1984       23,825          65              65
    Bldg. 01/02                         O        1983        9,993          51              51
    Bldg. 03                            O        1985       37,077          64              64
    Bldg. 04                            O        1986       34,470          94              94
  IVY DISTRIBUTION CENTER (5)           I        1930-     400,000          69              69
                                                 1980
  KNOLLWOOD OFFICE CENTER
    370 Knollwood                       O        1994       90,315         100             100
    380 Knollwood                       O        1990      164,141          99              99
  STONELEIGH BUSINESS PARK
    7327 W. Friendly Ave.               S        1987       11,180         100             100
    7339 W. Friendly Ave.               S        1989       11,784         100             100
    7341 W. Friendly Ave.               S        1988       21,048          94              94
    7343 W. Friendly Ave.               S        1988       13,463         100             100
    7345 W. Friendly Ave.               S        1988       12,300         100             100
    7347 W. Friendly Ave.               S        1988       17,978         100             100
    7349 W. Friendly Ave.               S        1988        9,840          88              88
    7351 W. Friendly Ave.               S        1988       19,723          98              98
    7353 W. Friendly Ave.               S        1988       22,826         100             100
    7355 W. Friendly Ave.               S        1988       13,296          88              88
  SPRING GARDEN PLAZA
    4000 Spring Garden St.              S        1983       21,773          82              82
    4002 Spring Garden St.              S        1983        6,684         100             100
    4004 Spring Garden St.              S        1983       23,724          73              73
  POMONA CENTER --
  PHASE I
    7 Dundas Circle                     S        1986       14,760          91              91
    8 Dundas Circle                     S        1986       16,488         100             100
    9 Dundas Circle                     S        1986        9,972          90              75

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  AIRPARK NORTH
    DC-1                             VSA, Inc.
    DC-2                             Sears Roebuck & Co., New Breed
                                     Leasing, Electric South
    DC-3                             Continuous Forms & Checks, Inc.
    DC-4                             RSVP Communications, Inc.
  AIRPARK WEST
    Airpark I                        Volvo GM Heavy Truck Corp.
    Airpark II                       Mohawk Carpet Corporation
    Airpark IV                       Max Radio of Greensboro
    Airpark V                        N/A
    Airpark VI                       Brookstone College, Anacomp
  WEST POINT BUSINESS PARK
    BMF Warehouse                    Sara Lee Knit Products, Inc.
    WP-11                            N.C. Record Control Centers, Walt
                                     Klein & Assoc.
    WP-12                            Norel Plastics, Sara Lee
    WP-13                            Sara Lee Knit Products, Inc.
    WP-3 & 4                         Tri-Communications, Inc., Rayco
                                     Safety, Inc.
    WP-5                             N/A
    Fairchild Bldg.                  Fairchild Industrial Products
    LUWA Bahnson Bldg.               Luwa Bahnson, Inc.
  UNIVERSITY COMMERCIAL CENTER
    W-1                              Lagenthal Corp.
    W-2                              Paper Supply Company
    SR-1                             N/A
    SR-2 01/02                       Decision Point Marketing
    SR-3                             Decision Point Marketing
    Bldg. 01/02                      N/A
    Bldg. 03                         N/A
    Bldg. 04                         N/A
  IVY DISTRIBUTION CENTER (5)        Somar, Inc.

  KNOLLWOOD OFFICE CENTER
    370 Knollwood                    Krispy Kreme, Prudential Carolinas
                                     Realty
    380 Knollwood                    N/A
  STONELEIGH BUSINESS PARK
    7327 W. Friendly Ave.            American Telecom, Salem Imaging
    7339 W. Friendly Ave.            Medical Endoscopy Service, R.F.
                                     Micro Devices
    7341 W. Friendly Ave.            R.F. Micro Devices
    7343 W. Friendly Ave.            Executone
    7345 W. Friendly Ave.            Rule Manuf.
    7347 W. Friendly Ave.            Law Engineering, Winship
    7349 W. Friendly Ave.            N/A
    7351 W. Friendly Ave.            General Transport, ACT MEDIA, Inc.
    7353 W. Friendly Ave.            Office Equipment, Windsor Door
    7355 W. Friendly Ave.            R.F. Micro Devices
  SPRING GARDEN PLAZA
    4000 Spring Garden St.           N/A
    4002 Spring Garden St.           Jordan Graphics
    4004 Spring Garden St.           N/A
  POMONA CENTER --
  PHASE I
    7 Dundas Circle                  N/A
    8 Dundas Circle                  N/A
    9 Dundas Circle                  Netcom, Conservatop Corporation

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  POMONA CENTER --
  PHASE II
    302 Pomona Dr.                      S        1987       16,488          94%             85%
    304 Pomona Dr.                      S        1987        4,344         100             100
    306 Pomona Dr.                      S        1987        9,840         100             100
    308 Pomona Dr.                      S        1987       14,184          96              96
    5 Dundas Circle                     S        1987       14,184         100             100
  WESTGATE ON WENDOVER -- PHASE I
    305 South Westgate Dr.              S        1985        5,760          83              83
    307 South Westgate Dr.              S        1985       12,672         100             100
    309 South Westgate Dr.              S        1985       12,960          89              89
    311 South Westgate Dr.              S        1985       14,400         100             100
    315 South Westgate Dr.              S        1985       10,368          89              89
    317 South Westgate Dr.              S        1985       15,552         100             100
    319 South Westgate Dr.              S        1985       10,368         100             100
  WESTGATE ON WENDOVER -- PHASE II
    206 South Westgate Dr.              S        1986       17,376         100             100
    207 South Westgate Dr.              S        1986       26,448         100             100
    300 South Westgate Dr.              S        1986       12,960         100             100
    4600 Dundas Circle                  S        1985       11,922          29              29
    4602 Dundas Circle                  S        1985       13,017          61              61
  RADAR ROAD
    500 Radar Rd.                       I        1981       78,000          92              92
    502 Radar Rd.                       I        1986       15,000         100             100
    504 Radar Rd.                       I        1986       15,000          98              98
    506 Radar Rd.                       I        1986       15,000         100             100
  HOLDEN/85 BUSINESS PARK
    2616 Phoenix Dr.                    I        1985       31,894         100             100
    2606 Phoenix Dr. -- 100             S        1989       15,000         100             100
    2606 Phoenix Dr. -- 200             S        1989       15,000         100             100
    2606 Phoenix Dr. -- 300             S        1989        7,380          67              67
    2606 Phoenix Dr. -- 400             S        1989       12,300          90              90
    2606 Phoenix Dr. -- 500             S        1989       15,180          90              90
    2606 Phoenix Dr. -- 600             S        1989       18,540          90              90
  INDUSTRIAL VILLAGE
    7906 Industrial Village Rd.
                                        I        1985       15,000         100             100
    7908 Industrial Village Rd.
                                        I        1985       15,000         100             100
    7910 Industrial Village Rd.
                                        I        1985       15,000         100             100
  OTHER PIEDMONT TRIAD PROPERTIES
    6348 Burnt Poplar                   I        1990      125,000         100             100
    6350 Burnt Poplar                   I        1992       57,600         100             100
    Deep River I                        O        1989       78,094          97              97
    Forsyth I                           O        1985       51,236          32              32
    Regency One                         I        1996      127,600         100             100
    Stratford                           O        1991      135,533          96              96
    Chesapeake                          I        1993      250,000         100             100
    3288 Robinhood                      O        1989       19,599          87              87
  TOTAL OR WEIGHTED AVERAGE                              4,424,163          91%             89%

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  POMONA CENTER --
  PHASE II
    302 Pomona Dr.                   N/A
    304 Pomona Dr.                   Fortune Personnel Consultants, OSC
                                     Fluid
    306 Pomona Dr.                   AEL Defense Corporation, Aqua
                                     Science
    308 Pomona Dr.                   Hering North America
    5 Dundas Circle                  N/A
  WESTGATE ON WENDOVER -- PHASE I
    305 South Westgate Dr.           Alarmguard, The Computer Store
    307 South Westgate Dr.           Anders Lufvenholm
    309 South Westgate Dr.           GEODAX Technology, Inc., McRae
                                     Graphics
    311 South Westgate Dr.           N/A
    315 South Westgate Dr.           N/A
    317 South Westgate Dr.           N/A
    319 South Westgate Dr.           N/A
  WESTGATE ON WENDOVER -- PHASE II
    206 South Westgate Dr.           Home Care of the Central Carolinas
    207 South Westgate Dr.           Health Equipment Services
    300 South Westgate Dr.           Health Equip. Serv.
    4600 Dundas Circle               Aquaterra, Inc.
    4602 Dundas Circle               Four Seasons Apparel
  RADAR ROAD
    500 Radar Rd.                    Amoco Foam
    502 Radar Rd.                    East Texas Distributing
    504 Radar Rd.                    Triad International Maintenance,
                                     Dayva Industries
    506 Radar Rd.                    Triad International Maintenance,
                                     American Coatings
  HOLDEN/85 BUSINESS PARK
    2616 Phoenix Dr.                 Pliana, Inc.
    2606 Phoenix Dr. -- 100          Piedmont Plastics, Rexham Corp.
    2606 Phoenix Dr. -- 200          REHAU, Inc., Underground Utility
                                     Locating
    2606 Phoenix Dr. -- 300          N/A
    2606 Phoenix Dr. -- 400          Spectrum Financial Services
    2606 Phoenix Dr. -- 500          The Record Exchange
    2606 Phoenix Dr. -- 600          AT&T, Faith & Victory Church
  INDUSTRIAL VILLAGE
    7906 Industrial Village Rd.

                                     Texas Aluminum
    7908 Industrial Village Rd.

                                     Bullock Distributors, Air Express
    7910 Industrial Village Rd.

                                     Wadkin North America, Inc.
  OTHER PIEDMONT TRIAD PROPERTIES
    6348 Burnt Poplar                Sears Roebuck & Co.
    6350 Burnt Poplar                Industries for the Blind
    Deep River I                     N/A
    Forsyth I                        N/A
    Regency One                      New Breed Leasing Corp.
    Stratford                        BB&T
    Chesapeake                       Chesapeake Display & Packaging
    3288 Robinhood                   N/A
  TOTAL OR WEIGHTED AVERAGE

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  NASHVILLE, TN
  MARYLAND FARMS
    Eastpark 1                          O        1978       29,797         100%            100%
    Eastpark 2                          O        1978       85,516         100             100
    Eastpark 3                          O        1978       77,480         100              99
    Harpeth II                          O        1984       78,283         100             100
    EMI/Sparrow                         O        1982       59,656         100             100
    5310 Maryland Way                   O        1994       76,615         100             100
  GRASSMERE
    Grassmere I                         S        1984       87,902         100              92
    Grassmere II                        S        1985      145,092          97              97
    Grassmere III                       S        1990      103,000         100             100
  OTHER NASHVILLE PROPERTIES
    Century City Plaza I                O        1987       56,161         100             100
    Lakeview                            O        1986       99,722         100             100
    3401 Westend                        O        1982      253,010          99              99
    BNA                                 O        1985      234,377          98              98
  TOTAL OR WEIGHTED AVERAGE                              1,386,611          99%             99%
  TAMPA, FL
  SABAL PARK
    Atrium                              O        1989      129,855          80              80
    Sabal Business Center VI            O        1988       99,136         100             100
    Progressive Insurance               O        1988       83,648         100             100
    Sabal Business Center VII           O        1990       71,248         100             100
    Sabal Business Center V             O        1988       60,578         100             100
    Registry II                         O        1987       58,781          99              95
    Registry I                          O        1985       58,319          86              67
    Sabal Business Center IV            O        1984       49,368         100             100
    Sabal Tech Center                   O        1989       48,220         100             100
    Sabal Park Plaza                    O        1987       46,758          98              93
    Sabal Lake Building                 O        1986       44,533          88              88
    Sabal Business Center I             O        1982       40,698          93              93
    Sabal Business Center II            O        1984       32,660          64              64
    Registry Square                     O        1988       26,568          94              94
    Expo Building                       O        1981       25,600         100             100
    Sabal Business Center III           O        1984       21,300          74               0
  BENJAMIN CENTER
    Benjamin Center #7                  O        1991       30,960         100             100
    Benjamin Center #9                  O        1989       38,405          85              85
  OTHER TAMPA PROPERTIES
    Tower Place                         O        1988      180,848          93              93
    Day Care Center                     O        1986        8,000         100             100
  TOTAL OR WEIGHTED AVERAGE                              1,155,483          93%             90%
  CHARLOTTE, NC
  STEELE CREEK PARK
    Bldg. A                             I        1989       42,500         100             100
    Bldg. B                             I        1985       15,031         100             100
    Bldg. E                             I        1985       39,300          78              78
    Bldg. G-1                           I        1989       22,500          44              44
    Bldg. H                             I        1987       53,614         100             100
    Bldg. K                             I        1985       19,400         100             100

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  NASHVILLE, TN
  MARYLAND FARMS
    Eastpark 1                       Brentwood Music, Volunteer Credit
                                     Corp.
    Eastpark 2                       PMT Services, Inc.
    Eastpark 3                       N/A
    Harpeth II                       N/A
    EMI/Sparrow                      EMI
    5310 Maryland Way                BellSouth
  GRASSMERE
    Grassmere I                      Contel Cellular of Nashville, Inc.
    Grassmere II                     N/A
    Grassmere III                    Harris Graphics Corporation
  OTHER NASHVILLE PROPERTIES
    Century City Plaza I             N/A
    Lakeview                         The Kroger Co. (6), Centex
    3401 Westend                     N/A
    BNA                              N/A
  TOTAL OR WEIGHTED AVERAGE
  TAMPA, FL
  SABAL PARK
    Atrium                           GTE Data Services, Incorporated
    Sabal Business Center VI         Pharmacy Management Services, Inc.
    Progressive Insurance            Progressive American Insurance Co.
    Sabal Business Center VII        Pharmacy Management Services, Inc.
    Sabal Business Center V          Lebhar-Friedman Inc.
    Registry II                      N/A
    Registry I                       N/A
    Sabal Business Center IV         Phillips Educational Group of
                                     Central Florida, Inc.,
                                     TGC Home Health Care, Inc.
    Sabal Tech Center                National RX Services, Inc.
    Sabal Park Plaza                 State of Florida Department of
                                     Revenue,
                                     ERM South, Inc.
    Sabal Lake Building              Warner Publisher Services, Inc.
    Sabal Business Center I          N/A
    Sabal Business Center II         Owen Ayres and Associates, Inc.
    Registry Square                  Proctor & Redfern, Inc.
    Expo Building                    Exposystems, Inc.
    Sabal Business Center III        Eli Witt Co.
  BENJAMIN CENTER
    Benjamin Center #7               Basetec Office Systems, Inc., Baers
                                     Construction
    Benjamin Center #9               First Image Management Company
  OTHER TAMPA PROPERTIES
    Tower Place                      N/A
    Day Care Center                  Telesco Enterprises, Inc.
  TOTAL OR WEIGHTED AVERAGE
  CHARLOTTE, NC
  STEELE CREEK PARK
    Bldg. A                          Terrell Gear Drives, Inc.
    Bldg. B                          Pump Parts & Services Inc. (7)
    Bldg. E                          Bradman-Lake Inc.
    Bldg. G-1                        Safewaste Corp.
    Bldg. H                          Sugravo Rallis Engraving, Eurotherm
                                     Drives, Inc.
    Bldg. K                          Aptech, Inc.

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  HIGHWOODS/FORSYTH BUSINESS PARK
    4101 Stuart Andrew Blvd.            S        1984       12,185          95%             95%
    4105 Stuart Andrew Blvd.            S        1984        4,528          96              96
    4109 Stuart Andrew Blvd.            S        1984       15,212          97              97
    4201 Stuart Andrew Blvd.            S        1982       19,333          98              98
    4205 Stuart Andrew Blvd.            S        1982       23,401          82              82
    4209 Stuart Andrew Blvd.            S        1982       15,901          89              89
    4215 Stuart Andrew Blvd.            S        1982       23,372          96              96
    4301 Stuart Andrew Blvd.            S        1982       40,601          85              85
    4321 Stuart Andrew Blvd.            S        1982       12,774          85              85
  PARKWAY PLAZA
    Building 1                          O        1982       58,263          89              89
    Building 2                          O        1983       88,227          85              83
    Building 3                          O        1984       82,307          90              90
    Building 7 (8)                      O        1985       60,722         100             100
    Building 8 (8)                      O        1986       40,615         100             100
    Building 9 (8)                      I        1984      110,000           0               0
        OAKHILL BUSINESS PARK
    Twin Oaks                           O        1985       97,652          94              94
    Water Oak                           O        1985       90,853          97              83
    Scarlet Oak                         O        1982       76,433         100             100
    English Oak                         O        1984       55,013         100             100
    Willow Oak                          O        1982       38,448           0               0
    Laurel Oak                          O        1984       38,448          85              85
    Live Oak                            O        1989       85,993          50              50
  OTHER CHARLOTTE PROPERTIES
    First Citizens                      O        1989       57,214         100             100
  TOTAL OR WEIGHTED AVERAGE                              1,339,840          80%             78%
  BOCA RATON, FL
    One Boca Place                      O        1987      277,630          97              97
    Highwoods Square                    O        1989      148,944          90              90
    Highwoods Plaza                     O        1980       80,260          96              96
    TOTAL OR WEIGHTED AVERAGE                              506,834          95%             95%
  RICHMOND, VA
  INNSBROOK OFFICE CENTER
    Markel American                     O        1988       38,887         100             100
    Proctor-Silex                       O        1986       58,366         100             100
    Vantage Place I                     O        1987       14,986         100             100
    Vantage Place II                    O        1987       13,671          91              91
    Vantage Place III                   O        1988       14,389         100             100
    Vantage Place IV                    O        1988       13,411         100              74
    Vantage Point                       O        1990       63,867         100             100
    Innsbrook Tech I                    S        1991       18,400         100             100
    DEQ Technology Center               O        1991       53,309          84              84
    DEQ Office                          O        1991       70,423         100             100
    Aetna                               O        1989       99,209         100             100
    Highwoods One                       O        1996      128,222          80              80
  TECHNOLOGY PARK
    Virginia Center                     O        1985      120,098          78              70
  OTHER RICHMOND PROPERTIES
    Westshore I                         O        1995       18,775         100             100
    Westshore II                        O        1995       27,625          98              98
  TOTAL OR WEIGHTED AVERAGE                                753,638          92%             90%

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  HIGHWOODS/FORSYTH BUSINESS PARK
    4101 Stuart Andrew Blvd.         N/A
    4105 Stuart Andrew Blvd.         Re-Directions, Transit & Level
                                     Clinic, Bell/Sysco Food
    4109 Stuart Andrew Blvd.         N/A
    4201 Stuart Andrew Blvd.         N/A
    4205 Stuart Andrew Blvd.         Sunbelt Video, Inc.
    4209 Stuart Andrew Blvd.         N/A
    4215 Stuart Andrew Blvd.         Cleaning Services Group, Rodan,
                                     Inc.
    4301 Stuart Andrew Blvd.         Circle K
    4321 Stuart Andrew Blvd.         Communications Technology
  PARKWAY PLAZA
    Building 1                       BASF Corporation
    Building 2                       International Paper
    Building 3                       N/A
    Building 7 (8)                   Northwest Mortgage
    Building 8 (8)                   Greenpoint Financial Corp.
    Building 9 (8)                   N/A
        OAKHILL BUSINESS PARK
    Twin Oaks                        Springs Industries, Inc.
    Water Oak                        N/A
    Scarlet Oak                      Krueger Ringier, Inc.
    English Oak                      The Employers Association of the
                                     Carolinas
    Willow Oak                       N/A
    Laurel Oak                       Paramount Parks Inc.,
                                     Woolpert Consultants
    Live Oak                         CHF Industries
  OTHER CHARLOTTE PROPERTIES
    First Citizens                   Volvo Car Finance, Inc.
  TOTAL OR WEIGHTED AVERAGE
  BOCA RATON, FL
    One Boca Place                   N/A
    Highwoods Square                 N/A
    Highwoods Plaza                  N/A
    TOTAL OR WEIGHTED AVERAGE
  RICHMOND, VA
  INNSBROOK OFFICE CENTER
    Markel American                  Mark IV
    Proctor-Silex                    Proctor-Silex, Inc.
    Vantage Place I                  Rountrey and Associates
    Vantage Place II                 Hastings-Tapley
    Vantage Place III                Stenrich Group, Inc.
    Vantage Place IV                 Corvel Healthcare, Cemetary Mgmt.
    Vantage Point                    EDS, Colonial Inc.
    Innsbrook Tech I                 Air Specialists of VA, Hobbs &
                                     Assoc.
    DEQ Technology Center            Virginia State Gov., First Health
    DEQ Office                       Virginia State Gov.
    Aetna                            N/A
    Highwoods One                    N/A
  TECHNOLOGY PARK
    Virginia Center                  N/A
  OTHER RICHMOND PROPERTIES
    Westshore I                      Snyder Hunt Corp.
    Westshore II                     Hewlett-Packard Co.
  TOTAL OR WEIGHTED AVERAGE

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  GREENVILLE, SC
  BROOKFIELD CORPORATE
  CENTER
    Brookfield-Jacobs-Sirrine           O        1990      228,345         100%            100%
    Brookfield Plaza                    O        1987      116,800          78              78
    Brookfield-YMCA                     S        1990       15,500          46              46
    Patewood Business Center            S        1983      103,302         100             100
  PATEWOOD PLAZA OFFICE PARK
    Patewood V                          O        1990      100,187         100             100
    Patewood IV                         O        1989       61,649         100             100
    Patewood III                        O        1989       61,367          76              76
    TOTAL OR WEIGHTED AVERAGE                              687,150          93%             93%
  MEMPHIS, TN
    International Place Phase II        O        1988      208,006          98              98
    Southwind Office Center "A"         O        1991       62,179         100             100
    Southwind Office Center "B"         O        1990       61,860         100             100
    Kirby Centre                        O        1984       32,007         100             100
    Medical Properties, Inc.            O        1988       18,079         100             100
    TOTAL OR WEIGHTED AVERAGE                              382,131          99%             99%
  ATLANTA, GA
  OAKBROOK
    Oakbrook I                          S        1981      106,680         100             100
    Oakbrook II                         S        1983      141,942          66              66
    Oakbrook III                        S        1984      164,330          95              95
    Oakbrook IV                         O        1985       89,412         100             100
    Oakbrook V                          O        1985      204,381          96              96
    TOTAL OR WEIGHTED AVERAGE                              706,745          91%             91%
  COLUMBIA, SC
  FONTAINE BUSINESS CENTER
    Fontaine I                          O        1985       97,576          97              97
    Fontaine II                         O        1987       70,762          41              41
    Fontaine III                        O        1988       57,888         100             100
    Fontaine V                          O        1990       21,107         100             100
  OTHER COLUMBIA PROPERTIES
    Center Point I                      O        1988       71,380         100              95
    TOTAL OR WEIGHTED AVERAGE                              318,713          86%             85%
  ORLANDO, FL
    Metrowest I                         O        1988      102,019          97              97
    Southwest Corporate Center          O        1984       98,777         100             100
    TOTAL OR WEIGHTED AVERAGE                              200,796          99%             99%
  BIRMINGHAM, AL
    Grandview I                         O        1989      111,905         100%            100%

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  GREENVILLE, SC
  BROOKFIELD CORPORATE
  CENTER
    Brookfield-Jacobs-Sirrine        Jacobs-Sirrine Engineers, Inc.
    Brookfield Plaza                 DowBrands, Inc.
    Brookfield-YMCA                  Kids & Company at Pelham Falls,
                                     Inc.
    Patewood Business Center         N/A
  PATEWOOD PLAZA OFFICE PARK
    Patewood V                       Bell Atlantic Mobile Systems, Inc.,
                                     PYA/Monarch, Inc.
    Patewood IV                      MCI Telecommunications Corp.
    Patewood III                     MCI Telecommunications Corp.
    TOTAL OR WEIGHTED AVERAGE
  MEMPHIS, TN
    International Place Phase II     AC Humko Corp.,
                                     International Paper Company
    Southwind Office Center "A"      Promus Hotels, Inc.
    Southwind Office Center "B"      Check Solutions, Inc.
    Kirby Centre                     Financial Federal Savings Bank,
                                     Union Central Life Insurance Co.
    Medical Properties, Inc.         Health Tech Affiliates, Inc.
    TOTAL OR WEIGHTED AVERAGE
  ATLANTA, GA
  OAKBROOK
    Oakbrook I                       N/A
    Oakbrook II                      N/A
    Oakbrook III                     N/A
    Oakbrook IV                      N/A
    Oakbrook V                       N/A
    TOTAL OR WEIGHTED AVERAGE
  COLUMBIA, SC
  FONTAINE BUSINESS CENTER
    Fontaine I                       Blue Cross and Blue Shield of South
                                     Carolina
    Fontaine II                      N/A
    Fontaine III                     Companion Health Care
    Fontaine V                       Roche Biomedical Laboratories, Inc.
  OTHER COLUMBIA PROPERTIES
    Center Point I                   Sedgewick James of South Carolina,
                                     Inc.,
                                     BellSouth Mobility, Inc.
    TOTAL OR WEIGHTED AVERAGE
  ORLANDO, FL
    Metrowest I                      N/A
    Southwest Corporate Center       Walt Disney World Co.
    TOTAL OR WEIGHTED AVERAGE
  BIRMINGHAM, AL
    Grandview I                      Computer Sciences Corporation

                                                                        PERCENT         PERCENT
                                                         RENTABLE      LEASED AT      OCCUPIED AT
                                     BUILDING   YEAR      SQUARE     SEPTEMBER 30,   SEPTEMBER 30,
  PROPERTY                           TYPE (1)   BUILT      FEET          1996            1996
  NORFOLK, VA
    Battlefield I                       S        1987       97,633         100%            100%
    Greenbrier Business Center          O        1984       81,373         100             100
    TOTAL OR WEIGHTED AVERAGE                              179,006         100%            100%
  ASHEVILLE, NC
    Ridgefield II                       O        1989       63,500         100             100
    Ridgefield I                        S        1987       60,677         100             100
    TOTAL OR WEIGHTED AVERAGE                              124,177         100%            100%
  JACKSONVILLE, FL
    Towermarc Plaza                     O        1991       50,513          98%             98%

        TOTAL OR WEIGHTED AVERAGE
          OF ALL PROPERTIES                             16,735,563          91%             90%

                                               TENANTS LEASING
                                                 25% OR MORE
                                                 OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                   SEPTEMBER 30, 1996
  NORFOLK, VA
    Battlefield I                    Kasei Memory Products, Inc.
    Greenbrier Business Center       Canon Computer Systems, Inc., Roche
                                     Biomedical Laboratories, Inc.
    TOTAL OR WEIGHTED AVERAGE
  ASHEVILLE, NC
    Ridgefield II                    N/A
    Ridgefield I                     Memorial Mission Hospital, Inc.
    TOTAL OR WEIGHTED AVERAGE
  JACKSONVILLE, FL
    Towermarc Plaza                  Aetna Casualty
        TOTAL OR WEIGHTED AVERAGE
          OF ALL PROPERTIES

(1) I = Industrial, S = Service Center and O = Office.

(2) Raleigh Neurology Clinic has an option to purchase 33% of the Property in December 1998 for cash at the then current fair market value, as to be determined by an independent appraiser.

(3) Glaxo Wellcome has the option to purchase the Property from March 1997 to the earlier of lease termination (currently March 2000) or March 2003 for cash at the then current fair market value to be determined by an appraiser chosen by the Operating Partnership, provided the terms of such purchase are acceptable to the Operating Partnership and Glaxo Wellcome.

(4) Highland Industries, Inc., which entered into a 10-year lease beginning January 1991, has the option during the term of its lease to purchase the Property for a price of $1,034,000 during each of the first five years and, thereafter, at decreasing amounts through the tenth year of the lease term when the price will be $926,000.

(5) Ivy Distribution Center enables the Operating Partnership to establish relationships with potential tenants that need large blocks of affordable storage space, frequently on a short-term basis. With the exception of 1989 when the building was renovated to convert it from a manufacturing facility to a bulk warehouse facility, Ivy Distribution Center has produced a positive cash flow every year since its acquisition in 1978.

(6) Kroger Co. has an option to purchase the Property through January 2001. The purchase price under the option is $10.0 million through January 1999 (and $10.8 million from January 1999 through January 2001) subject to all encumbrances, plus unamortized tenant improvements funded by the Operating Partnership and unamortized leasing commissions.

(7) Pump Parts & Services, Inc. has an option to purchase the Property for a purchase price of $39.24 per square foot ($589,793) (as of August 1996) subject to a minimum increase in the per square foot purchase price of 5% per year.

(8) Properties subject to ground lease expiring December 31, 2082. The Operating Partnership has the option to purchase the land during the lease term at the greater of $35,000 per acre or 85% of appraised value.

                              RECENT DEVELOPMENTS

ACQUISITION OF CROCKER REALTY TRUST, INC.

     On September 20, 1996, the Company completed its merger with Crocker Realty Trust, Inc. As a result of the Crocker Merger and related restructuring transactions, the Operating Partnership established itself as one of the largest real estate operations in the southeastern United States, specializing in the ownership, management, acquisition and development of suburban office and industrial properties. Through the Crocker Merger, the Operating Partnership acquired 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at September 30, 1996, were 92% leased. The Operating Partnership believes that the Crocker Merger offered a unique investment opportunity for future growth by allowing the Operating Partnership to expand and diversify its operations to growth-oriented markets throughout the Southeast. Seventeen of the Crocker Properties were located in existing Operating Partnership markets, and its substantial real estate experience in these markets allows for management and operational cost savings due to economies of scale. In addition, the Crocker Merger enhanced the Operating Partnership's opportunities to engage in single accretive acquisitions and developments in each of its markets due to the inherent cost savings of previously established local real estate management and infrastructure.

DEVELOPMENT ACTIVITY

     As of September 30, 1996, the Operating Partnership had 14 suburban office properties and three industrial properties under development totaling 1.3 million square feet of space. The following table summarizes these properties:


                                                       RENTABLE                      COST                    ESTIMATED
                                                        SQUARE      ESTIMATED      INCURRED     PRE-LEASING  COMPLETION
                                       LOCATION          FEET          COST         TO DATE     PERCENTAGE      DATE
OFFICE PROPERTIES:
Highwoods Plaza I................  Nashville, TN         103,000   $ 11,500,000   $ 6,759,000           80%     4Q 96
Center Point II..................  Columbia, SC           81,000      7,600,000     4,856,000           46      4Q 96
MSA..............................  Research Triangle      55,000      6,200,000     3,741,000          100      4Q 96
Hewlett Packard..................  Charlotte, NC          35,000      3,100,000       939,000           41      4Q 96
Inacom...........................  Piedmont Triad         13,000        900,000       541,000          100      4Q 96
One Shockoe Plaza................  Richmond, VA          118,000     15,400,000    13,388,000          100      1Q 97
North Park.......................  Research Triangle      43,000      4,000,000       542,000           38      1Q 97
Sycamore.........................  Research Triangle      70,000      6,400,000       776,000           --      2Q 97
Two AirPark East.................  Piedmont Triad         57,000      4,600,000       409,000           --      2Q 97
AirPark East-Simplex.............  Piedmont Triad         12,000        900,000        10,000           60      2Q 97
Center Point V...................  Columbia, SC           19,000      1,700,000       279,000           35      2Q 97
Highwoods Plaza II...............  Nashville, TN         102,000     10,300,000     1,774,000           --      3Q 97
Highwoods Two....................  Richmond, VA           74,000      7,000,000        14,000           --      3Q 97
Clintrials.......................  Research Triangle     185,000     21,500,000            --          100      2Q 98
OFFICE TOTAL OR WEIGHTED
  AVERAGE........................                        967,000   $101,100,000   $34,028,000           55%

INDUSTRIAL PROPERTIES:
Regency Two......................  Piedmont Triad         96,000      2,800,000     1,849,000           40      4Q 96
Highwoods Airport Center.........  Richmond, VA          145,000      5,500,000     1,368,000           --      2Q 97
R.F. Micro Devices...............  Piedmont Triad         45,000      7,000,000            --          100      4Q 97
INDUSTRIAL TOTAL OR WEIGHTED
  AVERAGE........................                        286,000   $ 15,300,000   $ 3,217,000           29%
  TOTAL OR WEIGHTED AVERAGE......                      1,253,000   $116,400,000   $37,245,000           49%*


* Improves to 65% when letters of intent for space are included.

OTHER ACQUISITION ACTIVITY


     Since September 30, 1996, the Operating Partnership has acquired two office buildings in Nashville, Tennessee totaling 160,000 square feet for $16.8 million in cash. In addition, the Operating Partnership recently entered into an agreement to acquire 275 acres of office development land in Weston, one of the Research Triangle's premier business parks. The 275 acres are zoned for office and industrial development. The Operating Partnership's plans are to develop multi-tenant and build-to-suit projects in Weston, as well as to offer parcels for sale to owner-users. The aggregate purchase price for the land is approximately $20.6 million dollars and will be funded as the Operating Partnership acquires the acreage over a five-year period. The Operating Partnership purchased 38 of the 275 acres in October 1996, on which it is currently developing a 185,000-square foot office building. Under the purchase agreement, if the Operating Partnership does not timely purchase the remaining acres, its rights with respect to the remaining acres terminate. The Operating Partnership has been granted exclusive rights to market the Weston project and also has a first right of refusal on 144 acres of industrial land in Weston.


     The Company's investment committee continually evaluates potential acquisition opportunities on behalf of the Operating Partnership in both its existing markets and in new markets that have demographic and economic characteristics similar to its current markets. Accordingly, at any particular time, the Operating Partnership is likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Operating Partnership is managed by the Company as its sole general partner. The following table sets forth certain information with respect to the directors and executive officers of the Company:

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
O. Temple Sloan, Jr.         56   Director and Chairman of the Board of Directors. Mr. Sloan is a founder of the predecessor of the Company. Mr. Sloan was recently appointed as a director of
                                  NationsBank, N.A. Mr. Sloan also serves as chairman of General Parts, Inc., a nationwide distributor of automobile replacement parts, which he founded.
Ronald P. Gibson             51   Director, President and Chief Executive Officer. Mr. Gibson is a founder of the
                                  Company and has served as president or managing partner of its predecessor since its formation in 1978.
William T. Wilson, III       42   Director, Executive Vice President and Chief Operating Officer. Mr. Wilson joined
                                  Forsyth in 1982 and served as its president from 1993 until its merger with the
                                  Company.
John L. Turner               49   Director, Vice Chairman of the Board of Directors and Chief Investment Officer. Mr.
                                  Turner co-founded Forsyth's predecessor in 1975.
John W. Eakin                41   Director and Senior Vice President. Mr. Eakin is responsible for operations in
                                  Tennessee, Florida and Alabama. Mr. Eakin was a founder and president of Eakin &
                                  Smith, Inc. prior to its merger with the Company.
Thomas W. Adler              55   Director. Mr. Adler is chairman of Cleveland Real Estate Partners, a fee-based real estate service company. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate Investment
                                  Trusts, and he was national president in 1990 of the Society of Industrial and
                                  Office Realtors.

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
William E. Graham, Jr.       66   Director. Mr. Graham is a lawyer in private practice with the firm of Hunton &
                                  Williams. Mr. Graham was a board member, vice chairman and general counsel of
                                  Carolina Power & Light Company. Mr. Graham serves on the Raleigh board of directors of NationsBank and the board of directors of BB&T Mutual Funds Group.
Robert L. Kirby (1)          65   Director. Mr. Kirby is a self-employed management consultant. Mr. Kirby was president and a member of the board of directors of NCNB National Bank of Florida.
                                  Mr. Kirby is a member of the board of directors of NationsBank of Texas, N.A. and
                                  Cato Corporation.
L. Glenn Orr, Jr.            55   Director. Mr. Orr is a director of Southern National Corporation and was its chairman of the board of directors, president and chief executive officer prior to its merger with Branch Banking and Trust.
Willard H. Smith, Jr.        59   Director. Mr. Smith recently retired from Merrill Lynch, where he was a managing director. Mr. Smith is a member of the board of directors of Cohen & Steers Realty
                                  Shares, Cohen & Steers Realty Income Fund, Cohen & Steers Total Return Realty Fund,
                                  Essex Property Trust, Inc., Realty Income Corporation and Willis Lease Financial
                                  Corporation.
Stephen Timko                67   Director. Mr. Timko joined the Board of Directors in February 1995 in connection with the Company's acquisition of Research Commons. He has served as associate vice president of financial affairs for Temple University.
Edward J. Fritsch            37   Senior Vice President and Secretary. Mr. Fritsch is responsible for the operations of the Company's Research Triangle division. Mr. Fritsch joined the Company in
                                  1982.
Carman J. Liuzzo             35   Vice President, Chief Financial Officer and Treasurer. Prior to joining the
                                  Company, Mr. Liuzzo was vice president and chief accounting officer for
                                  Boddie-Noell Enterprise, Inc. and Boddie-Noell Restaurant Properties, Inc. Mr.
                                  Liuzzo is a certified public accountant.
Thomas F. Cochran            42   Senior Vice President. Mr. Cochran manages the Charlotte, Greenville and Atlanta regions. Mr. Cochran served as senior vice president for Crocker prior to the
                                  Crocker Merger.
John E. Reece II             36   Vice President. Mr. Reece is responsible for the operations of the Company's
                                  Piedmont Triad area properties. Mr. Reece joined the Company in connection with the
                                  Company's merger with Forsyth.



(1) On November 19, 1996, Mr. Kirby submitted his resignation from the Board of Directors of the Company, effective November 30, 1996, citing personal reasons.


                                USE OF PROCEEDS


     The net cash proceeds to the Operating Partnership from the sale of the Notes offered hereby are expected to be approximately $207.7 million. The Operating Partnership expects to use the net proceeds to pay down approximately $176.1 million of indebtedness currently outstanding on its Revolving Loan, to repay $25.2 million of mortgages and secured notes payable and to pay $6.4 million to settle an interest rate swap agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months ended September 30, 1996" for a description of the Revolving Loan. As of November 1, 1996, interest accrued on borrowings outstanding under the Revolving Loan at an average interest rate of 6.9% and the mortgage and secured notes payable to be repaid had a weighted average interest rate of 7.4% per annum. An affiliate of NationsBanc Capital Markets, Inc., one of the Underwriters, is lender and agent under the Revolving Loan and will receive a portion of the proceeds from the sale of the Notes offered hereby. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership as of September 30, 1996 and as adjusted to give effect to the issuance and sale of the Notes and the application of the net proceeds therefrom as described in "Use of Proceeds." The capitalization table should be read in conjunction with the consolidated financial and other information included elsewhere and incorporated by reference in this Prospectus Supplement and the Prospectus.


                                                                                                    SEPTEMBER 30, 1996
                                                                                                 HISTORICAL    AS ADJUSTED
                                                                                                      (IN THOUSANDS)
Debt:
  Revolving Loan..............................................................................   $  245,000    $    68,814(1)
  Mortgages and notes payable.................................................................      352,734        327,551
  6 3/4% Notes due 2003.......................................................................           --        100,000
  7% Notes due 2006...........................................................................           --        110,000
     Total debt...............................................................................   $  597,734    $   606,365
Redeemable Units..............................................................................   $  132,876    $   132,876
Partners' capital.............................................................................      606,940        606,940
     Total capitalization.....................................................................   $1,337,550    $ 1,346,181



(1) Excludes $25.0 million drawn down under the Revolving Loan in connection with acquisitions completed subsequent to September 30, 1996. See "Recent Developments -- Other Acquisition Activity."


                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating information for the Operating Partnership on a pro forma basis for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996. The following table also sets forth selected financial and operating information on an historical basis for the Operating Partnership for the period from June 14, 1994 (commencement of operations) to December 31, 1994, for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995. The financial data for the nine-month periods ended September 30, 1996 and 1995 are derived from unaudited financial statements. The other data was derived from unaudited information maintained by the Operating Partnership. The following information should be read in conjunction with the financial statements and notes thereto included or incorporated by reference in the accompanying Prospectus and the pro forma financial statements and notes thereto included herein and included or incorporated by reference in the accompanying Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus.

     The pro forma operating data for the year ended December 31, 1995 assumes that the following transactions all occurred as of January 1, 1995: (i) the merger with Forsyth and its affiliates (the "Forsyth Transaction"), (ii) the acquisition of the Research Commons Properties, (iii) the issuance of 5,640,000 shares of common stock of the Company at a price of $20.75 per share (the "February 1995 Offering"), (iv) the issuance of 4,774,989 shares of common stock of the Company at a price of $24.50 per share (the "August 1995 Offering"), (v) acquisitions of a total of 77 Properties and 68 acres of Development Land (the "Other 1995 Acquisitions"), (vi) the merger with Eakin & Smith, Inc. and its affiliates (the "Eakin & Smith Transaction"), (vii) the issuance of 11,500,000 and 250,000 shares of common stock of the Company at per share prices of $26.875 and $27.375, respectively (the "Summer 1996 Offerings"), (viii) the Crocker Merger and (ix) this Offering. The pro forma balance sheet as of September 30, 1996 assumes that this Offering occurred on September 30, 1996. The pro forma operating data for the nine months ended September 30, 1996 assumes that this Offering, the Eakin & Smith Transaction, the Summer 1996 Offerings and the Crocker Merger occurred as of January 1, 1995.

     The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements included herein and the pro forma financial statements included or incorporated by reference in the accompanying Prospectus. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Operating Partnership would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.


                                    UNAUDITED              UNAUDITED           UNAUDITED
                                    PRO FORMA             HISTORICAL           PRO FORMA
                                NINE MONTHS ENDED      NINE MONTHS ENDED       YEAR ENDED     YEAR ENDED     JUNE 14, 1994
                                  SEPTEMBER 30,          SEPTEMBER 30,        DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                                     1996(1)           1996          1995       1995(1)          1995            1994
                                                                  (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Total Revenue................    $   137,514      $   84,078     $ 50,924     $169,428      $   73,522       $  19,442
  Rental property operating
    expenses...................         38,876(2)       21,093(3)    11,917(3)     45,642(2)      17,049(3)        5,110(3)
  General and administrative...          4,237           3,787        1,813        4,218           2,737             810
  Interest expense.............         30,698          13,970        9,935       43,368          13,720           3,220
  Depreciation and
    amortization...............         22,858          12,556        7,612       26,587          11,082           2,607
  Income before extraordinary
    item.......................         40,845          32,672       19,647       49,613          28,934           7,695
  Extraordinary item-loss on
    early extinguishment of
    debt.......................             --          (2,432)      (1,068)          --          (1,068)         (1,422)
  Net income...................    $    40,845      $   30,240     $ 18,579     $ 49,613      $   27,866       $   6,273
BALANCE SHEET DATA:
(AT END OF PERIOD):
  Real estate, net of
    accumulated
    depreciation...............    $ 1,307,299      $1,307,299     $593,066     $     --      $  593,066       $ 207,976
  Total assets.................      1,374,875       1,366,244      621,134           --         621,134         224,777
  Total mortgages and notes
    payable....................        606,365         597,734      182,736           --         182,736          66,864
OTHER DATA:
  FFO (4)......................         63,703          45,558       27,199       76,199          40,016          10,302
  Cash flow provided by (used
    in) (5)....................
    Operating activities.......         66,076          46,597       29,578       81,730          43,169          13,150
    Investing activities.......       (416,097)       (416,097)     (80,626)    (458,032)       (136,032)       (107,363)
    Financing activities.......        381,016         381,046      119,666      418,861          93,443         100,471
  EBIDA (6)....................         94,401          61,037       37,194      119,568          53,736          13,522
  Ratio of earnings to fixed
    charges (7)................           2.33            3.17         2.98         2.14            3.11            3.39
  Ratio of funds from
    operations before fixed
    charges to fixed charges
    (8)........................           3.24            4.58         4.12         2.90            4.31            5.15
  Number of in-service
    properties.................            280             280          180          268             191              44
  Total rentable square feet...     16,700,000      16,700,000     8,500,000  15,700,000       9,200,000       2,700,000


(1) See "Highwoods/Forsyth Limited Partnership Pro Forma Financial Information."

(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development and construction expenses.

(3) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security and utilities.

(4) FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.

(5) Reflects the Operating Partnership's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of rental properties and amortization of deferred expenses, line of credit fees and the cost of unwinding certain interest rate swap agreements. There are no pro forma adjustments for changes in working capital items. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions described in the introduction to the table had been completed as of the beginning of each of the periods presented, nor does it purport to represent cash flows from operating, investing and financing activities for future periods.

(6) EBIDA means earnings before interest expense, depreciation, amortization and minority interest. EBIDA is computed as income from operations before extraordinary items plus interest expense, depreciation and amortization. The Operating Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity.

(7) The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs, including amortization of debt discount and deferred financing fees, whether capitalized or expensed, and the interest component of rental expense.

(8) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Operating Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of a REIT's ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     The following discussion and analysis of the financial condition and results of operations of the Operating Partnership for the nine months ended September 30, 1996 should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in the accompanying Prospectus.

RESULTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenue from rental operations increased $29.9 million, or 60%, from $49.6 million for the first nine months of 1995 to $79.5 million for the first nine months of 1996. The increase is a result of the properties acquired during February 1995, which only contributed partially to revenue in 1995, as well as the acquisitions made in subsequent periods in 1995 and during the nine months ended September 30, 1996. In total, 147 properties encompassing 6.5 million square feet were added to the portfolio in 1995 and 89 properties encompassing
7.5 million square feet were added during the first nine months of 1996.

     During the nine months ended September 30, 1996, 390 leases representing
2.4 million square feet of office and industrial space commenced at an average base rate per square foot 6.2% higher than the average rate per square foot on the expired leases. Interest and other income increased $3.3 million from $1.3 million for the nine months ended September 30, 1995 to $4.6 million for the nine months ended September 30, 1996. The increase is related to an increase in cash available for investment as a result of the Summer 1996 Offerings.

     Rental operating expenses increased $9.2 million, or 77%, from $11.9 million for the nine months ended September 30, 1995 to $21.1 million for the nine months ended September 30, 1996. Rental expenses as a percentage of related rental revenues increased from 24.0% for the nine months ended September 30, 1995 to 26.5% for the nine months ended September 30, 1996. The increase is a result of an increase in the percentage of office properties in the portfolio, which have fewer "triple net" leases, and approximately $300,000 in additional expenses relating to snow removal and the severe winter weather in 1996.

     Depreciation and amortization for the nine months ended September 30, 1996 and 1995 was $12.6 million and $7.6 million, respectively. The increase of $5.0 million, or 66%, is due to the increase in depreciable assets noted above. Interest expense increased $4.1 million, or 41%, from $9.9 million for the nine months ended September 30, 1995 to $14.0 million for the nine months ended September 30, 1996. The increase is attributable to the increase in outstanding debt related to the Operating Partnership's acquisition and development activities. Interest expense for the nine months ended September 30, 1996 and 1995 included $1.3 million and $1.2 million, respectively, of amortization of non-cash deferred financing costs and of the costs related to the Operating Partnership's interest rate protection agreements. General and administrative expenses increased from 3.7% of total rental revenue for the nine months ended September 30, 1995 to 4.8% for the nine months ended September 30, 1996. This increase is attributable to the addition of two regional offices associated with the Richmond and Nashville acquisitions. The duplication of certain personnel costs during the integration of Crocker also contributed to higher general and administrative expense for the nine months ended September 30, 1996. Such duplicative costs are expected to be eliminated in the fourth quarter of 1996 as the Operating Partnership realizes the planned synergies from the Crocker Merger.

     Net income before extraordinary item equaled $32.7 million and $19.6 million for the nine-month periods ended September 30, 1996 and 1995, respectively. The extraordinary item consisted of prepayment penalties incurred in connection with the extinguishment of certain debt assumed in the Crocker Merger.

LIQUIDITY AND CAPITAL RESOURCES

     The Operating Partnership generated $46.6 million in cash flow from operating activities and $381.0 million in cash flow from financing activities for the nine months ended September 30, 1996. The cash flow from financing activities is a result of the issuance of 11.75 million shares of the Company's common stock in the Summer 1996 Offerings. The Operating Partnership utilized $416.1 million of this cash flow to invest in real property assets, primarily development in process and an acquisition of an 848,000-square foot office portfolio in Nashville, Tennessee through the Eakin & Smith Transaction and the advancement of funds to a wholly owned subsidiary of the Company (the "Merger Subsidiary") for the acquisition of Crocker.

     The Operating Partnership's total indebtedness at September 30, 1996 was $597.7 million and was comprised of $300.7 million of conventional fixed rate mortgage indebtedness with an average rate of 8.19%, $47.0 million outstanding under variable rate mortgages (see below for a discussion of interest rate protection agreements), $245.0 million under the Operating Partnership's $280 million unsecured Revolving Loan and a 9%, $5.0 million unsecured note.

     The Revolving Loan requires monthly payments of interest only, with the balance of all principal and accrued but unpaid interest due on October 31, 1999. The initial interest rate on the Revolving Loan is LIBOR plus 150 basis points and will adjust based on the Operating Partnership's senior unsecured credit rating within a range of LIBOR plus 100 basis points to LIBOR plus 175 basis points. At September 30, 1996, one-month LIBOR was 5.43%.

     To protect the Operating Partnership from increases in interest expense due to fluctuations in its variable rate mortgages and Revolving Loan, the Operating
Partnership: (i) purchased an interest rate collar limiting its exposure to an increase in one-month LIBOR to 5.4% with respect to $80 million of the $280 million Revolving Loan, (ii) entered into interest rate swaps that limit its exposure to an increase in the interest rates to 7.45% in connection with the $47.0 million variable rate mortgages, and (iii) entered into three separate forward-starting interest rate swap agreements in the aggregate amount of $125 million to limit its exposure to rising interest rates in connection with the Offering. It is the Operating Partnership's intent to terminate these agreements at the time of the Offering in order to effectively lock the interest rate on the underlying seven and ten-year treasury notes at approximately 6.75% and 6.72%, respectively. The interest rate on the Operating Partnership's variable rate debt is adjusted at monthly intervals, subject to its interest rate protection program. The Operating Partnership is exposed to certain losses in the event of non-performance by the counterparties under the collar and swap arrangements. The counterparties are major financial institutions and are expected to fully perform under the agreements. However, if they were to default on their obligations under the arrangements, the Operating Partnership could be required to pay the full rate under the Revolving Loan and the variable rate mortgages, even if such rate were in excess of the rate in the collar and swap agreements. In addition, the Operating Partnership may incur other variable rate indebtedness in the future. Increases in interest rates on its indebtedness could increase the Operating Partnership's interest expense and could adversely affect the Operating Partnership's cash flow.

     Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. In addition, construction management, maintenance, leasing and management fees have provided sources of cash flow. The Operating Partnership presently has no plans for major capital improvements to the existing Properties, other than normal recurring non-revenue-enhancing expenditures. The Operating Partnership expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities along with the borrowings under the Revolving Loan. The Operating Partnership expects to meet certain of its financing requirements through long-term secured and unsecured borrowings and the issuance of debt securities or additional equity securities of the Operating Partnership. In addition, the Operating Partnership anticipates utilizing the Revolving Loan to fund construction and development activities. The Operating Partnership does not intend to reserve funds to retire indebtedness under the Revolving Loan upon maturity. Instead, the Operating Partnership will seek to refinance such debt at maturity or retire such debt through the issuance of additional equity or debt securities. The Operating Partnership anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and other sources, will be adequate to meet the capital and liquidity needs of the Operating Partnership in both the short and long-term.

FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTIONS

     The Operating Partnership considers Funds from Operations ("FFO") to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP, and FFO should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital improvements and distributions to Unitholders. Funds from Operations does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO, as described below.


     Funds from operations is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a clarification of the definition of FFO. The clarification provides that the amortization of deferred financing costs and depreciation of non-real estate assets are no longer to be added back to net income in arriving at FFO. Cash available for distribution is defined as funds from operations reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second generation space.

     Funds from operations and cash available for distribution for the nine months ended September 30, 1996 and 1995 are summarized in the following table (in thousands):

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                          1996       1995
FUNDS FROM OPERATIONS:
Income before extraordinary item......................................................................   $32,672    $19,647
Add (deduct):
  Depreciation and amortization.......................................................................    12,556      7,612
  Third-party service company cash flow...............................................................       330        (60)
     FUNDS FROM OPERATIONS BEFORE MINORITY INTEREST...................................................    45,558     27,199
CASH AVAILABLE FOR DISTRIBUTION:
Add (deduct):
  Rental income from straight-line rents..............................................................    (1,752)      (898)
  Amortization of deferred financing costs............................................................     1,255      1,215
  Non-incremental revenue generating capital expenditures (1):
     Building improvements paid.......................................................................    (2,018)      (838)
     Second generation tenant improvements paid.......................................................    (2,172)    (1,388)
     Second generation lease commissions paid.........................................................    (1,056)      (746)
       CASH AVAILABLE FOR DISTRIBUTION................................................................   $39,815    $24,544

(1) Amounts represent cash expenditures.

ACQUISITION OF CROCKER REALTY TRUST, INC.

     On September 20, 1996, the Company acquired Crocker Realty Trust, Inc. through a merger. Agreement on the terms of the Crocker Merger was reached on April 29, 1996. At that time, the Company and the Merger Subsidiary entered into a Stock Purchase Agreement with certain controlling shareholders of Crocker (the "Sellers") to purchase all of the Sellers' shares of common stock of Crocker (the "Shares"). The Company and the Merger Subsidiary also entered into an Agreement and Plan of Merger with Crocker (the "Merger Agreement"). The Merger Agreement provided that the Merger Subsidiary would be merged into Crocker, with Crocker as the surviving entity.

     On September 6, 1996, the Company closed the acquisition of the Shares. The purchase price was $249.1 million ($11.05 per Share) and included, as contemplated by the Stock Purchase Agreement, the $1.1 million purchase of 1,056,000 options to purchase shares of Crocker owned by the Sellers.

     The Crocker Merger was consummated on September 20, 1996 following its approval at a special meeting of the shareholders of Crocker. All shares of common stock of Crocker (other than those held by the

Company) were converted into and represented a right to receive $11.05243 per share. Following the Crocker Merger, the Company entered into various restructuring transactions culminating in the contribution by the Company of Crocker's assets and liabilities to the Operating Partnership. As a result of the Crocker Merger and subsequent transactions, substantially all of the assets and liabilities of Crocker at the time of the Crocker Merger became assets and liabilities of the Operating Partnership. The total cost of the acquisition of all of the outstanding shares of Crocker was approximately $565.8 million, which included the assumption of $243 million of Crocker debt discussed below.

     Other than a $140 million mortgage note (the "Mortgage Note"), all of the debt assumed in the Crocker Merger was repaid by the Operating Partnership using funds available under the Revolving Loan. The Mortgage Note is secured by 46 of the Crocker Properties (the "Mortgage Note Properties"), which are held by AP Southeast Portfolio Partners, L.P. (the "Financing Partnership"). The Operating Partnership has a 99.99% economic interest in the Financing Partnership, which is managed, indirectly, by the Company. The Mortgage Note is a conventional, monthly pay, first mortgage note in the principal amount of $140 million issued by the Financing Partnership. The Mortgage Note is a limited recourse obligation of the Financing Partnership as to which, in the event of a default under the indenture or the mortgage, recourse may be had only against the Mortgage Note Properties and other assets that have been pledged as security therefor. The Mortgage Note was issued to Kidder Peabody Acceptance Corporation I pursuant to an indenture, dated March 1, 1994 (the "Mortgage Note Indenture"), among the Financing Partnership, Bankers Trust Company of California, N.A., and Bankers Trust Company.

     The Mortgage Note bears interest on its outstanding principal balance at the rate of 7.88% per annum, subject to increase in the event of a default in the payment of any amount due, and matures on January 3, 2001. The Mortgage Note provides for scheduled monthly payments of interest only, which are due on the first business day of each calendar month.

     The Mortgage Note Indenture provides for a lockout period that prohibits optional redemption payments in respect of principal of the Mortgage Note (other than a $7 million premium-free redemption payment) prior to November 22, 1998. Thereafter, the Financing Partnership may make optional redemption payments in respect of principal of the Mortgage Note on any distribution date, subject to the payment of a yield maintenance charge in connection with such payments made prior to August 1, 2000.

     Under the terms of the purchase agreement relating to the Mortgage Note Properties, the Financing Partnership may be obligated to pay NationsBank, N.A. a deferred contingent purchase price. This contingent payment, which will in no event exceed $4.4 million, is due on April 1, 1998 if the actual four-year cumulative cash flow of such Properties exceeds the projected four-year cumulative cash flow. Based on the estimates of future operations, the Operating Partnership does not believe that any deferred contingent purchase price will be payable.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are identified by words such as "expect," "anticipate," "should" and words of similar import. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" included or incorporated by reference in the Prospectus.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                        PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 assumes that the following transactions all occurred as of January 1, 1995: (i) the merger with Forsyth and its affiliates (the "Forsyth Transaction"), (ii) the acquisition of the Research Commons Properties, (iii) the issuance of 5,640,000 shares of common stock of the Company at a price of $20.75 per share (the "February 1995 Offering"), (iv) the issuance of 4,774,989 shares of common stock of the Company at a price of $24.50 per share (the "August 1995 Offering"), (v) acquisitions of a total of 77 Properties and 68 acres of Development Land (the "Other 1995 Acquisitions"),
(vi) the merger with Eakin & Smith, Inc. and its affiliates (the "Eakin & Smith Transaction"), (vii) the issuance of 11,500,000 and 250,000 shares of common stock of the Company at per share prices of $26.875 and $27.375, respectively (the "Summer 1996 Offerings"), (viii) the Crocker Merger and (ix) this Offering. The unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996 assumes that this Offering occurred on September 30, 1996. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1996 assumes that (i) this Offering, (ii) the Eakin & Smith Transaction, (iii) the Summer 1996 Offerings and (iv) the Crocker Merger occurred as of January 1, 1995. These unaudited statements should be read in conjunction with the respective financial statements and notes thereto of the Operating Partnership and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. In the opinion of management, the pro forma condensed consolidated financial information provides all adjustments necessary to reflect the effects of the aforementioned transactions.

     The pro forma condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP


                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)



                                                                                  HISTORICAL (A)    OFFERING (B)    PRO FORMA
ASSETS
  Real estate assets, net......................................................     $1,307,299       $       --     $1,307,299
  Cash and cash equivalents....................................................         18,384               --         18,384
  Restricted cash..............................................................         11,532               --         11,532
  Accounts and notes receivable................................................          8,447               --          8,447
  Accrued straight line rents receivable.......................................          4,957               --          4,957
  Other assets.................................................................         15,625            8,631         24,256
Total assets...................................................................     $1,366,244       $    8,631     $1,374,875
LIABILITIES AND PARTNERS' EQUITY
Mortgages and notes payable....................................................     $  352,734       $  (25,183)    $  327,551
Revolving loan.................................................................        245,000         (176,186)        68,814
  6 3/4% Notes due 2003........................................................             --          100,000        100,000
  7% Notes due 2006............................................................             --          110,000        110,000
       Accounts payable, accrued expenses and other liabilities................         28,694               --         28,694
  Total liabilities............................................................        626,428            8,631        635,059
Redeemable operating partnership units.........................................        132,876               --        132,876
PARTNERS' CAPITAL:
General partner................................................................          6,070               --          6,070
Limited partner................................................................        600,870               --        600,870
  Total partners' equity.......................................................        606,940               --        606,940
       Total liabilities and partners' capital.................................     $1,366,244       $    8,631     $1,374,875



  See Notes and Adjustments to Pro Forma Condensed Consolidated Balance Sheet.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                       NOTES AND ADJUSTMENTS TO PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

     (A.) Reflects the Operating Partnership's historical balance sheet contained in the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.


     (B.) Reflects the Offering and the repayment of approximately $176,186 of the Revolving Loan, the repayment of $25,183 of the Operating Partnership's mortgages and secured notes payable and the capitalization of the Offering discount, underwriters' fees and other expenses associated with the Offering, including the settlement of various interest rate swap agreements, to be amortized over the respective terms of the Notes.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (UNAUDITED, IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                          PRE-ACQUISITION RESULTS
                                                                                  CROCKER       CROCKER
                                                    HISTORICAL   EAKIN & SMITH   HISTORICAL   ACQUISITIONS    PRO FORMA     OFFERING
                                                       (A)            (B)           (C)           (D)        ADJUSTMENTS      (L)
REVENUE:
 Rental property..................................   $ 79,476       $ 3,000       $ 51,262        $520         $   900(E)   $    --
 Other income.....................................      4,602            --          2,959          12          (5,217)(F)       --
                                                       84,078         3,000         54,221         532          (4,317)          --
OPERATING EXPENSES:
 Rental property..................................     21,093           957         18,287         179          (1,640)(G)       --
 Depreciation and amortization....................     12,556           526          9,317         108             351(H)        --
 Interest expense:
  Contractual.....................................     12,715           739         16,126         215          (1,754)(I)      234
  Amortization of deferred financing costs........      1,255            --            849          --            (475)(J)      794
                                                       13,970           739         16,975         215          (2,229)       1,028
 General and administrative.......................      3,787           153          4,113          --          (3,816)(K)
  Income before extraordinary item................   $ 32,672       $   625       $  5,529        $ 30         $ 3,017      $(1,028)
  Net income per unit.............................
  Weighted average units..........................

                                                    PRO FORMA
REVENUE:
 Rental property..................................  $135,158
 Other income.....................................     2,356
                                                     137,514
OPERATING EXPENSES:
 Rental property..................................    38,876
 Depreciation and amortization....................    22,858
 Interest expense:
  Contractual.....................................    28,275
  Amortization of deferred financing costs........     2,423
                                                      30,698
 General and administrative.......................     4,237
  Income before extraordinary item................  $ 40,845
  Net income per unit.............................  $   1.15
  Weighted average units..........................    35,432


   See Notes and Adjustments to Pro Forma Condensed Consolidated Statement of
                                  Operations.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     (A.) Reflects the Operating Partnership's historical statement of operations contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1996.

     (B.) Reflects the historical statement of operations of Eakin & Smith for the three months ended March 31, 1996, which was acquired by the Operating Partnership on April 1, 1996.

     (C.) Represents the historical statement of operations of Crocker for the period from January 1, 1996 to September 5, 1996.

     (D.) Reflects the historical operations of the Towermarc properties, which were acquired by Crocker on January 16, 1996, adjusted on a pro forma basis for interest and depreciation expense, for the period from January 1, 1996 to January 16, 1996, the date of the acquisition of Towermarc. Depreciation expense is calculated on the purchase price allocated to buildings, site improvements and tenant improvements with depreciation calculated on a straight-line basis over useful lives of 40 years, 15 years and the life of the respective leases, respectively.

     (E.) Reflects incremental rental income from a supplemental lease agreement entered into in connection with the Crocker Merger. The lease agreement was a condition of the Crocker Merger.

     (F.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Operating Partnership ($1,824), the elimination of interest income on short-term investments advanced to the Merger Subsidiary in connection the Crocker Merger ($2,219) and the elimination of interest on advances to affiliates in connection with the Crocker Merger ($1,174).

     (G.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) which were retained by the prior shareholders of Crocker ($800) and to eliminate certain other property operating costs (primarily personnel and office costs for duplicative property management operations) which will be eliminated as a result of the Crocker Merger ($840).

     (H.) Represents the net adjustment to depreciation expense based upon an allocation of the purchase price to land, buildings and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows:

Eakin & Smith Transaction.................................   $(73)
Crocker Merger............................................    424
       Total..............................................   $351

     (I.) Represents the net adjustment to interest expense to reflect interest costs on the net incremental borrowings related to the Eakin & Smith Transaction, the Crocker Merger (including effects of refinancing of certain Crocker mortgage debt with borrowings under the Revolving Loan) and the issuance of 11,750,000 shares of common stock. The adjustments are as follows:

Eakin & Smith Transaction (1)..........................   $   468
Crocker Merger (2).....................................    (2,222)
       Total...........................................   $(1,754)

     (1) $26,600 in incremental borrowing in the Eakin & Smith Transaction at an average rate under the Revolving Loan of 7% for three months.

     (2) The incremental effect of refinancing mortgage debt with an average outstanding balance of $104,000 and an average rate of 10% with borrowings under the Revolving Loan with an average rate of 7% for the for period from January 1, 1996 to September 30, 1996.

     (J.) Represents the incremental adjustment to amortization to reflect the commitment fee on the Revolving Loan and the reduction in the amortization to reflect the Crocker mortgage loans repaid.

     (K.) Represents the net adjustment to general administrative expense to reflect the estimated incremental costs (primarily salaries) to the Operating Partnership of operating a Nashville division and to reflect the elimination of certain costs (primarily executive salaries ($667), administrative costs ($1,725), the expenses incurred to generate third-party revenue ($871) and the expenses to operate the public entity ($600)) of Crocker not expected to be incurred by the Operating Partnership as follows (in thousands):

Eakin & Smith Transaction..............................   $    47
Crocker Merger.........................................    (3,863)
       Total...........................................   $(3,816)


     (L.) Reflects estimated interest expense on the Notes for the nine months ended September 30, 1996, at an effective annual interest rate of 7.4% (which includes cash interest and amortization of deferred offering costs) less interest on debt repaid with the proceeds of the Offering.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (UNAUDITED, IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                         EAKIN &       CROCKER TRANSACTION
                                                            1995          SMITH       CROCKER        PRE-
                                           HISTORICAL   TRANSACTIONS   TRANSACTION   HISTORICAL   ACQUISITION    PRO FORMA
                                              (A)           (B)            (C)          (D)       RESULTS (E)   ADJUSTMENTS
REVENUE:
 Rental property.........................   $ 71,217      $ 17,020       $ 9,222      $ 42,489      $23,985       $ 1,200(F)
 Other income............................      2,305            50           411         1,777        2,380        (2,628)(G)
                                              73,522        17,070         9,633        44,266       26,365        (1,428)
OPERATING EXPENSES:
 Rental property.........................     17,049         4,426         2,977        13,601        9,619        (2,030)(H)
 Depreciation and amortization...........     11,082         2,868         1,956         6,772        4,881          (972)(I)
 Interest expense:
  Contractual............................     12,101         2,876         2,161        16,212        5,689           387(J)
  Amortization of deferred financing
   costs.................................      1,619            46            --           594           --           312(K)
                                              13,720         2,922         2,161        16,806        5,689           699
 General and administrative..............      2,737           181           763         2,813        2,376        (4,652)(L)
  Income before extraordinary item.......   $ 28,934      $  6,673       $ 1,776      $  4,274      $ 3,800       $ 5,527
  Net income (loss) per unit.............
  Weighted average units.................

                                           OFFERING
                                             (M)      PRO FORMA
REVENUE:
 Rental property.........................             $165,133
 Other income............................                4,295
                                                --     169,428
OPERATING EXPENSES:
 Rental property.........................               45,642
 Depreciation and amortization...........               26,587
 Interest expense:
  Contractual............................      312      39,738
  Amortization of deferred financing
   costs.................................    1,059       3,630
                                             1,371      43,368
 General and administrative..............                4,218
  Income before extraordinary item.......  $(1,371)   $ 49,613
  Net income (loss) per unit.............             $   1.40
  Weighted average units.................               35,432


     See Notes to Pro Forma Condensed Consolidated Statement of Operations.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

     NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     (A.) Represents the Operating Partnership's historical statement of operations contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (B.) Reflects the February 1995 Offering and the August 1995 Offering and the historical operations of Forsyth, the Research Commons Properties and the other 1995 Acquisitions, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by the Operating Partnership.

     (C.) Represents the historical statement of operations of Eakin & Smith for the year ended December 31, 1995.

     (D.) Represents the historical statement of operations of Crocker contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (E.) Reflects the historical operations of Crocker Realty Investors, Inc., Crocker & Sons, Inc., Crocker Realty Management Services, Inc., the Sabal properties and the Towermarc properties, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by Crocker. Interest expense reflects incremental indebtedness of approximately $97,400 for the first half of 1996 at an average rate of 9.94% and $57,800 for the second half of 1996 at an average rate of 9.70% plus loan cost amortization of $292. Historical indebtedness was also reduced by $20,000 which was prepaid on December 28, 1995 using the proceeds of a private placement. The $20,000 had a fixed rate of interest of 11.5%. Depreciation is calculated using the respective purchase prices allocated to buildings, site improvements and tenant improvements with depreciation calculated on a straight-line basis over useful lives of 40 years, 15 years, and the life of the respective leases, respectively.

     (F.) Reflects incremental rental income from a supplemental lease agreement entered into in connection with the Crocker Merger. This agreement was a condition of the Crocker Merger.

     (G.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Operating Partnership.

     (H.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) distributed to the stockholders of Crocker ($800) and for other property operating costs (primarily personnel and office expenses related to duplicative property management operations) eliminated upon the completion of the Crocker Merger ($1,230).

     (I.) Represents the net adjustment to depreciation expense based upon an allocation of the purchase price to land, buildings, furniture, fixtures and equipment and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows (in thousands):

Eakin & Smith Transaction................................   $(145)
Crocker Merger...........................................    (827)
       Total.............................................   $(972)

     (J.) Represents the net adjustment to interest expense to reflect interest costs on borrowings under the Revolving Loan at an assumed rate of 7.0% capped (the effective interest rate based on a 30-day LIBOR rate of 5.50% plus 1.50%) and assumed debt as follows (in thousands):

Eakin & Smith Transaction (1)..........................   $ 2,667
Crocker Merger (2).....................................    (2,280)
       Total...........................................   $   387

     (1) $26,653 of borrowings under the Revolving Loan at 7% plus $10,075 of assumed debt at 8.0%.

     (2) The incremental effect of $10,231 of borrowings under the Revolving Loan at 7% and the effect of refinancing mortgage debt with an outstanding balance of $100,000 and an average rate of 10% with borrowings under the Revolving Loan with an average rate of 7%.

     (K.) Represents the amortization of the commitment fee ($937) on the Revolving Loan over the 36-month period.

     (L.) Represents the net adjustment to general and administrative expense to reflect the estimated incremental costs to the Operating Partnership of operating a Nashville division (primarily salaries) and to reflect the elimination of certain costs (primarily executive salaries ($1,020), administrative costs ($1,875), the expenses incurred to generate third-party revenue ($994) and the expenses of operating as a public entity ($800) of Crocker not expected to be incurred by the Operating Partnership as follows (in thousands):

Eakin & Smith Transaction..............................   $    37
Crocker Merger.........................................    (4,689)
       Total...........................................   $(4,652)


     (M.) Reflects estimated interest expense on the Notes for the year ended December 31, 1995, at an effective annual rate of 7.4% (which includes cash interest and amortization) less interest on debt repaid with the proceeds of the Offering.

                              DESCRIPTION OF NOTES

     THE FOLLOWING SUMMARY SETS FORTH CERTAIN TERMS AND PROVISIONS OF THE NOTES AND THE INDENTURE (AS DEFINED BELOW) AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TERMS AND PROVISIONS OF THE NOTES AND THE INDENTURE, WHICH ARE INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE NOTES AND IN THE INDENTURE. THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY (WHICH ARE INCLUDED IN THE "DEBT SECURITIES" DESCRIBED IN THE ACCOMPANYING PROSPECTUS) SUPPLEMENTS, AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE PROSPECTUS.

GENERAL


     The 2003 Notes and the 2006 Notes constitute separate series of securities, each to be issued pursuant to an Indenture, to be dated as of December 1, 1996 (the "Indenture"), among the Operating Partnership and First Union National Bank of North Carolina, as Trustee (the "Trustee"). The 2003 Notes and the 2006 Notes will be limited to $100,000,000 and $110,000,000, respectively, in aggregate principal amount. The terms of the Notes include those provisions contained in the Notes and the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Notes and the Indenture and the TIA for a statement thereof. Copies of the Indenture and the forms of the Notes are available for inspection at the office of the Trustee located at 230 South Tryon Street, Ninth Floor, Charlotte, North Carolina 27288-1179 (the "Corporate Trust Office").



     The Notes will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will rank PARI PASSU with each other and all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership. As of September 30, 1996, the Operating Partnership had outstanding $250.0 million of unsecured, unsubordinated indebtedness and $347.7 million of secured indebtedness. On a pro forma basis, after giving effect to the completion of the Offering, as of September 30, 1996, the Operating Partnership would have had outstanding $318.5 million of unsecured, unsubordinated indebtedness, $287.9 million of secured indebtedness and $780.0 million of unencumbered assets. Subject to certain limitations set forth in the Notes and the Indenture described in the Prospectus under the caption "Description of Debt Securities
 -- Certain Covenants," the Indenture will permit the Operating Partnership to incur additional secured and unsecured indebtedness.


     The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under " -- Book-Entry System."

     The Trustee is one of the lenders under the Revolving Loan.

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES


     Interest on the Notes will accrue at the respective rates set forth on the cover page of this Prospectus Supplement from December 1, 1996, or the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and will be payable in U.S. Dollars semi-annually in arrears on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing June 1, 1997. The interest so payable will be paid to the person (the "Holder") in whose name the applicable Note is registered at the close of business on the date (whether or not a Business Day, as defined below) 15 calendar days preceding the applicable Interest Payment Date (each, a "Regular Record Date"). The principal of each Note payable on the Maturity Date will be paid against presentation and surrender thereof at the Corporate Trust Office of the Trustee, in U.S. Dollars. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.


MATURITY

     The 2003 Notes will mature on December 1, 2003, and the 2006 Notes will mature on December 1, 2006 (each a "Maturity Date"). The 2003 Notes and the 2006 Notes may each be redeemed at the option of the Operating Partnership at any time. See " -- Optional Redemption." The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     Each of the 2003 Notes and the 2006 Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Operating Partnership will notify the Trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes having the same Maturity Date are to be redeemed at the option of the Operating Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.

     As used herein:

     "MAKE-WHOLE AMOUNT" means, in connection with any optional redemption or accelerated payment of any 2003 Notes or 2006 Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes of such series being redeemed or paid.


     "REINVESTMENT RATE" means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal of the series of Notes being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.


     "STATISTICAL RELEASE" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will, under certain circumstances, upon the Operating Partnership's request cease to be of further effect with respect to the Notes, and the Trustee will execute proper instruments acknowledging satisfaction and discharge of its Indenture as to the Notes. See "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance " in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

     Each series of Notes will be issued in the form of a single fully registered Note in book-entry form (each, a "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain Holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

     If (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depository is not appointed by the Operating Partnership within 90 days, (ii) an Event of Default under the Indenture has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by the Global Security advise DTC to cease acting as depository or (iii) the Operating Partnership, in its sole discretion, determines at any time that the Notes shall no longer be represented by a Global Security, the Operating Partnership will issue individual Notes of the applicable amount and in certificated form in exchange for the related Global Security. In any such instance, an owner of a beneficial interest in such Global Security will be entitled to physical delivery of individual Notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participant's records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, the Notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and its registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made by the Operating Partnership to the Trustee and from the Trustee to DTC. DTC's practice is to credit Direct Participant's accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Operating Partnership subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Note certificates are required to be printed and delivered.

     The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

     None of the Operating Partnership, the Underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DATE SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Terms Agreement, the Operating Partnership has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:


                                                                              PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                                UNDERWRITER                                    OF 2003 NOTES       OF 2006 NOTES
Goldman, Sachs & Co........................................................     $ 40,000,000        $ 44,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................................       30,000,000          33,000,000
NationsBanc Capital Markets, Inc...........................................       30,000,000          33,000,000
       Total...............................................................     $100,000,000        $110,000,000


     Under the terms and conditions of the Underwriting Agreement and the Terms Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.


     The Underwriters propose to offer each series of Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.35% of the principal amount in the case of the 2003 Notes and 0.40% of the principal amount in the case of the 2006 Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes, to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.



     Each series of Notes is a new issue of securities with no established trading market. The 2003 Notes and the 2006 Notes have been approved for listing, subject to notice of issuance, on the NYSE under the symbols "HIW 03" and "HIW 06," respectively. The Underwriters have advised the Operating Partnership that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.


     Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

     In the ordinary course of their respective businesses, the Underwriters provide investment banking, advisory and other financial services to the Operating Partnership and its affiliates for which they receive customary fees. NationsBank, N.A., an affiliate of NationsBanc Capital Markets, Inc., is a lender and the agent under the Revolving Loan, for which it has received customary fees. In addition, the Operating Partnership intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to NationsBank, N.A. Accordingly, the Offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. NationsBanc Capital Markets, Inc. is participating in the Offering on the same terms as the other Underwriters and will not receive any benefit in connection with the Offering other than customary managing, underwriting and selling fees.

     The Operating Partnership and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                               VALIDITY OF NOTES

     The validity of the Notes offered hereby will be passed upon for the Operating Partnership by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina, and for the Underwriters by Andrews & Kurth L.L.P., Washington, D.C., who will rely on the opinion of Smith Helms Mulliss & Moore, L.L.P. as to matters of North Carolina law.

PROSPECTUS
                                 $1,000,000,000
                           HIGHWOODS PROPERTIES, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                DEBT SECURITIES

     Highwoods Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, $.01 par value per share ("Common Stock"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $650,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Highwoods/Forsyth Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities, (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees"). Debt securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described herein and in the accompanying Prospectus Supplement. The Company conducts substantially all of its activities through, and substantially all of its assets are held by, directly or indirectly, the Operating Partnership. Consequently, the Company's operating cash flow and its ability to service its financial obligations, including the Guarantees, is dependent upon the cash flow of and distributions or other payments from the Operating Partnership to the Company.

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

     The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE
                               CONTRARY IS A CRIMINAL OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
             ON OR ENDORSED THE MERITS OF THIS OFFERING, ANY REPRE-
                     SENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Prospectus is November 15, 1996.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Common Stock of the Company is listed on the New York Stock Exchange ("NYSE"), and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company, the Operating Partnership and the Securities, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company or the Operating Partnership with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Form 10-K/A on June 3, 1996 and June 18, 1996);

          b. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated May 16, 1994;

          c. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended on Form 10-Q/A on June 3, 1996 and June 18, 1996), June 30, 1996 and September 30, 1996;

          d. The Company's Current Reports on Form 8-K, dated February 10, 1995, July 12, 1995 (as amended on Form 8-K/A on September 6, 1995 and June 3, 1996), December 18, 1995, April 1, 1996 (as amended on Form 8-K/A on June 3, 1996 and June 18, 1996), April 29, 1996 (as
             amended on Form 8-K/A on June 3, 1996 and June 18, 1996) and September 27, 1996;

          e. The Operating Partnership's Current Reports on Form 8-K, dated September 27, 1996 and November 15, 1996;

          f. The Operating Partnership's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996; and

          g. The Operating Partnership's Registration Statement on Form 8-A, dated November 15, 1996.

     All documents filed by the Company or the Operating Partnership with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request. Requests should be made to: Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At September 30, 1996, the Company owned a portfolio of 280 office and industrial properties (the "Properties"), together with approximately 250 acres of land (the "Development Land") for future development. The Properties consist of 170 suburban office properties and 110 industrial (including 74 service center) properties, located in 16 markets in North Carolina, Florida, Tennessee, Virginia, South Carolina, Georgia and Alabama. As of September 30, 1996, the Properties consisted of approximately 16.7 million rentable square feet, which were leased to approximately 1,700 tenants.

     The Company conducts substantially all of its activities through, and substantially all of its interests in the Properties are held by, directly or indirectly, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of September 30, 1996, owned 87.9% of the partnership interests (the "Units") in the Operating Partnership. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for cash or, at the Company's option, one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase. Because the Company conducts substantially all of its business through the Operating Partnership, the description of the business, property information, policies with respect to certain activities, investment policies and management information for the Operating Partnership is the same as that for the Company. Such information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     In addition to owning the Properties and the Development Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies"), which are subsidiaries of the Operating Partnership, and Forsyth-Carter Brokerage L.L.C. ("Forsyth-Carter Brokerage"), a joint venture of the Operating Partnership with Carter Oncor International.

     The Company is a Maryland corporation that was incorporated in 1994. The Operating Partnership is a North Carolina limited partnership formed in 1994. The Company's and the Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and their telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing offered Securities.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The Company intends to limit the extent of its borrowing to less than 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company might incur. The Indenture (as defined herein), however, will contain limits on the Company's ability to incur indebtedness. If the Company's policy limiting borrowing were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to stockholders and in an increased risk of default on its obligations. As of September 30, 1996, the Company's ratio of debt to total market capitalization was approximately 36%.

GEOGRAPHIC CONCENTRATION

     The Company's revenues and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). Based on September 1996 rent rolls, the North Carolina Properties represented 54.1% of the Company's annualized rental revenue, with properties located in Raleigh-Durham accounting for 31%. The Company's performance and its ability to make distributions to stockholders is therefore dependent on the economic conditions in its Southeastern markets and in its North Carolina markets in particular. In addition, there can be no assurance as to the continued growth of the economy in these markets.

ABILITY OF THE COMPANY TO PAY ON GUARANTEES

     Substantially all operations of the Company are conducted by the Operating Partnership. The principal asset of the Company is its interest (87.9% as of September 30, 1996) in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. At September 30, 1996, the Operating Partnership had approximately $597.7 million of indebtedness outstanding, of which approximately $347.7 million is secured by interests in certain real estate assets. The Operating Partnership is a party to loan agreements with various bank lenders which require the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.

RISKS IN THE EVENT OF CERTAIN TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY

     The Indenture does not contain any provisions that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) certain reorganizations, restructures, mergers or similar transactions involving the Operating Partnership or the Company.

CONFLICTS OF INTERESTS IN THE BUSINESS OF THE COMPANY

     TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. Holders of Units may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of any of its properties and, therefore, such holders, including certain of the Company's officers and directors, and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual property, those members of the Company's management and Board of Directors of the Company who hold Units may influence the Company not to sell or refinance the properties even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance its properties with a high level of debt.

     POLICIES WITH RESPECT TO CONFLICTS OF INTERESTS. The Company has adopted certain policies relating to conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the independent directors of the Company or a majority of the shares of capital stock held by disinterested stockholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

     COMPETITIVE REAL ESTATE ACTIVITIES OF MANAGEMENT. John W. Eakin, who is an executive officer and director of the Company, maintains an ownership interest in an office building in the central business district of Nashville, Tennessee, which building may compete for potential tenants with the Company's Nashville office properties.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     OWNERSHIP LIMIT. The Company's Articles of Incorporation prohibit ownership of more than 9.8% of the outstanding capital stock of the Company by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.

     REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER OR OTHER SIGNIFICANT CORPORATE ACTION. The Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of a majority of the outstanding Units. Should the Company ever own less than a majority of the outstanding Units, this voting requirement might limit the possibility for acquisition or change in the control of the Company. As of September 30, 1996, the Company owned approximately 87.9% of the Units.

     STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1997, 1998 and 1999. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

DEPENDENCE ON DISTRIBUTIONS FROM OPERATING PARTNERSHIP IN ORDER TO QUALIFY AS A REIT

     To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. Because the Company conducts substantially all of its business activities through the Operating Partnership, the ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

BROAD DISCRETION IN USE OF PROCEEDS

     The Company and the Operating Partnership may use the proceeds from sales of Securities for many different purposes and will not be restricted by any provisions of the Articles of Incorporation of the Company or the agreement of limited partnership of the Operating Partnership. As a result, no assurance can be given that such proceeds will be employed in a manner consistent with the current investment practices of the Company and the Operating Partnership.

REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

     The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     COMPETITION. Numerous office and industrial properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of the Company's properties. Significant development of office or industrial properties in a particular area could have a material effect on the Company's ability to lease space in its properties and on the rents charged.

     Prior to the completion of the merger with Crocker Realty Trust, Inc. ("Crocker") on September 20, 1996, Crocker's three senior officers, Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko, resigned as officers and directors of Crocker. They may compete with the Operating Partnership except within the city limits of Boca Raton, Florida, where their severance agreements prohibit them from competing until July 1997 (in the case of Mr. Onisko) or until February 1997 (in the case of Messrs. Crocker and Ackerman).

     BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS. At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

     RENEWAL OF LEASES AND RELETTING OF SPACE. The Company will be subject to the risks that upon expiration of leases for space located in its properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company were unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected.

     ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

     CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various Federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     CONSEQUENCES OF INABILITY TO SERVICE MORTGAGE DEBT. Pursuant to loan agreements with bank lenders, a portion of the Properties are mortgaged to secure payment of such indebtedness, and if the Company or the Operating Partnership were to be unable to meet such payments, a loss could be sustained as a result of foreclosure on the Properties by the bank lenders.

RISK OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to continue development and construction of office and industrial properties, including development on the Development Land. Risks associated with the Company's development and construction activities, including activities relating to the Development Land, may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

     Although the Company has limited its development, acquisition, management and leasing business primarily to markets with which management is familiar, the Company may expand its business to new geographic markets. Management believes that much of its past success has been a result of its local expertise. The Company may not initially possess the same level of familiarity with new markets, which could adversely affect its ability to develop, acquire, manage or lease properties in any new localities.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials. In connection with the ownership and operation of its properties, the Company may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources, and the presence of hazardous or toxic substances at a site in the vicinity of a property could require the property owner to participate in remediation activities in certain cases or could have an adverse effect on the value of such property.

     As of the date hereof, all of the Properties have been subjected to a Phase I environmental assessment or assessment update, most of which have been performed in the last three years. These assessments have not revealed, nor is management of the Company aware of, any environmental liability that it believes would have a material adverse effect on the Company's financial position, operations or liquidity taken as a whole. This projection, however, could prove to be incorrect depending on certain factors. For example, the assessments may not reveal all environmental liabilities, there may be material environmental liabilities of which the Company is unaware, or material environmental liabilities may have arisen after the assessments were performed of which the Company is unaware. In addition, assumptions regarding groundwater flow and the existence of contamination are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties, or by third parties unrelated to the Company.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and have agreed to indemnify the Company for any claims resulting from noncompliance, and the Company is not aware of any environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.

EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE UPON CONVERSION OF UNITS

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the Company's initial formation and public offering and certain subsequent acquisitions, as of September 30, 1996, approximately 4.4 million Units had been issued to various holders other than to the Company, including certain officers and directors of the Company. In connection with the issuance of Units, each holder thereof agreed not to sell or otherwise dispose of such Units or shares of Common Stock received upon exchange of such Units for a period of one year. At the conclusion of such period, any shares of Common Stock issued upon exchange of Units may be sold in the public markets upon registration or available exemptions from registration. No prediction can be made about the effect that future sales of Common Stock will have on the market price of shares. At September 30, 1996, the one-year lock-up period with respect to 3.6 million Units had expired.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio. The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be.

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The ratios of earnings to combined fixed charges and preferred stock dividends for the Company and the Operating Partnership for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 were 2.91x, 3.00x, 2.42x, 0.97x, 0.95x and 0.79x, respectively.
Earnings were inadequate to cover fixed charges by $171,000, $239,000 and $913,000 for the years ended December 31, 1993, 1992 and 1991, respectively. These deficiencies occurred prior to the Company's initial public offering of Common Stock in June 1994. Prior to the completion of this offering, the Company's predecessor (the "Highwoods Group") operated in a manner as to minimize taxable income to the owners. As a result, although its properties have generated positive net cash flow, the Highwoods Group had net losses for the years ended December 31, 1991 through 1993. The initial public offering allowed the Operating Partnership to significantly deleverage its properties and improve its ratio of earnings to fixed charges.

     The ratios of earnings to combined fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership, the Company and First Union National Bank of North Carolina, as trustee. A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1996, the total outstanding debt of the Operating Partnership was $597.7 million, $347.7 million of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

      (1) the title of such Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

      (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

      (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

     (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

     (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

     (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

     (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

     (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Regulation 14E under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

     (19) if other than the Trustee, the identity of each security registrar and/or paying agent; and

     (20) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control.

See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."

GUARANTEES

     The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. In addition, Debt Securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership, or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1011).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all outstanding Unsecured Debt (Section 1012).

     EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership or the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

     MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

     INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

     PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Operating Partnership and the Company is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company, or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1013).

     PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

     As used herein and in the Prospectus Supplement:

     "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt.

     "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges,
(g) provisions for or realized losses on properties and (h) charges for early extinguishment of debt and (ii) less amounts that have been included for gains on properties.

     "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP").

     "DEBT" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "SUBSIDIARY" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

     ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then

Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section
502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or would subject the Trustee to personal liability, or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Debt Securities are Guaranteed Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right or repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (I) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee to facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption (Section 805).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or
(b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 402).

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 402). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections no longer applicable to such Debt Securities or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, of which no Preferred Stock was outstanding at the date hereof.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

     Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

      (1) The title and stated value of such Preferred Stock;

      (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

      (6) The provision for a sinking fund, if any, for such Preferred Stock;

      (7) The provision for redemption, if applicable, of such Preferred Stock;

      (8) Any listing of such Preferred Stock on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (12) A discussion of Federal income tax considerations applicable to such Preferred Stock;

     (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of

Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding capital stock of the Company. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock that has been converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common

Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares that will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less that 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of a Preferred Stock Depositary for any duties required by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Depositary Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The authorized capital stock of the Company includes 100,000,000 shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. As of September 30, 1996, there were 31,788,067 shares of Common Stock outstanding and 4,374,528 shares reserved for issuance upon exchange of outstanding Units.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

     GENERAL. Pursuant to the Company's Articles of Incorporation and the Maryland general corporation law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the Board of Directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Units (including Units owned by the Company).

     MARYLAND BUSINESS COMBINATION AND CONTROL SHARE STATUTES. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Units. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Securities. Certain Federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     GENERAL. Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     Smith Helms Mulliss & Moore, L.L.P. has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT and in the opinion of Smith Helms Mulliss & Moore, L.L.P., commencing with the Company's taxable year ended December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on the factual representations of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code discussed below on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

FEDERAL INCOME TAXATION OF THE COMPANY

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company has elected to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

     ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests regarding the nature of its income and assets, described below, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals or persons, subject to a "look-through" exception in the case of condition (vi). In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property; including investments in other REITs, or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% of more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" will be performed by independent contractors.

     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income tests. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, distributions on the Operating Partnership's stock in the Service Companies and its allocable portion of the income earned by Forsyth-Carter Brokerage will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company would cease to qualify as a REIT.

     ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, including shares in other REITs, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company acquired the securities of the Service Companies, but also each time the Company increases its ownership of their respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in either of the Service Companies.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of each of the Service Companies, and by virtue of its ownership of Units, the Company will be considered to own its pro rata share of such stock. See "The Company and the Operating Partnership". Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of either of the Service Companies. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of either of the Service Companies exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of each of the Service Companies owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Smith Helms Mulliss & Moore, L.L.P., in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of each of the Service Companies. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     ANNUAL DISTRIBUTION REQUIREMENTS. In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year, if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the
actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible cash expenditures such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) is an estate or trust, the income of which is subject to Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     DISTRIBUTIONS GENERALLY. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and, to that extent, will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     CAPITAL GAIN DISTRIBUTIONS. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation; net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income.

     CERTAIN DISPOSITIONS OF SHARES. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

     TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401 (a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the "look-through" exception. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the Board of Directors.

SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular Federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States Federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains. If the Company were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the Common Stock will be listed and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Common Stock and that are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to either a reduced rate or an exemption under a treaty. In any event, a purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

     GENERAL. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership is treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would prevent the Company from qualifying as a REIT. See
" -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for Federal income tax purposes. Instead, in connection with the filing of the Registration Statement of which this Prospectus is a part, Smith Helms Mulliss & Moore, L.L.P. has delivered its opinion dated June 3, 1996 to the effect that based on the provisions of the Operating Partnership's partnership agreement (the "Partnership Agreement"), certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated as a partnership for Federal income tax purposes. Smith Helms Mulliss & Moore, L.L.P. undertakes no obligation to update this opinion subsequent to such date. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for Federal income tax purposes.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss in generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Contributing Partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of Securities. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Requirements for Qualification -- ANNUAL DISTRIBUTION REQUIREMENTS."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to any property purchased by the Operating Partnership, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

     BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

     SALE OF THE PROPERTIES. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Federal Income Taxation of the Company -- INCOME TESTS." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

OTHER TAX CONSIDERATIONS

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership from distributions on stock of the Service Companies held by the Operating Partnership. Neither of the Service Companies will qualify as a REIT, and the Service Companies will pay Federal, state and local income taxes on their taxable incomes at normal corporate rates. Any Federal, state or local income taxes that the Service Companies are required to pay will reduce the cash available for distribution by the Company to its stockholders.

     As described above, the value of the securities of each of the Service Companies held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of either of the Service Companies). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of each of the Service Companies to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, the Combined Statement of Revenue and Certain Expenses of TBC Parkway Plaza, Inc. for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated December 18, 1995, the Combined Statement of Revenue and Certain Expenses of the Acquired Properties for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated July 12, 1995 (as amended on Form 8-K/A on September 6, 1995), the Combined Statement of Revenue and Certain Expenses of Research Commons for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, the combined financial statements and schedule of Eakin & Smith for the year ended December 31, 1995, incorporated by reference from the Company's Current Report on Form 8-K/A dated April 1, 1996 as amended on June 3, 1996 and June 18, 1996 and the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995, incorporated herein by reference from the Company's Current Report on Form 8-K/A, dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedule of Highwoods/Forsyth Limited Partnership at December 31, 1995 and for the period June 14, 1994 to December 31, 1994 and the year ended December 31, 1995 and the combined financial statements of the Highwoods Group at December 31, 1993 and for the period January 1, 1994 to June 13, 1994 and the year ended December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and the schedule of real estate and accumulated depreciation of the Forsyth Group, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Crocker Realty Trust, Inc. as of December 31, 1995 and for the year then ended, the financial statements of Crocker & Sons, Inc. as of December 31, 1994 and for the year then ended, and the financial statements of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and for the two years ended December 31, 1994, have been incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. as of December 31, 1994 and for the year ended December 31, 1994, and the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of AP Southeast Portfolio Partners, L.P. for the period from its date of inception (November 17, 1993) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon for the Company and the Operating Partnership by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina. Certain legal matters will be passed upon for any underwriters, dealers or agents by Andrews & Kurth L.L.P., Washington, D.C.

     In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Smith Helms Mulliss & Moore, L.L.P.

     Smith Helms Mulliss & Moore, L.L.P. and Andrews & Kurth L.L.P. may rely as to matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                                                                                              Page
Audited Financial Statements -- Highwoods/Forsyth Limited Partnership
Report of Independent Auditors.............................................................................   F-2
Balance Sheets as of December 31, 1995 and 1994............................................................   F-3
Statements of Income for the year ended December 31, 1995 and for the period June 14, 1994 (commencement of
  operations) to December 31, 1994.........................................................................   F-4
Statements of Partners' Capital for the year ended December 31, 1995 and for the period June 14, 1994
  (commencement of operations) to December 31, 1994........................................................   F-5
Statements of Cash Flows for the the year ended December 31, 1995 and for the period June 14, 1994
  (commencement of operations) to December 31, 1994........................................................   F-6
Notes to Financial Statements..............................................................................   F-8
Schedule III -- Real Estate and Accumulated Depreciation...................................................   F-17
Combined Financial Statements -- Highwoods Group (Predecessor)
Report of Independent Auditors.............................................................................   F-23
Combined Balance Sheet as of December 31, 1993.............................................................   F-24
Combined Statements of Operations for the period from January 1, 1994 to June 13, 1994 and for the year
  ended December 31, 1993..................................................................................   F-25
Combined Statements of Owners' Deficit for the period from January 1, 1994 to June 13, 1994 and for the
  year ended December 31, 1993.............................................................................   F-26
Combined Statements of Cash Flows for the period from January 1, 1994 to June 13, 1994 and for the year
  ended December 31, 1993..................................................................................   F-27
Notes to Combined Financial Statements.....................................................................   F-28
Schedule III -- Real Estate and Accumulated Depreciation...................................................   F-32
Other Information
Selected Financial Data....................................................................................   F-34
Management's Discussion and Analysis of Financial Condition and Results of Operations......................   F-35

                         REPORT OF INDEPENDENT AUDITORS
TO THE OWNERS
HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
     We have audited the accompanying balance sheets of Highwoods/Forsyth Limited Partnership as of December 31, 1995 and 1994, and the related statements of income, partners' capital, and cash flows for the year ended December 31, 1995 and for the period from June 14, 1994 (commencement of operations) to December 31, 1994. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the management of Highwoods/Forsyth Limited Partnership. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highwoods/Forsyth Limited Partnership at December 31, 1995 and 1994, and the results of its operations and cash flows for the year ended December 31, 1995 and for the period from June 14, 1994 (commencement of operations) to December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
                                          ERNST & YOUNG LLP
Raleigh, North Carolina
February 2, 1996,
except note 8 as to which the date is
September 27, 1996
                                      F-2

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                 Balance Sheets
                                 (In thousands)

                                                                                                December 31,
                                                                                              1995        1994
Assets
Real estate assets, at cost:
  Land...................................................................................   $106,955    $ 34,484
  Buildings and improvements.............................................................    491,581     183,572
  Development in process.................................................................     15,508         643
  Furniture, fixtures and equipment......................................................      1,288         967
                                                                                             615,332     219,666
  Less -- accumulated depreciation.......................................................    (22,266)    (11,690)
  Net real estate assets.................................................................    593,066     207,976
Cash and cash equivalents................................................................      6,838       6,258
Accounts and notes receivable............................................................      6,338         496
Notes receivable from service subsidiaries...............................................      1,274         620
Accrued straight line rents receivable...................................................      3,407       1,888
Other assets:
  Deferred leasing costs.................................................................      4,253       2,139
  Deferred financing costs and interest rate caps........................................      8,268       6,796
  Prepaid expenses and other.............................................................      1,521         330
                                                                                              14,042       9,265
  Less -- accumulated amortization.......................................................     (3,831)     (1,726)
                                                                                              10,211       7,539
                                                                                            $621,134    $224,777
Liabilities and partners' capital
Mortgages and notes payable..............................................................   $182,736    $ 66,864
Accounts payable, accrued expenses and other liabilities.................................     11,052       5,717
     Total liabilities...................................................................    193,788      72,581
Redeemable operating partnership units outstanding, 3,731,000 and 1,054,664 at December
  31, 1995 and 1994, respectively........................................................    105,401      21,884
Partners' capital:
  General partner units outstanding, 231,368 and 100,409 at December 31, 1995 and 1994,
     respectively........................................................................      3,219       1,303
  Limited partner units outstanding, 19,174,455 and 8,885,781 at December 31, 1995 and
     1994, respectively..................................................................    318,726     129,009
     Total partners' capital.............................................................    321,945     130,312
                                                                                            $621,134    $224,777

                See accompanying notes to financial statements.
                                      F-3

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                              Statements of Income
                    (In thousands, except per unit amounts)

                                                                                                      Period from
                                                                                       Year Ended     June 14, to
                                                                                      December 31,    December 31,
                                                                                          1995            1994
Revenue:
  Rental income....................................................................     $ 71,217        $ 19,011
  Equity in earnings of service companies..........................................           --             100
  Interest and other income........................................................        2,305             331
Total revenue......................................................................       73,522          19,442
Operating expenses:
  Rental property..................................................................       17,049           5,110
  Depreciation and amortization....................................................       11,082           2,607
  Interest expense:
     Contractual...................................................................       12,101           2,482
     Amortization of deferred financing costs and interest rate cap................        1,619             738
                                                                                          13,720           3,220
  General and administrative.......................................................        2,737             810
     Income before extraordinary item..............................................       28,934           7,695
  Extraordinary item -- loss on early extinguishment of debt.......................       (1,068)         (1,422)
Net income.........................................................................     $ 27,866        $  6,273
Net income per unit:
  Income before extraordinary item.................................................     $   1.55        $   0.77
  Extraordinary item -- loss on early extinguishment of debt.......................         (.06)          (0.14)
  Net income.......................................................................     $   1.49        $   0.63
  Weighted average units outstanding...............................................       18,697           9,991
Net income per unit:
  General partner..................................................................     $   1.49        $   0.63
  Limited partners.................................................................         1.49            0.63
Weighted average units outstanding:
  General partner..................................................................          187             100
  Limited partner..................................................................       18,510           9,891
Total..............................................................................       18,697           9,991

                See accompanying notes to financial statements.
                                      F-4

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                        Statements of Partners' Capital
                                 (In thousands)

                                                                                 General       Limited        Total
                                                                                Partner's     Partners'     Partners'
                                                                                 Capital       Capital       Capital
Initial capital contribution June 14, 1994...................................     $    1       $      --     $       1
Offering proceeds............................................................      1,652         140,613       142,265
Basis adjustments and acquisition of limited partners' interest..............         --         (13,471)      (13,471)
Net income...................................................................         63           6,210         6,273
Distributions................................................................        (50)         (4,970)       (5,020)
Adjustment of redeemable partnership units to fair value.....................          3             261           264
Transfer of limited partners' interest.......................................       (366)            366            --
Balance at December 31, 1994.................................................      1,303         129,009       130,312
Offering proceeds............................................................         --         162,856       162,856
Capital contributions........................................................         --          57,308        57,308
Net income...................................................................        278          27,588        27,866
Distributions................................................................       (299)        (29,546)      (29,845)
Adjustment of redeemable partnership units to fair value.....................       (266)        (26,286)      (26,552)
Transfer of limited partners' interest.......................................      2,203          (2,203)           --
Balance at December 31, 1995.................................................     $3,219       $ 318,726     $ 321,945

                See accompanying notes to financial statements.
                                      F-5

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                            Statements of Cash Flows
                                 (In thousands)

                                                                                                      Period from
                                                                                       Year Ended      June 14 to
                                                                                      December 31,    December 31,
                                                                                          1995            1994
Operating activities:
Net income.........................................................................     $ 27,866       $    6,273
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization....................................................       12,701            3,345
  Loss on early extinguishment of debt.............................................        1,068            1,422
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................       (1,561)            (321)
     Prepaid expenses and other assets.............................................         (173)            (521)
     Accrued straight line rents receivable........................................       (1,519)            (503)
     Accounts payable, accrued expenses and other liabilities......................        4,787            3,455
       Net cash provided by operating activities...................................       43,169           13,150
Investing activities:
Proceeds from disposition of real estate assets....................................        2,200          --
Additions to real estate assets....................................................     (130,411)         (99,208)
Other assets and notes receivable..................................................       (1,777)            (620)
Cash from contributed net assets...................................................          549            2,088
Cash paid in exchange for partnership net assets...................................       (6,593)          (9,623)
     Net cash used in investing activities.........................................     (136,032)        (107,363)
Financing activities:
Distributions paid.................................................................      (29,845)          (5,020)
Net proceeds from contributed capital..............................................      219,821          164,413
Payment of prepayment penalties and loan costs.....................................       (1,046)          (1,025)
Borrowings on credit facility......................................................       50,800           62,700
Repayment of credit facility.......................................................      (87,000)         (20,000)
Proceeds from mortgages and notes payable..........................................       90,250          --
Repayment of mortgages.............................................................     (148,907)         (93,947)
Payment of deferred financing costs................................................         (630)          (6,650)
     Net cash provided by financing activities.....................................       93,443          100,471
Net increase in cash and cash equivalents..........................................          580            6,258
Cash and cash equivalents at beginning of the period...............................        6,258          --
Cash and cash equivalents at end of the period.....................................     $  6,838       $    6,258
Supplemental disclosure of cash flow information:
Cash paid for interest.............................................................     $ 11,965       $    2,073

                See accompanying notes to financial statements.
                                      F-6

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                     Statements of Cash Flows -- Continued
                                 (In thousands)
                    For the Year Ended December 31, 1995 and
 for the Period from June 14, 1994 (commencement of operations) to December 31,
                                      1994

Supplemental disclosure of non-cash investing and financing activities
The following summarizes the net assets contributed by the Unit holders of the Operating
Partnership or assets acquired subject to mortgages and notes payable:
                                                                                               1995       1994
Assets:
Real estate assets, net...................................................................   $260,883    $51,614
Cash and cash equivalents.................................................................        549      2,088
Deferred rent receivable..................................................................      --         1,385
Tenant leasing costs, net.................................................................      --         1,188
Deferred financing costs, net.............................................................        842        488
Accounts receivable and other.............................................................      6,290        174
  Total assets............................................................................    268,564     56,937
Liabilities:
Mortgages payable.........................................................................    210,728     63,947
Accounts payable, accrued expenses and other liabilities..................................        549      2,262
  Total liabilities.......................................................................    211,277     66,209
     Net assets (liabilities).............................................................   $ 57,287    $(9,272)
In connection with the above transactions, the Operating Partnership made additional cash payments to certain partners in exchange for their partnership net assets in the amounts of $9,623,000 in 1994 and $6,593,000 in 1995. These transactions were accounted for using the purchase method of accounting. Further, in connection with these transactions, the
Company received cash payments at closing of $2,088,000 in 1994 and $549,000 in 1995 to fund the payment of certain accrued liabilities such as property taxes.
Additionally, in connection with the formation of the Operating Partnership additional debt of $54,164,000 was assumed and Units valued at $4,199,000 were issued during the period from June 14, 1994 to December 31, 1994.

                See accompanying notes to financial statements.
                                      F-7

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Organization and Formation of the Company
     Highwoods/Forsyth Limited Partership (the "Operating Partnership" formerly Highwoods Realty Limited Partnership), commenced operations on June 14, 1994 when Highwoods Properties, Inc. (the "Company") completed an initial public offering (the "Initial Public Offering") and issued 7.4 million shares of Common Stock (plus 1.1 million shares subsequently issued pursuant to the underwriters' over-allotment option). As of December 31, 1995, the Operating Partnership owned 191 properties consisting of 94 suburban office buildings and 97 industrial properties.
     The following transactions (the "Formation Transactions") occurred in connection with the Initial Public Offering:
     (Bullet) The Company consummated various purchase agreements to acquire certain interests in 41 properties, including 27 properties which were not owned by the predecessor to the Company and the Operating Partnership (the "Highwoods Group") prior to the Initial Public Offering.
              For the 14 properties previously owned by the Highwoods Group, negative net assets of approximately $9,272,000 were contributed to the Operating Partnership at their historical cost. Approximately $8,400,000 was distributed to non-continuing partners of the Highwoods Group for their partnership interest in the 14 properties. For the 27 properties not owned by the Highwoods Group, the Company issued approximately $4,200,000 of Units, assumed $54,164,000 of debt and paid $82,129,000 in cash. These 27 properties were recorded at their purchase price using the purchase method of accounting.
     (Bullet) The Company became the sole general partner of the Operating
              Partnership, by contributing its ownership interests in the 41 properties and its third-party fee business and all but $10,400,000 of the net proceeds of the Initial Public Offering in exchange for an approximate 88.3% interest in the Operating Partnership.
     (Bullet) The Operating Partnership executed various option and purchase agreements whereby it paid approximately $81,352,000 in cash, issued 1,054,664 redeemable units in the Operating Partnership and assumed approximately $118,111,000 of indebtedness in exchange for fee simple interests in the 41 properties and the development land.
     (Bullet) The Operating Partnership contributed the third-party management and development business and the third-party leasing business to Highwoods Services, Inc. (formerly Highwoods Realty Services, Inc. and Highwoods Leasing Company) in exchange for 100% of each company's non-voting common stock and 1% of their voting common stock.
     As a result of common stock offerings and subsequent contributions of capital to the Operating Partnership by the Company, the Company owns approximately 84% of the Partnership Units in the Operating Partnership as of December 31, 1995 (including its 1% general partnership interest in the Operating Partnership). These units are classified as General partners' capital and Limited partners' capital in the accompanying Statements of Partners' Capital. The Company's capital accounts are adjusted to reflect the 1% general partnership interest with the adjustments at book value presented as transfer of "limited partners' interest" in the Statements of Partners' Capital.
     Generally one year after issuance (the "lock-up period"), the Operating Partnership is obligated to redeem each Redeemable Operating Partnership Unit at the request of the holder thereof for cash, provided that the Company at its option may elect to acquire any such Unit presented for redemption by exchanging one share of Common Stock for the Unit or cash at the fair market value. When a Unit holder redeems a Unit for a share of Common Stock or cash, the minority interest will be reduced and the Company's share in
                                      F-8

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued the Operating Partnership will be increased. The Company's General and Limited Partnership Units are not redeemable for cash. At December 31, 1995, the one-year lock-up period had expired with respect to 1,054,664 of the 3,731,000 Units issued.
Basis of Presentation
     The Operating Partnership's investments in Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies") are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in the financial statements.
     The extraordinary loss represents the write-off of loan origination fees and prepayment penalties paid on the early extinguishment of debt.
Real Estate Assets
     Real estate assets are recorded at cost less accumulated depreciation. All capitalizable costs related to the improvement or replacement of commercial real estate properties are capitalized. Depreciation is computed by the straight-line method over the estimated useful life of 40 years for buildings and improvements and 5 to 7 years for furniture and equipment. Tenant improvements are amortized over the life of the respective leases, using the straight-line method.
     The Company reviews each property for any evidence of possible impairment of carrying value based on estimated future cash flows. Based on their analysis, as of December 31, 1995 and 1994 the carrying value of all properties is below their estimated net realizable values.
     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the Statement in the first quarter of 1996 and the adoption did not have any material effect. Cash Equivalents
     The Operating Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Revenue Recognition
     Minimum rental income is recognized on a straight-line basis over the term of the lease. Unpaid rents are included in accounts receivable. Certain lease agreements contain provisions which provide reimbursement of real estate taxes, insurance, advertising and certain common area maintenance (CAM) costs. These additional rents are recorded on the accrual basis. All rent and other receivables from tenants are due from commercial building tenants located in the properties.
Deferred Lease Fees and Loan Costs
     Lease fees, concessions and loan costs are capitalized at cost and amortized over the life of the related lease or loan term, respectively. Redeemable Operating Partnership Units
     Holders of redeemable operating partnership units may request redemption of each of their units by the Operating Partnership for cash equal to the fair market value of one share of the Company's Common Stock
                                      F-9

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued at any time after expiration of the applicable "lock-up" period. The Company, the general partner of the Operating Partnership, may at its option choose to satisfy the redemption requirement by issuing Common Stock on a one-for-one basis for the number of units submitted for redemption. In accordance with ASR 268 issued by the Securities and Exchange Commission, these units are classified outside of permanent partners' capital in the accompanying balance sheet. The recorded value of the units is based on fair value at the balance sheet date as measured by the closing price of the Company's common stock on that date multiplied by the total number of units outstanding.
Income Taxes
     No provision has been made for income taxes in the accompanying financial statements because such taxes, if any, are the responsibility of the individual partners.
     The Operating Partnership's taxable income for the year ended December 31, 1995, and for the period from June 14, 1994 to December 31, 1994 was $22,258,500 and $5,100,800, respectively. The differences between book income and taxable income primarily result from timing differences consisting of depreciation expense ($2,788,000 and $979,480 in 1995 and 1994, respectively) and recording of rental income ($1,115,390 and $335,780 in 1995 and 1994, respectively). Concentration of Credit Risk
     Management of the Operating Partnership performs ongoing credit evaluations of its tenants. At December 31, 1995, the properties were leased to approximately 950 tenants, in four geographic locations, which engage in a wide variety of businesses. There is no dependence upon any single tenant.
Interest Rate Risk Management
     The Operating Partnership enters into various interest rate swaps and caps in managing its interest rate risk. Payments to or from the counterparties are recorded as adjustments to interest expense. The Company has designated these instruments as hedges against existing liabilities and accordingly utilizes hedge accounting.
     The Operating Partnership would not realize a material loss as of December 31, 1995 in the event of non-performance by any one counterparty. The Operating Partnership has entered into transactions with financial institution counterparties with a credit rating of Aa3 or better. Additionally, the Operating Partnership limits the amount of credit exposure with any one institution.
Use of Estimates
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
2. MORTGAGES AND NOTES PAYABLE
     Mortgages and notes payable consisted of the following at December 31, 1995 and 1994 (in thousands):

                                                                       1995       1994
Conventional fixed rate mortgages payable (a.)....................   $134,687    $24,164
Variable rate mortgages payable (b.)..............................     36,549         --
9% fixed rate unsecured note payable..............................      5,000         --
Revolving credit facility (c.)....................................      6,500     42,700
  Total...........................................................   $182,736    $66,864

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
2. MORTGAGES AND NOTES PAYABLE -- Continued
     (a.) Conventional fixed rate mortgages payable includes 19 loans at December 31, 1995, and seven loans at December 31, 1994. The loans were secured by real estate assets with an aggregate undepreciated cost of approximately $226,000,000 at December 31, 1995. Interest rates on fixed rate mortgages payable range from 7.0% to 13.0% with a weighted average rate of 8.80% at December 31, 1995.
     (b.) Variable rate mortgages payable includes three loans at December 31, 1995. The loans were secured by real estate assets with an aggregate undepreciated cost of approximately $75,000,000 at December 31, 1995. Interest rates on variable rate mortgages payable range from 1.35% to 1.50% above the 30-day London Interbank Offered Rate ("LIBOR"). At December 31, 1995, 30-day LIBOR was 5.9%.
     The Operating Partnership has entered into two interest rate swap agreements with financial institutions to effectively fix the interest rates on the variable rate mortgages payable at a rate of 7.24%. At December 31, 1995, the notional amounts of the interest rate swaps equaled the outstanding balance of the mortgages payable. The swaps expire in June 1999 and July 2000 upon the maturity of the respective mortgage agreements. The cost basis of the interest rate swaps was $670,000 at December 31, 1995.
     (c.) The Operating Partnership has a revolving credit facility in the amount of $80,000,000 from two participating banks. The credit facility bears interest at 1.50% above 30-day LIBOR and matures on June 13, 1999. The terms of the credit facility require the Operating Partnership to pay a commitment fee equal to .25% on the unused portion of the credit facility and include certain restrictive covenants which limit, among other things, dividend payments and additional indebtedness and which requires compliance with certain financial ratios and measurements. At December 31, 1995, the Operating Partnership was in compliance with the terms of the credit facility. The credit facility is secured by real estate assets with an aggregate undepreciated cost of approximately $133,000,000 at December 31, 1995.
     To limit increases in interest expense due to changes in 30-day LIBOR, the Operating Partnership used $6,170,000 of the proceeds from the Initial Public Offering to purchase a five-year, $80,000,000 interest rate protection agreement. The interest rate protection agreement limits the Operating Partnership's exposure to 30-day LIBOR of 5.5% (7.0% with the 1.50% spread). The initial premium paid to acquire the interest rate protection agreement is being amortized as an increase to interest expense over the five-year term of the agreement. Payments received from the counterparties under the interest rate protection agreements were $385,000 in 1995 and $25,000 in 1994; and were recorded in the contractual interest expense in the income statement. At December 31, 1995, the effective interest rate on the credit facility was 7%.
     (d.) The aggregate maturities of the mortgages and notes payable are as follows (in thousands):

1996..................................................   $  4,137
1997..................................................     25,135
1998..................................................      7,301
1999..................................................     38,719
2000..................................................     39,084
Thereafter............................................     68,360
                                                         $182,736

     During 1995 and 1994, the total interest costs incurred on mortgages and notes payable was $12,608,000 and $2,499,000, respectively. The amount of interest capitalized during 1995 and 1994 was $507,000 and $17,000, respectively.
3. RENTAL INCOME
     The Operating Partnership's real estate assets are leased to tenants under operating leases that expire over the next ten years. The minimum rental amounts under the leases are generally either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases also require
                                      F-11

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
3. RENTAL INCOME -- Continued
that the tenants reimburse the Operating Partnership for increases in certain costs above their base year costs.
     Expected future minimum rents to be received over the next five years and thereafter from tenants for leases in effect at December 31, 1995, are as follows (in thousands):

1996..........................................................................   $ 81,765
1997..........................................................................     66,760
1998..........................................................................     50,863
1999..........................................................................     39,594
2000..........................................................................     27,134
Thereafter....................................................................     28,685
                                                                                 $294,801

4. RELATED PARTY TRANSACTIONS
     The Operating Partnership makes advances to Highwoods Services, Inc. and Forsyth Properties Services, Inc. for working capital purposes. These advances bear interest at a rate of 7% per annum and totaled $1,274,000 at December 31, 1995, and $620,000 at December 31, 1994. The Operating Partnership recorded interest income from these advances of $43,000 and $15,000 for the year ended December 31, 1995, and for the period from June 14, 1994, to December 31, 1994.
     During the year ended December 31, 1995, the Operating Partnership acquired two properties encompassing 99,334 square feet at an aggregate purchase price of $6,850,000 from partnerships in which certain officers and directors owned a majority interest. These transactions were accounted for using the purchase method of accounting and their operating results are included in the Statements of Income from their acquisition dates.
5. COMMITMENTS AND CONTINGENCIES
  Lease:
     Two of the properties located in Parkway Plaza development are subject to a land lease expiring December 31, 2082. Rental payments are to be adjusted yearly based on the consumer price index. The Operating Partnership has the option to purchase the leased land during the lease term at the greater of 85% of appraised value or $35,000 per acre. The obligation for future minimum lease payments is as follows (in thousands):

1996................................................................   $   97
1997................................................................       97
1998................................................................       97
1999................................................................       97
2000................................................................       97
Thereafter..........................................................    7,981
                                                                       $8,466

  Litigation:
     The Operating Partnership is a party to a variety of legal proceedings arising in the ordinary course of its business. These matters are generally covered by insurance. All of these matters, taken together, are not expected to have a material adverse effect on the accompanying consolidated financial statements not withstanding possible insurance recovery.
                                      F-12

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
5. COMMITMENTS AND CONTINGENCIES -- Continued
  Contracts:
     The Operating Partnership has entered into construction contracts totaling $39,173,000 at December 31, 1995. The amounts remaining on these contracts as of December 31, 1995, totaled $26,548,000.
     The Operating Partnership has entered into a contract under which it is committed to acquire 64 acres of land over a five-year period for an aggregate purchase price of approximately $10,172,000. The seller has the option to elect to receive the purchase price in either cash or Units valued at $26.67.
     The Operating Partnership has also entered into a contract under which it is committed to acquire 18 acres of land on or before August 1, 1998, for an aggregate purchase price of approximately $2,032,000.
  Environmental Matters:
     All but one of the Operating Partnership properties have been subjected to Phase I environmental reviews. Such reviews have not revealed, nor is management aware of, any environmental liability that management believes would have a material adverse effect on the accompanying consolidated financial statements.
6. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following disclosures of estimated fair values were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Operating Partnership could realize upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The carrying amounts and estimated fair value of the Operating Partnership's financial instruments at December 31, 1995, were as follows (in thousands):

                                                        Carrying      Fair
                                                         Amount      Value
Cash and cash equivalents............................   $  6,838    $  6,838
Accounts and notes receivable........................   $  7,612    $  7,612
Mortgages and notes payable..........................   $182,735    $186,709
Interest rate swap agreements........................   $    670        (464)
Interest rate cap....................................   $  4,267       1,311

     The fair values for the Operating Partnership's fixed rate mortgages and notes payable were estimated using discounted cash flow analysis, based on the Operating Partnership's estimated incremental borrowing rate at December 31, 1995, for similar types of borrowing arrangements. The carrying amounts of the Operating Partnership's variable rate borrowings approximate fair value.
     The fair values of the Operating Partnership's interest rate swap and interest rate cap agreements represent the estimated amount the Operating Partnership would receive or pay to terminate or replace the financial instruments at current market rates.
     Disclosures about the fair value of financial instruments are based on relevant information available to the Operating Partnership at December 31, 1995. Although management is not aware of any factors that would have a material effect on the fair value amounts reported herein, such amounts have not been revalued since that date and current estimates of fair value may significantly differ from the amounts presented.
7. MERGERS AND ACQUISITIONS
     Through mergers and acquisitions during 1995, the Operating Partnership increased its portfolio of office and industrial space by 6,357,000 square feet at an aggregate cost of $369,900,000. Additionally,
                                      F-13

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
7. MERGERS AND ACQUISITIONS -- Continued during 1995 the Company completed its second and third public offerings of common stock. These transactions were accounted for using the purchase method of accounting and their operating results are included in the Statements of Income from their acquisition dates.
     During 1994, the Company completed its Initial Public Offering, the Formation Transactions and acquired 207,000 square feet of office and industrial space at an aggregate cost of $15,000,000.
     Unaudited pro forma results of operations for the years ended December 31, 1995 and 1994 are set forth below. For 1995, such pro forma results assume (i) the acquisition of 5,727,706 square feet of office and industrial space at a total cost of $354,200,000 and (ii) the second and third public offerings and the related capital contributions occurred at the beginning of the year. For 1994, such pro forma results assume (i) the 1994 acquisition of 5,727,706 square feet of office and industrial space at a total cost of $354,200,000, and (ii) the initial, second and third offerings, the related capital contributions, and the Formation Transactions occurred at the beginning of the year. The proceeds from the second and third offerings were used to reduce outstanding indebtedness and for working capital purposes. Pro forma interest expense was calculated based upon the indebtedness outstanding after debt repayment and using the effective rate on such indebtedness. In 1994 and 1995, 200,000 and 2,677,748, respectively, of Operating Partnership units were issued in connection with various mergers and acquisitions. These units were recorded at the market value of the Company's Common Stock price on the closing date of the transactions.

                                Pro Forma Year Ended    Pro Forma Year Ended
                                 December 31, 1995       December 31, 1994
                                  (in thousands, except per unit amounts)
Revenues.....................         $ 90,592                $ 83,541
Net Income...................         $ 35,607                $ 28,771
Net Income per Unit..........         $   1.54                $   1.25

     The pro forma information is not necessarily indicative of what the Operating Partnership's results of operations would have been if the transactions had occurred at the beginning of each period presented. Additionally, the pro forma information does not purport to be indicative of the Operating Partnership's results of operations for future periods.
8. SUBSEQUENT EVENTS
Credit Facility
     On March 26, 1996, the Operating Partnership closed on a $140,000,000 unsecured credit facility (the "New Credit Facility") which replaces the existing $80 million line. At March 31, 1996, $21,500,000 was outstanding under the credit facility. The New Credit Facility is with three commercial banks and has an initial interest rate of LIBOR +1.50% which will adjust based on the Operating Partnership's senior unsecured credit rating to a range of LIBOR +1.00% to LIBOR +1.75%. The Company will continue to utilize the $80,000,000 interest rate protection agreement to limit its exposure to increases in 30-day LIBOR.
Nashville Transaction
     On April 1, 1996, the Company and the Operating Partnership completed a merger with Eakin & Smith and its affiliates ("Eakin & Smith") combining their property portfolios, management teams and business operations. The merger will be accounted for using the purchase method of accounting. Through the combination, the Company succeeded to the ownership of seven suburban office buildings totaling 848,000 square feet, a 103,000-square-foot suburban office development project, 18 acres of development land and Eakin & Smith's brokerage and property management operations. All the properties and development land are located in Nashville, Tennessee. At March 31, 1996, the properties acquired in the transaction were 97% leased.
                                      F-14

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
8. SUBSEQUENT EVENTS -- Continued
     The aggregate purchase price, assuming the completion of the in-process development project, was approximately $98.5 million payable through the issuance of 537,138 limited partnership units of the Operating Partnership and 489,421 shares of Common Stock, the assumption of $37 million of indebtedness (with a weighted average fixed rate of 8.0%), and cash payments of approximately $33 million. The aggregate purchase price excludes deferred payments of up to 54,056 shares of Common Stock, which are attributable to Eakin & Smith's brokerage and property management operation. A total payment of 13,514 shares of Common Stock will be paid to the three principals of Eakin & Smith, Inc. for each of the first four 12-month periods following the combination in which third-party service revenue attributable to the Eakin & Smith brokerage and property management operations exceeds $2,000,000.
     As part of the combination, the three principals of Eakin & Smith, Inc. received options to purchase 105,000 shares of common stock at $27.50 per share. Such options vest in four equal annual installments beginning with the second anniversary of the date of grant. Such principals also received warrants to purchase 150,000 shares of Common Stock for $28.00 per share.
Acquisition of Crocker Realty Trust, Inc.
     On September 20, 1996, the Company acquired Crocker Realty Trust, Inc. through a merger (the "Crocker Merger"). Agreement on the terms of the Crocker Merger was reached on April 29, 1996. At that time, the Company and a wholly owned subsidiary of the Company (the "Merger Subsidiary") entered into a Stock Purchase Agreement with certain controlling shareholders of Crocker (the "Sellers") to purchase all of the Sellers' shares of common stock of Crocker (the "Shares"). The Company and the Merger Subsidiary also entered into an Agreement and Plan of Merger with Crocker (the "Merger Agreement"). The Merger Agreement provided that the Merger Subsidiary would be merged into Crocker, with Crocker as the surviving entity.
     On September 6, 1996, the Company closed the acquisition of the Shares. The purchase price was $249.1 million ($11.05 per Share) and included, as contemplated by the Stock Purchase Agreement, the $1.1 million purchase of 1,056,000 options to purchase shares of Crocker owned by the Sellers.
     The Crocker Merger was consummated on September 20, 1996 following its approval at a special meeting of the shareholders of Crocker. All shares of common stock of Crocker (other than those held by the Company) were converted into and represented a right to receive $11.05 per share. Following the Crocker Merger, the Company entered into various restructuring transactions culminating in the contribution by the Company of Crocker's assets and liabilities to the Operating Partnership. As a result of the Crocker Merger and subsequent transactions, substantially all of the assets and liabilities of Crocker at the time of the Crocker Merger are the assets and liabilities of the Operating Partnership. The total cost of the acquisition of all of the outstanding shares of Crocker was approximately $565.8 million, which included the assumption of $243 million of Crocker debt.
     On September 27, 1996, the Operating Partnership obtained a $280 million revolving line of credit (the "Revolving Loan") from NationsBank, N.A., First Union National Bank of North Carolina and other lenders. The Revolving Loan includes a $10 million letter of credit facility and replaced the Operating Partnership's $140 million credit facility.
     The Revolving Loan requires monthly payments of interest only, with the balance of all principal and accrued but unpaid interest due on October 31, 1999. The initial interest rate on the Revolving Loan is LIBOR plus 150 basis points and will adjust based on the Operating Partnership's senior unsecured credit rating within a range of LIBOR plus 100 basis points to LIBOR plus 175 basis points.
                                      F-15

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
9. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):
     Selected quarterly financial data for the year ended December 31, 1995, and for the period from June 14, 1994, (commencement of operations) to December 31, 1994, is as follows (in thousands except per unit amounts):

                                                  For the period from June 14, 1994 to December 31, 1994*
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter     Total
Revenues............................      $    --          $  1,482          $ 8,810          $  9,150       $19,442
Income before extraordinary item....           --               534            3,652             3,509         7,695
Extraordinary item..................           --            (1,422)              --                --        (1,422)
Net (loss) income...................      $    --          $   (888)         $ 3,652          $  3,509       $ 6,273
Per Unit:
  Income before extraordinary
     item...........................      $    --          $   0.06          $  0.36          $   0.35       $  0.77
  Net (loss) income.................      $    --          $  (0.09)         $  0.36          $   0.35       $  0.63
                                                           For the year ended December 31, 1995*
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter     Total
Revenues............................      $12,846          $ 17,518          $20,560          $ 22,598       $73,522
Income before extraordinary item....        4,879             6,829            7,939             9,287        28,934
Extraordinary item..................       (1,068)               --               --                --        (1,068)
Net income..........................      $ 3,811          $  6,829          $ 7,939          $  9,287       $27,866
Per Unit:
  Income before extraordinary
     item...........................      $  0.36          $   0.39          $  0.39          $   0.40       $  1.55
  Net income........................      $  0.29          $   0.39          $  0.39          $   0.40       $  1.49

* The total of the four quarterly amounts for net income per unit do not equal the total for the year due to the use of a weighted average to compute the average number of units outstanding.
                                      F-16

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1995
                                 (In thousands)

                                                                   Cost      Gross Amount at Which
                                                                Capitalized   Carried at Close of
                                             Initial Cost       Subsequent          Period
                                                   Building &       to                  Building &              Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
Highwoods Office Center
  Amica                          (2)    $     289   $  1,544     $     42   $     289   $  1,586    $  1,875       $    61
  Arrowwood                       --          955      3,406          212         955      3,618       4,573           139
  Aspen                          (2)          560      2,104           56         560      2,160       2,720            91
  Birchwood                      (2)          201        911           --         201        911       1,112            43
  Cedar East                     (2)          563      2,498           58         563      2,556       3,119           106
  Cedar West                     (2)          563      2,487           94         563      2,581       3,144           101
  Cottonwood                     (2)          609      3,253           15         609      3,268       3,877           127
  Cypress                        (2)          567      1,747           26         567      1,773       2,340            84
  Dogwood                    $ 2,633          766      2,790           --         766      2,790       3,556           108
  Hawthorn                       (2)          904      3,782           --         904      3,782       4,686         1,487
  Highwoods Tower                (2)          203     16,948           --         203     16,948      17,151         2,035
  Holly                           --          300      1,170           --         300      1,170       1,470            45
  Ironwood                       (2)          319      1,276           99         319      1,375       1,694            82
  Kaiser                         (2)          133      3,625           --         133      3,625       3,758           978
  Laurel                         (2)          884      2,537            4         884      2,541       3,425            98
  Leatherwood                     --          213        851           98         213        949       1,162            52
  Smoketree Tower                (2)        2,353     11,922          723       2,353     12,645      14,998           475
Rexwoods Office Center
  2500 Blue Ridge                (2)          722      4,552           33         722      4,585       5,307           177
  Blue Ridge II                1,445          434         --        1,450         462      1,422       1,884           333
  Rexwoods Center                (3)          775         --        3,771         878      3,668       4,546           648
  Rexwoods II                    (2)          355         --        1,822         362      1,815       2,177           100
  Rexwoods III                 3,320          886         --        2,863         919      2,830       3,749           328
  Rexwoods IV                    (2)          586         --        3,434         586      3,434       4,020            58
Triangle Business Center
  Bldg. 2A                       (3)          377      4,004          303         377      4,307       4,684           193
  Bldg. 2B                       (3)          118      1,225           --         118      1,225       1,343            47
  Bldg. 3                        (3)          409      5,349          300         409      5,649       6,058           290
  Bldg. 7                        (3)          414      6,301          (72)        414      6,229       6,643           240
Progress Center
  Cape Fear                       --          131         --        1,895         131      1,895       2,026           928
  Catawba                         --          125         --        1,650         125      1,650       1,775           912
  CompuChem                       --          269         --        6,598         289      6,578       6,867         1,726
North Park
  4800 North Park             10,847        2,678     17,673          109       2,678     17,782      20,460           689
  4900 North Park              1,567          770      1,989           11         770      2,000       2,770            77
  5000 North Park                (2)        1,010      4,697          560       1,010      5,257       6,267           203
Creekstone Park
  Creekstone Crossing             --          728      3,891           16         728      3,907       4,635            61
  Riverbirch                     (2)          448         --        4,137         469      4,116       4,585           813
  Willow Oak                      --          458      4,685          343         458      5,028       5,486            21
Research Commons
  EPA Annex/
    Administration               (4)        1,609     10,920           51       1,609     10,971      12,580           390
  4501 Bldg.                     (4)          748      4,448          653         748      5,101       5,849           184
  4401 Bldg.                     (4)        1,822      8,929        3,575       1,822     12,504      14,326           554
  4301 Bldg.                     (4)        1,094      7,425           --       1,094      7,425       8,519           132
  4201 Bldg.                     (4)        1,466      7,715        2,305       1,466     10,020      11,486           417
Hock Portfollo
  Fairfield I                     --          805      3,227           21         805      3,248       4,053            37

                              Date of       Date
       Description          Construction  Acquired
Highwoods Office Center
  Amica                          1983        1994
  Arrowwood                      1979        1994
  Aspen                          1980        1994
  Birchwood                      1983        1994
  Cedar East                     1981        1994
  Cedar West                     1981        1994
  Cottonwood                     1983        1994
  Cypress                        1980        1994
  Dogwood                        1983        1994
  Hawthorn                       1987        1994
  Highwoods Tower                1991        1994
  Holly                          1984        1994
  Ironwood                       1978        1994
  Kaiser                         1988        1994
  Laurel                         1982        1994
  Leatherwood                    1979        1994
  Smoketree Tower                1984        1994
Rexwoods Office Center
  2500 Blue Ridge                1982        1994
  Blue Ridge II                  1988        1994
  Rexwoods Center                1990        1994
  Rexwoods II                    1993        1994
  Rexwoods III                   1992        1994
  Rexwoods IV                    1994        1994
Triangle Business Center
  Bldg. 2A                       1984        1994
  Bldg. 2B                       1984        1994
  Bldg. 3                        1988        1994
  Bldg. 7                        1988        1994
Progress Center
  Cape Fear                      1980        1994
  Catawba                        1980        1994
  CompuChem                      1980        1994
North Park
  4800 North Park                1985        1994
  4900 North Park                1984        1994
  5000 North Park                1980        1994
Creekstone Park
  Creekstone Crossing            1990        1995
  Riverbirch                     1987        1994
  Willow Oak                     1995        1995
Research Commons
  EPA Annex/
    Administration               1966        1995
  4501 Bldg.                     1985        1995
  4401 Bldg.                     1987        1995
  4301 Bldg.                     1989        1995
  4201 Bldg.                     1991        1995
Hock Portfollo
  Fairfield I                    1987        1995

                                      F-17

                                                                   Cost      Gross Amount at Which
                                                                Capitalized   Carried at Close of
                                             Initial Cost       Subsequent         Period
                                                   Building &       to                 Building &              Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
  Fairfield II               $    --    $     910   $  3,647     $     19   $     910   $  3,666    $  4,576       $    42
  Qualex                          --          879      3,522           --         879      3,522       4,401            40
  4101 Roxboro                    --        1,059      4,243           10       1,059      4,253       5,312            49
  4020 Roxboro                    --          675      2,708            8         675      2,716       3,391            31
Other Research Triangle
  Properties
  Colony Corporate Center        (2)          613      3,296           62         613      3,358       3,971           134
  Concourse                      (2)          986     12,069          185         986     12,254      13,240           477
  Cotton Building                 --          460      1,844           --         460      1,844       2,304             2
  Expressway One Warehouse     1,650          242         --        1,836         246      1,832       2,078           248
  Holiday Inn                  2,464          867      2,748           75         867      2,823       3,690           106
  Lake Plaza East                (2)          856      4,893          126         856      5,019       5,875           217
  Phoenix                         --          394      2,019           11         394      2,030       2,424            53
  Six Forks Center I              --          666      2,688           --         666      2,688       3,354             8
  Six Forks Center II             --        1,086      4,370            8       1,086      4,378       5,464            14
  Six Forks Center III            --          862      4,444           91         862      4,535       5,397           144
  South Square I                 (3)          606      3,785          152         606      3,937       4,543           157
  South Square II                (2)          525      4,742          106         525      4,848       5,373           187
Airpark East
  Highland Industries            (5)          175        699           --         175        699         874            15
  Service Center 1               (5)          275      1,099           46         275      1,145       1,420            24
  Service Center 2               (5)          222        889           --         222        889       1,111            19
  Service Center 3               (5)          304      1,214           --         304      1,214       1,518            27
  Service Center 4               (5)          224        898           --         224        898       1,122            20
  Copier Consultants             (5)          252      1,008           --         252      1,008       1,260            22
  Service Court                  (5)          194        774            1         194        775         969            17
  Bldg. 01                       (5)          377      1,510            8         377      1,518       1,895            34
  Bldg. 02                       (5)          461      1,842            1         461      1,843       2,304            40
  Bldg. 03                       (5)          321      1,283           41         321      1,324       1,645            33
  Bldg. A                        (5)          541      2,913           60         541      2,973       3,514            66
  Bldg. B                        (5)          779      3,200           43         779      3,243       4,022            73
  Bldg. C                        (5)        2,384      9,535           35       2,384      9,570      11,954           214
  Sears Cenfact                4,561          861      3,446            6         861      3,452       4,313            75
  Warehouse 1                    (5)          384      1,535           --         384      1,535       1,919            34
  Warehouse 2                    (5)          372      1,488           --         372      1,488       1,860            33
  Warehouse 3                    (5)          370      1,480            2         370      1,482       1,852            32
  Warehouse 4                    (5)          657      2,628            1         657      2,629       3,286            57
Airpark North
  DC-1                           (5)          723      2,891           15         723      2,906       3,629            64
  DC-2                           (5)        1,094      4,375           42       1,094      4,417       5,511            97
  DC-3                           (5)          378      1,511           --         378      1,511       1,889            33
  DC-4                           (5)          377      1,508            1         377      1,509       1,886            33
Airpark West
  Airpark I                      (3)          954      3,817            5         954      3,822       4,776            84
  Airpark II                     (3)          887      3,536            7         887      3,543       4,430            79
  Airpark IV                     (3)          226        903           37         226        940       1,166            22
  Airpark V                      (3)          242        966            6         242        972       1,214            22
  Airpark VI                     (3)          326      1,308           61         326      1,369       1,695            34
West Point Business Park
  BMF Warehouse                  (6)          795      3,181           --         795      3,181       3,976            70
  WP-11                          (6)          393      1,570           22         393      1,592       1,985            35
  WP-12                          (6)          382      1,531           22         382      1,553       1,935            34
  WP-13                          (6)          297      1,192           22         297      1,214       1,511            27
  WP-3 & 4                       (6)          120        480           --         120        480         600            11
  WP-5                            --          178        590          136         178        726         904             5
  Fairchild Bldg.                (6)          640      2,577           --         640      2,577       3,217            56
  LUWA Bahnson Bldg.             (6)          346      1,384            1         346      1,385       1,731            30

                              Date of       Date
       Description          Construction  Acquired
  Fairfield II                   1989        1995
  Qualex                         1985        1995
  4101 Roxboro                   1984        1995
  4020 Roxboro                   1989        1995
Other Research Triangle
  Properties
  Colony Corporate Center        1985        1994
  Concourse                      1986        1994
  Cotton Building                1972        1995
  Expressway One Warehouse       1990        1994
  Holiday Inn                    1984        1994
  Lake Plaza East                1984        1994
  Phoenix                        1990        1994
  Six Forks Center I             1982        1995
  Six Forks Center II            1983        1995
  Six Forks Center III           1987        1994
  South Square I                 1988        1994
  South Square II                1989        1994
Airpark East
  Highland Industries            1990        1995
  Service Center 1               1985        1995
  Service Center 2               1985        1995
  Service Center 3               1985        1995
  Service Center 4               1985        1995
  Copier Consultants             1990        1995
  Service Court                  1990        1995
  Bldg. 01                       1990        1995
  Bldg. 02                       1986        1995
  Bldg. 03                       1986        1995
  Bldg. A                        1986        1995
  Bldg. B                        1988        1995
  Bldg. C                        1990        1995
  Sears Cenfact                  1989        1995
  Warehouse 1                    1985        1995
  Warehouse 2                    1985        1995
  Warehouse 3                    1986        1995
  Warehouse 4                    1988        1995
Airpark North
  DC-1                           1986        1995
  DC-2                           1987        1995
  DC-3                           1988        1995
  DC-4                           1988        1995
Airpark West
  Airpark I                      1984        1995
  Airpark II                     1985        1995
  Airpark IV                     1985        1995
  Airpark V                      1985        1995
  Airpark VI                     1985        1995
West Point Business Park
  BMF Warehouse                  1986        1995
  WP-11                          1988        1995
  WP-12                          1988        1995
  WP-13                          1988        1995
  WP-3 & 4                       1988        1995
  WP-5                           1995        1995
  Fairchild Bldg.                1990        1995
  LUWA Bahnson Bldg.             1990        1995

                                      F-18

                                                                   Cost       Gross Amount at Which
                                                                Capitalized    Carried at Close of
                                             Initial Cost       Subsequent          Period
                                                   Building &       to                 Building &              Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
University Commercial
  Center
  W-1                        $    --    $     203   $    812     $     --   $     203   $    812    $  1,015       $    18
  W-2                             --          196        786           --         196        786         982            17
  SR-1                            --          276      1,155            6         276      1,161       1,437            26
  SR-2 01/02                      --          215        859           90         215        949       1,164            26
  SR-3                            --          167        668           --         167        668         835            15
  Bldg. 01/02                     --           26        102           13          26        115         141             3
  Bldg. 03                        --          429      1,771            3         429      1,774       2,203            39
  Bldg. 04                        --          514      2,058            6         514      2,064       2,578            46
Ivy Distribution Center           --          452      1,812           67         452      1,879       2,331            42
Knollwood Office Center
  370 Knollwood                  (5)        1,819      7,451          444       1,819      7,895       9,714           192
  380 Knollwood                  (5)        2,977     11,912          163       2,977     12,075      15,052           272
Stoneleigh Business Park
  7327 W. Friendly Ave.           --           60        441            6          60        447         507             5
  7339 W. Friendly Ave.           --           63        465            8          63        473         536             6
  7341 W. Friendly Ave.          (7)          113        831           11         113        842         955            10
  7343 W. Friendly Ave.          (7)           72        531            7          72        538         610             6
  7345 W. Friendly Ave.          (7)           66        485            6          66        491         557             6
  7347 W. Friendly Ave.          (7)           97        709            9          97        718         815             8
  7349 W. Friendly Ave.          (7)           53        388            5          53        393         446             4
  7351 W. Friendly Ave.          (7)          106        778           11         106        789         895             9
  7353 W. Friendly Ave.          (7)          123        901           12         123        913       1,036            10
  7355 W. Friendly Ave.          (7)           72        525            7          72        532         604             6
Spring Garden Plaza
  4000 Spring Garden St.          --          127        933            7         127        940       1,067            11
  4002 Spring Garden St.          --           39        290            2          39        292         331             3
  4004 Spring Garden St.          --          139      1,019            8         139      1,027       1,166            12
Pomona Center-Phase I
  7 Dundas Circle                (7)           75        552           --          75        552         627             6
  8 Dundas Circle                (7)           84        617           --          84        617         701             7
  9 Dundas Circle                (7)           51        373           --          51        373         424             4
Pomona Center-Phase II
  302 Pomona Dr.                 (7)           84        617           --          84        617         701             7
  304 Pomona Dr.                 (7)           22        163           --          22        163         185             2
  306 Pomona Dr.                 (7)           50        368           --          50        368         418             4
  308 Pomona Dr.                 (7)           72        531           --          72        531         603             6
  5 Dundas Circle                (7)           72        531           --          72        531         603             6
Westgate on Wendover-Phase
  I
  305 South Westgate Dr.         (8)           30        220            1          30        221         251             3
  307 South Westgate Dr.         (8)           66        485            4          66        489         555             6
  309 South Westgate Dr.         (8)           68        496            3          68        499         567             6
  311 South Westgate Dr.         (8)           75        551            4          75        555         630             6
  315 South Westgate Dr.         (8)           54        396            2          54        398         452             5
  317 South Westgate Dr.         (8)           81        597            3          81        600         681             7
  319 South Westgate Dr.         (8)           54        396            2          54        398         452             5
Westgate on Wendover-Phase
  II
  206 South Westgate Dr.         (7)           91        664            4          91        668         759             8
  207 South Westgate Dr.         (7)          138      1,012            6         138      1,018       1,156            12
  300 South Westgate Dr.         (7)           68        496            3          68        499         567             6
  4600 Dundas Circle             (7)           62        456           19          62        475         537             5
  4602 Dundas Circle             (7)           68        498           --          68        498         566             6
Radar Road
  500 Radar Rd.                  (7)          202      1,484           --         202      1,484       1,686            17
  502 Radar Rd.                  (7)           39        285           --          39        285         324             3

                              Date of       Date
       Description          Construction  Acquired
University Commercial
  Center
  W-1                            1983        1995
  W-2                            1983        1995
  SR-1                           1983        1995
  SR-2 01/02                     1983        1995
  SR-3                           1984        1995
  Bldg. 01/02                    1983        1995
  Bldg. 03                       1985        1995
  Bldg. 04                       1986        1995
                                1930-
Ivy Distribution Center          1980        1995
Knollwood Office Center
  370 Knollwood                  1994        1995
  380 Knollwood                  1990        1995
Stoneleigh Business Park
  7327 W. Friendly Ave.          1987        1995
  7339 W. Friendly Ave.          1989        1995
  7341 W. Friendly Ave.          1988        1995
  7343 W. Friendly Ave.          1988        1995
  7345 W. Friendly Ave.          1988        1995
  7347 W. Friendly Ave.          1988        1995
  7349 W. Friendly Ave.          1988        1995
  7351 W. Friendly Ave.          1988        1995
  7353 W. Friendly Ave.          1988        1995
  7355 W. Friendly Ave.          1988        1995
Spring Garden Plaza
  4000 Spring Garden St.         1983        1995
  4002 Spring Garden St.         1983        1995
  4004 Spring Garden St.         1983        1995
Pomona Center-Phase I
  7 Dundas Circle                1986        1995
  8 Dundas Circle                1986        1995
  9 Dundas Circle                1986        1995
Pomona Center-Phase II
  302 Pomona Dr.                 1987        1995
  304 Pomona Dr.                 1987        1995
  306 Pomona Dr.                 1987        1995
  308 Pomona Dr.                 1987        1995
  5 Dundas Circle                1987        1995
Westgate on Wendover-Phase
  I
  305 South Westgate Dr.         1985        1995
  307 South Westgate Dr.         1985        1995
  309 South Westgate Dr.         1985        1995
  311 South Westgate Dr.         1985        1995
  315 South Westgate Dr.         1985        1995
  317 South Westgate Dr.         1985        1995
  319 South Westgate Dr.         1985        1995
Westgate on Wendover-Phase
  II
  206 South Westgate Dr.         1986        1995
  207 South Westgate Dr.         1986        1995
  300 South Westgate Dr.         1986        1995
  4600 Dundas Circle             1985        1995
  4602 Dundas Circle             1985        1995
Radar Road
  500 Radar Rd.                  1981        1995
  502 Radar Rd.                  1986        1995

                                      F-19

                                                                   Cost       Gross Amount at Which
                                                                Capitalized    Carried at Close of
                                             Initial Cost       Subsequent          Period
                                                   Building &       to                 Building &              Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
  504 Radar Rd.                  (7)    $      39   $    285     $     --   $      39   $    285    $    324       $     3
  506 Radar Rd.                  (7)           39        285           --          39        285         324             3
Holden/85 Business Park
  2616 Phoenix Dr.               (7)          135        990           --         135        990       1,125            11
  2606 Phoenix Dr. -- 100        (7)           63        466           --          63        466         529             5
  2606 Phoenix Dr. -- 200        (7)           63        466           --          63        466         529             5
  2606 Phoenix Dr. -- 300        (7)           31        229           --          31        229         260             3
  2606 Phoenix Dr. -- 400        (7)           52        382            2          52        384         436             5
  2606 Phoenix Dr. -- 500        (7)           64        471            5          64        476         540             6
  2606 Phoenix Dr. -- 600        (7)           78        575           --          78        575         653             7
Industrial Village
  7906 Industrial Village
    Rd.                          (7)           62        455            5          62        460         522             5
  7908 Industrial Village        (7)           62        455            5          62        460         522             5
  7910 Industrial Village
    Rd.                          (7)           62        455            5          62        460         522             5
Other Piedmont Triad
  Properties
  6348 Burnt Poplar          $    --          721      2,883            7         721      2,890       3,611            63
  6350 Burnt Poplar               --          339      1,365            5         339      1,370       1,709            30
  Stratford                      (2)        2,777     11,459           --       2,777     11,459      14,236           252
  Chesapeake                     (3)        1,236      4,944           --       1,236      4,944       6,180           108
  3288 Robinhood               1,172          290      1,159           24         290      1,183       1,473            28
Steele Creek Park
  Bldg. A                        (3)          499      1,998            7         499      2,005       2,504            44
  Bldg. B                        (3)          110        441           --         110        441         551            10
  Bldg. E                        (3)          188        824           85         188        909       1,097            16
  Bldg. G-1                      (3)          196        783           20         196        803         999            18
  Bldg. H                        (3)          169        677           72         169        749         918            30
  Bldg. K                        (3)          148        592           --         148        592         740            13
  Bldg. N                        (3)          199        722           --         199        722         921            17
Highwoods/Forsyth Business
  Park
  4101 Stuart Andrew Blvd.       (7)           70        510            2          70        512         582             6
  4105 Stuart Andrew Blvd.       (7)           26        189            1          26        190         216             2
  4109 Stuart Andrew Blvd.       (7)           87        636            4          87        640         727             7
  4201 Stuart Andrew Blvd.       (7)          110        809            4         110        813         923             9
  4205 Stuart Andrew Blvd.       (7)          134        979            8         134        987       1,121            11
  4209 Stuart Andrew Blvd.       (7)           91        665            3          91        668         759             8
  4215 Stuart Andrew Blvd.       (7)          133        978            9         133        987       1,120            11
  4301 Stuart Andrew Blvd.       (7)          232      1,702           11         232      1,713       1,945            20
  4321 Stuart Andrew Blvd.       (7)           73        534            3          73        537         610             6
Parkway Plaza
  Building 1                      --        1,110      4,741           --       1,110      4,741       5,851             4
  Building 2                      --        1,694      6,777           --       1,694      6,777       8,471             5
  Building 3                      --        1,570      6,282           --       1,570      6,282       7,852             5
  Building 7                      --           --      4,648           --          --      4,648       4,648             4
  Building 8                      --           --      4,698           --          --      4,698       4,698             4
  Building 9                   4,865           --      6,008           --          --      6,008       6,008             5
Other Charlotte Properties
  First Citizens                 (2)          647      5,528           30         647      5,558       6,205           218

                              Date of       Date
       Description          Construction  Acquired
  504 Radar Rd.                  1986        1995
  506 Radar Rd.                  1986        1995
Holden/85 Business Park
  2616 Phoenix Dr.               1985        1995
  2606 Phoenix Dr. -- 100        1989        1995
  2606 Phoenix Dr. -- 200        1989        1995
  2606 Phoenix Dr. -- 300        1989        1995
  2606 Phoenix Dr. -- 400        1989        1995
  2606 Phoenix Dr. -- 500        1989        1995
  2606 Phoenix Dr. -- 600        1989        1995
Industrial Village
  7906 Industrial Village
    Rd.                          1985        1995
  7908 Industrial Village        1985        1995
  7910 Industrial Village
    Rd.                          1985        1995
Other Piedmont Triad
  Properties
  6348 Burnt Poplar              1990        1995
  6350 Burnt Poplar              1992        1995
  Stratford                      1991        1995
  Chesapeake                     1993        1995
  3288 Robinhood                 1989        1995
Steele Creek Park
  Bldg. A                        1989        1995
  Bldg. B                        1985        1995
  Bldg. E                        1985        1995
  Bldg. G-1                      1989        1995
  Bldg. H                        1987        1995
  Bldg. K                        1985        1995
  Bldg. N                        1989        1995
Highwoods/Forsyth Business
  Park
  4101 Stuart Andrew Blvd.       1984        1995
  4105 Stuart Andrew Blvd.       1984        1995
  4109 Stuart Andrew Blvd.       1984        1995
  4201 Stuart Andrew Blvd.       1982        1995
  4205 Stuart Andrew Blvd.       1982        1995
  4209 Stuart Andrew Blvd.       1982        1995
  4215 Stuart Andrew Blvd.       1982        1995
  4301 Stuart Andrew Blvd.       1982        1995
  4321 Stuart Andrew Blvd.       1982        1995
Parkway Plaza
  Building 1                     1982        1995
  Building 2                     1983        1995
  Building 3                     1984        1995
  Building 7                     1985        1995
  Building 8                     1986        1995
  Building 9                     1984        1995
Other Charlotte Properties
  First Citizens                 1989        1994

                                      F-20

                                                                   Cost        Gross Amount at Which
                                                                Capitalized    Carried at Close of
                                             Initial Cost       Subsequent           Period
                                                   Building &       to                 Building &              Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
Innsbrook Office Center
  Markel American                (9)    $     585   $  2,347     $     81   $     585   $  2,428    $  3,013       $    34
  Proctor-Silex                  (9)        1,086      4,344           --       1,086      4,344       5,430            50
  Vantage Place I            $    --          235        940            1         235        941       1,176             7
  Vantage Place II                --          203        811            2         203        813       1,016             6
  Vantage Place III               --          218        873            2         218        875       1,093             6
  Vantage Place IV                --          233        931            2         233        933       1,166             7
  Vantage Point                4,493        1,089      4,354           51       1,089      4,405       5,494            32
  Innsbrook Tech I             1,181          264      1,058           --         264      1,058       1,322             8
  DEQ Technology Center           --          541      2,166           --         541      2,166       2,707            11
  DEQ Office                      --        1,324      5,305           --       1,324      5,305       6,629            28
Technology Park
  Virginia Center                 --        1,438      5,858           --       1,438      5,858       7,296           157
Development Projects
  Global Software                 --          465         --           58         465         58         523            --
  MSA                             --          717         --            9         717          9         726            --
  Healthsource                    --        1,294         --            1       1,294          1       1,295            --
  Highwoods Health Club           --          142        555           --         142        555         697            --
  Regency One                     --          554         --           --         554         --         554            --
Development Land
  Capital Center                  --          851         --           --         851         --         851            --
  Creekstone Park                 --        1,255         --         (453)(10)       802         --      802            --
  Highwoods Office Center
    North                         --        1,555         49         (450)(11)     1,105         49    1,154            10
  Highwoods Office Center
    South                         --        2,518         --           --       2,518         --       2,518            --
  Research Commons                --        1,349         --           --       1,349         --       1,349            --
  Airpark East                    --        1,932         --           --       1.932         --       1,932            --
  Airpark North                   --          804         --           --         804         --         804            --
  NationsFord Business
    Park                          --        1,206         --           --       1,206         --       1,206            --
  West Point Business Park        --        1,759         --           --       1,759         --       1,759            --
  Airport Center Drive         1,600        1,600         --           --       1,600         --       1,600            --
                             $41,798    $ 107,642   $449,766     $ 41,128   $ 106,955   $491,581    $598,536(12)      $21,452
                              Date of       Date
       Description          Construction  Acquired
Innsbrook Office Center
  Markel American                1988        1995
  Proctor-Silex                  1986        1995
  Vantage Place I                1987        1995
  Vantage Place II               1987        1995
  Vantage Place III              1988        1995
  Vantage Place IV               1988        1995
  Vantage Point                  1990        1995
  Innsbrook Tech I               1991        1995
  DEQ Technology Center          1991        1995
  DEQ Office                     1991        1995
Technology Park
  Virginia Center                1985        1994
Development Projects
  Global Software                 N/A
  MSA                             N/A         N/A
  Healthsource                    N/A         N/A
  Highwoods Health Club           N/A         N/A
  Regency One                     N/A         N/A
Development Land
  Capital Center                  N/A        1995
  Creekstone Park                 N/A        1994
  Highwoods Office Center
    North                         N/A        1994
  Highwoods Office Center
    South                         N/A        1994
  Research Commons                N/A        1995
  Airpark East                    N/A        1995
  Airpark North                   N/A        1995
  NationsFord Business
    Park                          N/A        1995
  West Point Business Park        N/A        1995
  Airport Center Drive            N/A        1995
                                  N/A         N/A

(1) Depreciation is computed using economic lives ranging from 5 to 40 years.
(2) These assets are pledged as collateral for an $80,000,000 credit facility.
(3) These assets are pledged as collateral for a $31,834,000 first mortgage loan.
(4) These assets are pledged as collateral for a $24,481,000 first mortgage loan.
(5) These assets are pledged as collateral for a $40,659,000 first mortgage loan.
(6) These assets are pledged as collateral for an $8,733,000 first mortgage loan.
(7) These assets are pledged as collateral for a $12,067,000 first mortgage loan.
(8) These assets are pledged as collateral for a $6,669,000 first mortgage loan.
(9) These assets are pledged as collateral for a $4,995,000 first mortgage loan.
(10) Reflects land transferred to the Willow Oak Property.
(11) Reflects land transferred to the Global Property.
(12) The aggregate cost for federal income tax purposes was approximately $509,000,000.
                                      F-21

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                              NOTE TO SCHEDULE III
                                 (in thousands)
                        As of December 31, 1995 and 1994
     A summary of activity for real estate and accumulated depreciation is as follows:

                                                                                                December 31,
                                                                                              1995            1994
Real Estate:
  Balance at beginning of year........................................................   $       218,699    $ 61,656
  Additions:
     Acquisitions and development.....................................................           365,130     154,946
     Improvements.....................................................................            16,806       2,097
  Cost of real estate sold............................................................            (2,099)         --
Balance at close of year (a)..........................................................   $       598,536    $218,699
Accumulated Depreciation:
  Balance at beginning of year........................................................   $        11,003    $  8,679
  Depreciation expense................................................................            10,483       2,324
  Real estate sold....................................................................               (34)         --
  Balance at close of year (b)........................................................   $        21,452    $ 11,003

(a) Reconciliation of total cost to balance sheet caption at December 31, 1995 and 1994 (in thousands):

                                                                                                  1995        1994
Total per schedule III                                                                          $598,536    $218,699
Construction in progress exclusive
of land of $3,172 included in
Schedule III                                                                                      15,508          --
Furniture, fixtures and equipment                                                                  1,288         967
Total real estate assets at cost                                                                $615,332    $219,666

(b) Reconciliation of total accumulated depreciation to balance sheet caption at December 31, 1995 and 1994 (in thousands):

                                                                                                   1995       1994
Total per schedule III                                                                            $21,452    $11,003
Accumulated depreciation -- furniture, fixtures and equipment                                         814        687
Total accumulated depreciation                                                                    $22,266    $11,690

                         REPORT OF INDEPENDENT AUDITORS
BOARD OF DIRECTORS AND STOCKHOLDERS
HIGHWOODS PROPERTIES, INC.
     We have audited the accompanying combined balance sheet of the Highwoods Group as of December 31, 1993, and the related combined statements of operations, owners' deficit, and cash flows for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Highwoods Group's management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Highwoods Group at December 31, 1993, and the combined results of operations and cash flows for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
                                          ERNST & YOUNG LLP
Raleigh, North Carolina
January 10, 1995
                                      F-23

                                HIGHWOODS GROUP
                             COMBINED BALANCE SHEET

                                                                                                 December 31, 1993
Assets
Rental properties, at cost:
  Land........................................................................................      $ 9,488,616
  Buildings and improvements..................................................................       50,141,219
  Equipment...................................................................................          924,782
                                                                                                     60,554,617
  Less accumulated depreciation...............................................................       (8,649,712)
     Rental property, net.....................................................................       51,904,905
Cash and cash equivalents.....................................................................          865,647
Restricted cash...............................................................................          928,773
Rents and other receivables from tenants (net of allowance of $20,000 in
  December 1993)..............................................................................        1,314,983
Accounts receivable from related parties......................................................          156,942
Accrued straight line rents receivable........................................................        1,624,535
Deferred offering costs and prepaids..........................................................          180,604
Other assets:
  Deferred lease fees and loan costs..........................................................        2,838,182
  Less accumulated amortization...............................................................       (1,136,059)
                                                                                                      1,702,123
Total assets..................................................................................      $58,678,512
Liabilities and owners' deficit
Mortgages and notes payable including $159,362 to related parties at
  December 31, 1993...........................................................................      $64,346,580
Accrued expenses and accounts payable.........................................................        2,226,879
Accounts payable to related parties...........................................................           81,833
Total liabilities.............................................................................       66,655,292
Owners' deficit...............................................................................       (7,976,780)
Commitments (Notes 3 and 6)...................................................................
Total liabilities and owners' deficit.........................................................      $58,678,512

                            See accompanying notes.
                                      F-24

                                HIGHWOODS GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                 January 1, 1994
                                                                                       to             Year ended
                                                                                  June 13, 1994    December 31, 1993
Revenue:
  Rental income................................................................    $ 4,953,444        $ 8,983,623
  Leasing, development and construction income.................................      1,267,725          3,721,407
  Other income.................................................................        427,300            745,173
Total revenue..................................................................      6,648,469         13,450,203
Expenses:
  Property operating expenses..................................................      2,246,830          4,398,186
  Leasing, development and construction expenses...............................        349,677          1,849,778
  Interest.....................................................................      2,472,609          5,184,781
  Depreciation and amortization................................................        834,622          1,583,314
  Marketing, general and administrative........................................        280,777            589,257
Total expenses.................................................................      6,184,515         13,605,316
Net income (loss)..............................................................    $   463,954        $  (155,113)

                            See accompanying notes.
                                      F-25

                                HIGHWOODS GROUP
                     COMBINED STATEMENTS OF OWNERS' DEFICIT

                                                                                                        Owners'
                                                                                                        Deficit
Balance at December 31, 1992.......................................................................    (7,823,410)
  Owners' distributions............................................................................    (1,043,944)
  Owners' contributions............................................................................     1,045,687
  Net loss for the year ended December 31, 1993....................................................      (155,113)
Balance at December 31, 1993.......................................................................    (7,976,780)
  Owners' distributions............................................................................    (1,759,220)
  Net income for the period from January 1, 1994 to June 13, 1994..................................       463,954
Balance at June 13, 1994...........................................................................   $(9,272,046)

                            See accompanying notes.
                                      F-26

                                HIGHWOODS GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 January 1, 1994
                                                                                       to             Year ended
                                                                                  June 13, 1994    December 31, 1993
Operating activities
Net income (loss)..............................................................    $   463,954        $  (155,113)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization................................................        834,622          1,583,314
  Changes in operating assets and liabilities:
    Rents and other receivables from tenants...................................      1,100,324           (608,301)
    Deferred lease fees and loan costs.........................................         26,150           (332,458)
    Accounts receivable from related parties...................................             --             42,620
    Deferred offering costs and prepaids.......................................        181,303           (155,055)
    Tenant security deposits...................................................          7,682             (5,660)
    Accrued straight line rents receivable.....................................        238,707           (267,102)
    Accrued expenses and accounts payable......................................        (53,828)         1,198,327
    Accounts payable to related parties........................................             --           (115,914)
Net cash provided by operating activities......................................      2,798,914          1,184,658
Investing activities
Changes in restricted cash.....................................................        834,717           (466,228)
Purchases of, and improvements to, rental properties...........................       (346,978)        (6,284,966)
Net cash provided by (used in) investing activities............................        487,739         (6,751,194)
Financing activities
Proceeds from borrowings.......................................................             --          4,918,424
Principal payments on notes payable............................................       (398,724)          (851,188)
Distributions to partners......................................................     (1,759,220)        (1,043,944)
Capital contributions from partners............................................             --          1,045,687
Net cash (used in) provided by financing activities............................     (2,157,944)         4,068,979
Net increase (decrease) in cash and cash equivalents...........................      1,128,709         (1,497,557)
Cash and cash equivalents at beginning of year.................................        865,647          2,363,204
Cash and cash equivalents at end of year.......................................    $ 1,994,356        $   865,647
Supplemental disclosures of cash flow information
Cash paid during the year for interest (net of interest capitalized of $-0- and
  $15,772, for the period from January 1, 1994 to June 13, 1994 and for the
  year ended December 31, 1993, respectively)..................................    $ 2,410,237        $ 5,098,233

                            See accompanying notes.
                                      F-27

                                HIGHWOODS GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
  Description of Business
     The predecessor to Highwoods Properties, Inc. ("the Company") and Highwoods/Forsyth Limited Partnership (the "Operating Partnership") (the "Highwoods Group") was engaged in the ownership, management, operation, leasing and development of commercial real estate properties. The Highwoods Group owned and operated 14 buildings located in the Research Triangle Park region of North Carolina.
  Principles of Combination
     The Highwoods Group was not a legal entity but rather a combination of commercial real estate properties that were organized as general partnerships and were under common control, and an affiliated real estate management company, the Highwoods Properties Company ("HPC"). HPC provided property management services to the properties. All significant intercompany transactions and balances were eliminated in the combination.
     As discussed in Note 6, on June 14, 1994, the Highwoods Group transferred its properties and property management operation to the Operating Partnership.
  Rental Property
     Rental properties were recorded at cost less accumulated depreciation. All capitalizable costs related to the improvement or replacement of commercial real estate properties were capitalized. Depreciation was computed by the straight-line method over the estimated useful life of 40 years for buildings and improvements and five to seven years for furniture and equipment. Tenant improvements were amortized over the life of the respective leases, using the straight-line method.
  Cash Equivalents
     The Highwoods Group considered highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
  Revenue Recognition
     Minimum rental income was recognized on a straight-line basis over the term of the lease, and due and unpaid rents were included in rents and other receivables from tenants in the accompanying balance sheet. Certain lease agreements contained provisions which provide reimbursement of real estate taxes, insurance and certain common area maintenance (CAM) costs. These additional rents were recorded on the accrual basis. All rent and other receivables from tenants were due from commercial building tenants located in the properties. Lease fee income was recognized 50% when the lease was signed and 50% when the tenant commenced occupancy.
  Deferred Lease Fees and Loan Costs
     Lease fees and concessions and loan costs were capitalized at cost and amortized over the life of the related lease or loan.
  Other Income
     Other income consisted primarily of management fees generated by HPC from providing property management services to third parties and interest income.
  Income Taxes
     No provision was made for income taxes because the commercial real estate properties were owned by partnerships whose partners were required to include their respective share of profits or losses in their individual tax returns.
                                      F-28

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued
     HPC elected to be taxed for Federal and state income tax purposes as an S-Corporation under provisions of the Internal Revenue Code. Consequently income, losses and credits were passed through directly to the shareholders, rather than taxed at the corporate level. This election was effective as of January 1, 1993.
2. MORTGAGES AND NOTES PAYABLE
  Mortgages Payable
     Conventional mortgages payable were comprised of 20 loans at December 31, 1993, each of which was collateralized by a building and related land included in real estate assets. The mortgages payable were generally due in monthly installments of interest and principal and matured at various dates through 2011. Interest rates on fixed rate mortgages payable aggregating $41,138,812 at December 31, 1993 ranged from 7% to 9.875% (averaging 8.77% at December 31,
1993). Interest rates on variable rate mortgages payable aggregating $22,720,011 at December 31, 1993 ranged from the prime rate (6.0% at December 31, 1993) to 1.5% above the prime rate.
  Unsecured Notes Payable
     Unsecured notes payable were comprised of four loans at December 31, 1993. The notes payable were generally due in monthly installments of interest and principal and mature at various dates through 2000. Interest rates on fixed rate notes payable aggregating $328,395 at December 31, 1993 ranged from 6% to 11% (averaging 8.31% at December 31, 1993). Interest rates on variable rate notes payable aggregating $159,362 (of which all is due to related parties) at December 31, 1993 ranged from the prime rate (6.0% at December 31, 1993) to 1.5% above the prime rate.
     Combined aggregate principal maturities of mortgages and notes payable at December 31, 1993 were as follows:

1994......................................................................   $18,435,354
1995......................................................................     1,132,936
1996......................................................................       782,363
1997......................................................................       846,760
1998......................................................................     8,350,738
Thereafter................................................................    34,798,429
                                                                             $64,346,580

     All of the properties were pledged as collateral for the mortgages payable. In connection with the procurement of mortgages on completed buildings, the lenders required a holdback of a portion of the loan proceeds to provide for tenant fit-ups in the buildings. These proceeds were then drawn as fit-up expenses are incurred. Such hold back amounts are included in restricted cash in the consolidated balance sheet. (1993 -- $928,773).
                                      F-29

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
3. LEASES
     The Highwoods Group leased automobiles, and office space under various operating leases. Total rent expense for these leases was $69,900 and $148,000 for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993, respectively.
4. MANAGEMENT COMPENSATION PROGRAM
     In 1989, HPC adopted two bonus plans for four members of management. The first plan provided for approximately 15.5% of the net income of HPC for each fiscal year to be divided among the managers, based on performance, and paid in the first quarter following the end of the fiscal year. The second plan provided that 25% of all profits of HPC in excess of $700,000 for each fiscal year be contributed to a pool for the same four members of management, based on established percentages. Amounts contributed under the plan were paid to the employees ratably over a three-year period. These bonuses were discretionary and approved by the partners annually. Compensation expense related to the bonus plan was $212,060 for the year ended December 31, 1993. There was no expense incurred for the period from January 1, through June 13, 1994.
5. RENTAL INCOME
     The Highwoods Group's developed property is being leased to tenants under operating leases that expire over the next ten years. The minimum rental amounts under the leases are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases also require that the tenants reimburse the Highwoods Group for increases in certain costs above their base year costs.
     Expected future minimum rents to be received over the next five years and thereafter from related party and other tenants for leases in effect at December 31, 1993 are as follows:

                                                                        Related        Other
                                                                         Party        Tenants         Total
1994.................................................................   $ 78,589    $ 9,371,140    $ 9,449,729
1995.................................................................     78,589      8,943,983      9,022,572
1996.................................................................     78,589      7,684,132      7,762,721
1997.................................................................      6,549      6,223,503      6,230,052
1998.................................................................         --      5,149,191      5,149,191
Thereafter...........................................................         --     10,335,729     10,335,729
                                                                        $242,316    $47,707,678    $47,949,994

     Two major tenants represented 11% and 10% of the Highwoods Group's total rental income for the year ended December 31, 1993.
6. RELATED PARTY TRANSACTIONS
     There were several business relationships with related parties which involved management, leasing and maintenance fees for buildings, as well as advancing money in the ordinary course of business to other entities whose principal owners were partners in HPC. Total fees received from related parties for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 were $10,989 and $494,000, respectively.
     Other related party transactions included (i) leasing fees paid to an affiliated business of $2,267 and $12,100, for the period from January 1, 1994 to June 13, 1994 and during 1993, respectively, (ii) partners' management fees of $-0- for the period from January 1, 1994 to June 13, 1994 and $30,000 in 1993 and (iii) rent paid to an affiliated business of $9,900 and $34,000 for the period from January 1, 1994 to June 13, 1994 and in 1993, respectively.
                                      F-30

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
6. RELATED PARTY TRANSACTIONS -- Continued
     The amount of land purchased from related parties for the year ended December 31, 1993 was $142,284.
7. SUBSEQUENT EVENT
     On June 14, 1994, the Highwoods Group transferred all of its assets and liabilities to the Operating Partnership in connection with the Company's initial public offering of common stock.
                                      F-31

                                HIGHWOODS GROUP
            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1993

                                                          Cost Capitalized           Gross Amount at Which
                                  Initial Cost              Subsequent to             Carried at Close of
                                         Buildings &     Acquisition  Buildings &       Period   Buildings &
Description   Encumbrance      Land      Improvements    Land        Improvements      Land      Improvements    Total (A)
Blue Ridge
  II          $ 1,686,036   $   433,556           --           --   $ 1,323,291    $   433,556  $ 1,323,291    $  1,756,847
Cape
Fear/Catawba    3,010,488       256,322           --           --     3,258,258        256,322    3,258,258       3,514,580
CompuChem       7,220,423       268,866           --           --     6,097,552        268,866    6,097,552       6,366,418
Expressway
  One           1,794,970       241,583           --           --     1,724,973        241,583    1,724,973       1,966,556
Hawthorn        5,035,976       904,437           --           --     3,767,097        904,437    3,767,097       4,671,534
Highwoods
  North         1,851,720     1,554,732           --           --        48,892      1,554,732       48,892       1,603,624
Highwoods
  South         4,057,240     2,746,136           --    $(249,225)           --      2,496,911           --       2,496,911
Highwoods
  Tower        17,000,000       203,419           --           --    16,574,375        203,419   16,574,375      16,777,794
Ironwood/
 Leatherwood    2,802,433       531,609   $2,126,435           --        68,611        531,609    2,195,046       2,726,655
Kaiser          5,035,976       133,126           --           --     3,564,301        133,126    3,564,301       3,697,427
Rexwoods II     1,599,416       354,735           --           --     1,773,567        354,735    1,773,567       2,128,302
Rexwoods III    3,572,377       885,598           --           --     2,709,598        885,598    2,709,598       3,595,196
Rexwoods
  Center        4,452,026       775,408           --           --     3,243,234        775,408    3,243,234       4,018,642
Riverbirch      4,739,742       448,314           --           --     3,861,035        448,314    3,861,035       4,309,349
              $63,858,823   $ 9,737,841   $2,126,435    $(249,225)  $48,014,784    $ 9,488,616  $50,141,219    $ 59,629,835
                                             Life on
                                              Which
              Accumulated     Date of      Depreciation
Description   Depreciation  Construction   is Computed
Blue Ridge
  II          $  262,871        1988        5-40 yrs.
Cape
Fear/Catawba   1,660,012        1980        5-40 yrs.
CompuChem      1,402,874        1980        5-40 yrs.
Expressway
  One            156,031        1990        5-40 yrs.
Hawthorn       1,298,151        1987        5-40 yrs.
Highwoods
  North            7,566        1983        5-40 yrs.
Highwoods
  South               --        1983              N/A
Highwoods
  Tower        1,181,907        1991        5-40 yrs.
Ironwood/
 Leatherwood       8,355          (B)       5-40 yrs.
Kaiser           798,539        1988        5-40 yrs.
Rexwoods II        9,615        1993        5-40 yrs.
Rexwoods III     188,277        1992        5-40 yrs.
Rexwoods
  Center         468,538        1990        5-40 yrs.
Riverbirch       597,156        1987        5-40 yrs.
              $8,039,892

      (A) The aggregate cost for Federal Income Tax purposes was approximately $59,629,835.
      (B) The property was acquired in 1993.
                                      F-32

                                HIGHWOODS GROUP
      SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                                 June 13, 1994
     The changes in the Highwoods Group for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 are as follows:

                                                                                    Period from
                                                                                 January 1, 1994 to
                                                                                   June 13, 1994           1993
Real estate balance at beginning of period....................................      $ 59,629,835       $ 53,478,294
Properties developed (1)......................................................                --          2,128,302
Properties acquired...........................................................                --          2,658,044
Improvements..................................................................         2,025,410          1,365,195
Disposals.....................................................................                --                 --
Balance at end of period......................................................      $ 61,655,245       $ 59,629,835

(1) Land was acquired from related parties for $142,284 in 1993.
     The changes in accumulated depreciation for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 are as follows:

                                                                                     Period from
                                                                                  January 1, 1994 to
                                                                                    June 13, 1994          1993
Balance at beginning of period.................................................       $8,039,892        $ 6,852,176
  Depreciation for period......................................................          639,541          1,187,716
  Disposals....................................................................               --                 --
Balance at end of period.......................................................       $8,679,433        $ 8,039,892

                            SELECTED FINANCIAL DATA
     The following table sets forth selected financial and operating information for the Operating Partnership as of December 31, 1995 and 1994, for the year ended December 31, 1995, and for the period from June 14, 1994 (commencement of operations) to December 31, 1994. The following table also sets forth selected financial and operating information on a historical basis for the Highwoods Group (the predecessor to the Operating Partnership) as of and for each of the years in the three-year period ended December 31, 1993, and for the period from January 1, 1994 to June 13, 1994.
     Due to the impact of the initial formation of the Operating Partnership and the initial public offering in 1994, the second and third offerings in 1995 and the transactions more fully described in "Management's Discussion and Analysis -- Overview and Background," the historical results of operations for the years ended December 31, 1991, 1992, 1993 and 1994 will not be comparable to the current results of operations.
               The Operating Partnership and the Highwoods Group

                                             Operating Partnership                       Highwoods Group
                                          Year Ended     June 14, 1994      January 1,
                                         December 31,   to December 31,   1994 to June 13     Year Ended December 31,
                                             1995            1994              1994          1993      1992      1991
                                                        (dollars in thousands, except per unit amounts)
Operating Data:
Total revenues.........................   $   73,522       $  19,442          $ 6,648       $13,450   $12,532   $ 9,774
Rental property operating expenses.....       17,049(1)        5,110(1)         2,596(2)      6,248(2)   5,587(2)   4,467(2)
General and administrative.............        2,737             810              280           589       694       690
Interest expense.......................       13,720           3,220            2,473         5,185     5,059     3,908
Depreciation and amortization..........       11,082           2,607              835         1,583     1,431     1,135
Income (loss) before extraordinary
  item.................................       28,934           7,695              464          (155)     (239)     (426)
Extraordinary item-loss on retirement
  of debt..............................        1,068           1,422               --            --        --        --
Net income (loss)......................       27,866           6,273              464          (155)     (239)     (426)
Net income per unit:
  General partner......................         1.49            0.63               --            --        --        --
  Limited partners.....................         1.49            0.63               --            --        --        --
Weighted average units outstanding:
  General partner......................          187             100               --            --        --        --
  Limited partners.....................       18,510           9,891               --            --        --        --
Total..................................       18,697           9,991               --            --        --        --
Balance Sheet Data:
  Rental properties net of accumulated
    depreciation.......................      593,066         207,976               --        51,590    46,626    44,554
  Total assets.........................      621,134         224,777               --        58,679    53,688    48,647
  Mortgages and notes payable..........      182,736          66,864               --        64,347    60,279    56,455
  Distribution declared per unit.......         1.75             .50              N/A           N/A       N/A       N/A
Other Data:
Number of in-service properties........          191              44               14            14        13        13
Total rentable square feet.............    9,215,171       2,746,219          816,690       816,690   794,174   794,174

(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security and utilities.
(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.
                                      F-34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview and Background
     The Highwoods Group (the predecessor to the Company and Operating Partnership) was comprised of 13 office properties and one warehouse facility (the "Highwoods-Owned Properties"), 94 acres of development land and the management, development and leasing business of Highwoods Properties Company ("HPC"). On June 14, 1994, following completion of the Company's initial public offering of 8,510,000 shares of Common Stock at a price of $21.00 per share, the Operating Partnership, through a business combination involving entities under varying common ownership, succeeded to the Highwoods-Owned Properties, HPC's real estate business and 27 additional office properties owned by unaffiliated parties (such combination being referred to as the "Formation Transaction"). The Operating Partnership acquired three additional Properties in 1994 after the Formation Transaction.
     During the year ended December 31, 1995, the Operating Partnership acquired 144 Properties encompassing 6,357,000 square feet at a initial cost of $369,900,000. The following table summarizes the mergers and acquisitions completed during the year ended December 31, 1995 (dollars in thousands):

                                                    Number of       Rentable       Initial
Property                       Location             Properties     Square Feet       Cost
Forsyth Transaction    Piedmont Triad/Charlotte          57         3,630,565      $169,900
Richmond Expansion     Richmond                          10           362,844        28,700
Research Commons       Research Triangle                  6           539,310        60,000
Creekstone Crossing    Research Triangle                  1            59,299         4,500
Bissell Portfolio      Piedmont Triad/Charlotte          56           920,283        36,900
Hock Portfolio         Research Triangle                  5           274,604        21,200
Six Forks I & II       Research Triangle                  2            89,470         8,800
Cotton                 Research Triangle                  1            40,035         2,400
Parkway Plaza          Charlotte                          6           440,134        37,500
              Total                                     144         6,356,544      $369,900

     The combined financial statements of the Highwoods Group for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993, include the accounts of the management, leasing and development operations of HPC and the partnerships that owned 14 buildings and two parcels of development land. The Highwoods Group's financial statements have been presented on a combined basis because of the affiliated general partners and common management of the Highwoods-Owned Properties. Given the effect of the acquisitions discussed above, the results of the Highwoods Group for the period from January 1, 1994 to June 13, 1994, and for the year ended December 31, 1993, are not comparable to the current operations of the Operating Partnership.
     This information should be read in conjunction with the accompanying financial statements and the related notes thereto.
     The pro forma operating data for the year ended December 31, 1994 assumes completion of the Initial Public Offering and the Formation Transaction as of January 1, 1994. See Note 1 "Organization and Formation of the Company." Results of Operations
Comparison of the Operating Partnership 1995 to the Operating Partnership Pro Forma 1994
     For the year ended December 31, 1995 total revenues were comprised of $71,217,000 of rental revenues and $2,305,000 of interest and other income. For the year ended December 31, 1994 pro forma total revenues included $33,626,000 of rental revenues, $200,000 in distributions from Highwoods Services, Inc. and $456,000 of interest income.
                                      F-35

     The $37,591,000 increase in rental income from pro forma 1994 to 1995 was primarily attributable to the rental revenue derived from properties acquired during 1995. Revenues from the Operating Partnership's initial portfolio of 41 properties increased by 2.1% over the comparable 1994 period. Vacancies in Smoketree Tower and Cape Fear partially offset rental rate increases and occupancy gains in other properties.
     The increase in interest income from $465,000 in pro forma 1994 to $2,305,000 in 1995 was due primarily to the increase in short-term investments during the three-month period following the Company's public offering of common stock in August 1995.
     Rental property expenses represented 23.9% of rental revenues in 1995 compared to 28.8% for pro forma 1994. The decline in this ratio was a result of increased operating efficiencies and the addition of revenues from industrial properties in 1995. Industrial properties are generally leased on a "triple net" basis with the tenant paying all operating costs.
     General and administrative expenses increased from $1,134,000 or 3.3% of total revenues for pro forma 1994 to $2,737,000 or 3.7% of total revenues for 1995. The increase in general and administrative expenses was a result of the growth of the Operating Partnership's operations into the Piedmont Triad and Richmond.
     Interest expense increased from $5,604,000 for pro forma 1994 to $13,720,000 for 1995. The increase in interest expense was a result of an increased debt level during 1995 compared to 1994 as the Operating Partnership financed a portion of its 1995 acquisition activity through the use of debt financing.
     Depreciation and amortization expense increased from $4,638,000 for pro forma 1994 to $11,082,000 for 1995. The increase in depreciation and amortization expense reflects the increase in real estate assets during 1995.
     Net income before extraordinary item equaled $28,934,000 or $1.55 per Unit for 1995 compared to $13,229,000 or $1.47 per Unit for pro forma 1994.
     In connection with the repayment of indebtedness and the write-off of loan origination fees, the Operating Partnership recorded extraordinary items of ($1,068,000) and ($1,422,000) in 1995 and 1994, respectively. The amount recorded in 1994 resulted primarily from the repayment of indebtedness related to the Forsyth Transaction.
Comparison of the Operating Partnership Pro Forma 1994 to the Highwoods Group for the Year Ended December 31, 1993
     For 1994, total revenue on a pro forma basis was $34,282,000 compared to historical revenues of $13,450,000 for the Highwoods Group for the same period of 1993. The net increase is primarily attributed to the addition of 27 additional office properties in connection with the initial public offering and increased occupancy of the Highwoods Group offset by the decrease in non-rental revenue (leasing, development and construction) due to the Operating Partnership accounting for its interest in Highwoods Realty Services, Inc. and Highwoods Leasing Company (the predecessors to Highwoods Services, Inc.) under the cost method of accounting. Accordingly, on a pro forma basis, total revenues will include only the distributions from such subsidiaries.
     For 1994, rental property operating expenses total $9,677,000 and equaled 28.8% of rental revenues on a pro forma basis compared to $4,398,186 and 48.9% of rental revenues for the Highwoods Group on a historical basis for the same period of 1993. This decrease from historical to pro forma, as a percentage of rental revenues, is due primarily to the operations of the properties of the Operating Partnership on a combined, self-managed basis as compared to separate entities historically. Major components of the decrease in rental operating expenses as a percentage of rental revenues can be attributed to the provision of management and leasing services by employees of the Operating Partnership for which fees were paid historically.
     For 1994 general and administrative expenses equaled $1,134,000 or 3.3% of total revenues on a pro forma basis compared to $589,000 or 4.4% of total revenues for 1993. Increased operating efficiencies in 1994 generated the decrease in general and administrative expenses as a percentage of revenues.
                                      F-36

     For 1994, interest expense totaled $5,604,000 and equaled 16.3% of total revenues on a pro forma basis compared to $5,185,000 and 38.6% of total revenues on a historical basis for the Highwoods Group for the same period of 1993. This decrease from historical to pro forma, as a percentage of total revenues, is due primarily to the Operating Partnership's reduced leverage as a result of the reduction of debt using proceeds from the initial public offering.
     The increase in depreciation expense from $1,583,000 for the Highwoods Group for 1993 to $4,638,000 for pro forma 1994 was due to the increase in real estate assets during 1994 as the Operating Partnership increased its portfolio from 14 properties to 44 properties.
     For 1994, net income before minority interest would have been $13,229,000 on a pro forma basis compared to a loss of ($155,000) on a historical basis for the Highwoods Group for the same period of 1993. Lower interest expense combined with the operating efficiencies gained from operating the properties on a combined basis and the increased revenues of the Operating Partnership were the primary reasons for the increase in net income before minority interest from the historical periods to the same periods on a pro forma basis.
Liquidity and Capital Resources
Statement of Cash Flows
     The Operating Partnership generated $43,169,000 in cash flow from operating activities and $93,443,000 in cash flow from financing activities for the year ended December 31, 1995. The Operating Partnership utilized $136,032,000 of this cash flow to invest in real property assets of $130,411,000 and to make payments to joint venture partners of $6,593,000.
Capitalization
     The Operating Partnership's total indebtedness at December 31, 1995 totaled $182,736,000 and was comprised of $6,500,000 outstanding under the Company's current $80,000,000 credit facility (the "Credit Facility"), $134,687,000 of conventional fixed rate mortgage indebtedness with an average rate of 9.0%, $36,549,000 outstanding under variable rate mortgages (see below for a discussion of interest rate protection agreements) and a 9% $5,000,000 unsecured note.
     Based on the Company's total market capitalization of $836,328,000 at December 31, 1995 (at the December 31, 1995 stock price of $28.25 and including the conversion of the 3,731,000 units of minority interest in the Operating Partnership), the Company's debt represented approximately 22% of its total market capitalization.
     The Credit Facility requires monthly payments of interest only, with the balance of all principal and accrued but unpaid interest due on June 14, 1999. The Credit Facility bears interest at a floating rate equal to 150 basis points over one-month LIBOR, subject to the interest rate protection agreement described below. At December 31, 1995, one-month LIBOR was 5.9%. The Credit Facility is secured by first mortgage liens on a portfolio of 22 Properties.
     To protect the Operating Partnership from increases in interest expense due to changes in the variable rate, the Operating Partnership: (i) purchased an interest rate cap limiting its exposure to an increase in interest rates (one-month LIBOR plus 150 basis points) to 7.0% with respect to the Credit Facility, and (ii) in connection with the $36,549,000 variable rate mortgages, entered into interest rate swaps which limit its exposure to an increase in the interest rates to 7.24% with respect to the assumed indebtedness. The interest rate on all such variable rate debt is adjusted at monthly intervals, subject to the Operating Partnership's interest rate protection program. The Operating Partnership is exposed to certain losses in the event of non-performance by the counterparties under the cap and swap arrangements. The counterparties are major financial institutions and are expected to fully perform under the agreements. However, if they were to default on their obligations under the arrangements, the Operating Partnership could be required to pay the full rate under the Credit Facility and the variable rate mortgages, even if such rate were in excess of the rate in the cap and swap agreements. In addition, the Operating Partnership may incur other variable rate
                                      F-37
indebtedness in the future. Increases in interest rates on its indebtedness could increase the Operating Partnership's interest expense and could adversely affect the Operating Partnership's cash flow and its ability to pay expected distributions to stockholders.
     Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. In addition, construction management, maintenance, leasing and management fees have provided sources of cash flow. Management believes that the Operating Partnership will have access to the capital resources necessary to expand and develop its business. To the extent that the Operating Partnership's cash flow from operating activities is insufficient to finance its acquisition costs and other capital expenditures, including development costs, the Operating Partnership expects to finance such activities through the Credit Facility and other debt and equity financing.
     The Operating Partnership presently has no plans for major capital improvements to the existing properties, other than normal recurring non-revenue enhancing expenditures. The Operating Partnership expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities along with the previously discussed Credit Facility. The Operating Partnership expects to meet certain of its financing requirements through long-term secured and unsecured borrowings and the issuance of debt securities or additional equity securities of the Operating Partnership. In addition, the Operating Partnership anticipates utilizing the Credit Facility primarily to fund construction and development activities. The Operating Partnership does not intend to reserve funds to retire existing mortgage indebtedness or indebtedness under the Credit Facility upon maturity. Instead, the Operating Partnership will seek to refinance such debt at maturity or retire such debt through the issuance of additional equity or debt securities. The Operating Partnership anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and other sources, will be adequate to meet the capital and liquidity needs of the Operating Partnership in both the short and long-term. However, if these sources of funds are insufficient or unavailable, the Operating Partnership's ability to make the expected distributions discussed below may be adversely affected.
Funds From Operations and Cash Available for Distributions
     The Operating Partnership considers Funds from Operations ("FFO") to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP and FFO should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital improvements and distributions to shareholders. Funds from Operations does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO, as described below.
     Funds From Operations means net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a clarification of the definition of FFO. The clarification provides that amortization of deferred financing costs and depreciation of non-real estate assets are no longer to be added back to net income in arriving at FFO. Cash available for distribution is defined as funds from operations reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second generation space.
     Funds from operations and cash available for distributions should not be considered as alternatives to net income as an indication of the Operating Partnership's performance or to cash flows as a measure of liquidity.
                                      F-38

     Funds from operations and cash available for distribution for the year ended December 31, 1995 and for the period from June 14, 1994 to December 31, 1994 are summarized in the following table (in thousands):

                                                                                                      Period From
                                                                                       Year Ended      June 14 to
                                                                                      December 31,    December 31,
                                                                                          1995            1994
Income before extraordinary item...................................................     $ 28,934        $  7,695
Add (deduct):
  Depreciation and amortization....................................................       11,082           2,607
  Third-party service company cash flow............................................           --              --
     Funds from operations before minority interest................................       40,016          10,302
Cash Available for Distribution:
Add (deduct):
  Rental income from straight-line rents...........................................       (1,519)           (503)
  Amortization of deferred financing costs.........................................        1,619             738
  Non-incremental revenue generating capital expenditures:
     Building improvements paid....................................................       (1,337)           (150)
     Second generation tenant improvements paid....................................       (1,884)           (347)
     Second generation lease commissions paid......................................       (1,228)           (180)
       Cash available for distribution.............................................     $ 35,667        $  9,860
Weighted average units outstanding.................................................       18,697           9,991
Dividend payout ratio:
  Funds from operations............................................................         81.8%           89.7%
  Cash available from distribution.................................................         91.7%           93.7%

Inflation
     In the last five years, inflation has not had a significant impact on the Operating Partnership because of the relatively low inflation rate in the Operating Partnership's geographic areas of operation. Most of the leases require the tenants to pay their pro rata share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in operating expenses resulting from inflation. In addition, many of the leases are for terms of less than seven years, which may enable the Operating Partnership to replace existing leases with new leases at a higher base if rents on the existing leases are below the then-existing market rate.
                                      F-39

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                       PAGE
Prospectus Supplement Summary.......................    S-3
The Operating Partnership...........................    S-7
The Properties......................................    S-9
Recent Developments.................................   S-19
Management..........................................   S-20
Use Of Proceeds.....................................   S-21
Capitalization......................................   S-22
Selected Financial And Operating Data...............   S-22
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations........................................   S-25
Highwoods/Forsyth Limited Partnership Pro Forma
  Financial Information.............................   S-29
Description Of Notes................................   S-38
Underwriting........................................   S-42
Validity Of Notes...................................   S-42

                                   PROSPECTUS

Available Information...............................    2
Incorporation Of Certain Documents By
  Reference.........................................    2
The Company And The Operating Partnership...........    3
Risk Factors........................................    4
Use Of Proceeds.....................................    9
Ratios Of Earnings To Combined Fixed Charges And
  Preferred Stock Dividends.........................    9
Description Of Debt Securities......................    9
Description Of Preferred Stock......................    21
Description Of Depositary Shares....................    27
Description Of Common Stock.........................    30
Federal Income Tax Considerations...................    32
Plan Of Distribution................................    42
Experts.............................................    43
Legal Matters.......................................    44
Index To Financial Information......................    F-1


                                  $210,000,000

                               HIGHWOODS/FORSYTH
                              LIMITED PARTNERSHIP

                       6 3/4% NOTES DUE DECEMBER 1, 2003
                         7% NOTES DUE DECEMBER 1, 2006


                          (Highwoods Properties logo)

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                              NATIONSBANC CAPITAL
                                 MARKETS, INC.